Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

Computer Programs and Systems, Inc., as Buyer,

Each of the Persons Listed on Annex A-1, as Sellers,

Steven McCoy, as the Securityholder Representative,

and

Healthcare Resource Group, Inc., as the Company

March 1, 2022

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II SALE AND PURCHASE OF THE COMPANY SHARES		1
2.1	Sale and Purchase	1
2.2	Purchase Price	1
2.3	Closing	2
2.4	Closing Obligations	2
2.5	Purchase Price Adjustment	5
2.6	Treatment of Company Options	7

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING SELLERS AND THE COMPANY		7
3.1	Organization and Good Standing; Capitalization; Subsidiaries.	7
3.2	Authority; No Conflict	9
3.3	Financial Information	10
3.4	Assets	11
3.5	Real Property	11
3.6	Intellectual Property Rights; Company Products; Information Systems	12
3.7	Data Security and Privacy	14
3.8	Material Customers; Material Suppliers	17
3.9	Contracts; No Defaults	17
3.10	Insurance	20
3.11	Proceedings; Orders	21
3.12	Governmental Authorizations	21
3.13	Compliance with Laws; Anti-Bribery and Anti-Money Laundering Laws	21
3.14	Environmental Matters	22
3.15	Business Associates	23
3.16	Benefit Plans	24
3.17	ESOP Matters	27
3.18	Taxes	29
3.19	Related Persons	32
3.20	Powers of Attorney; Bank Accounts	32
3.21	Absence of Certain Changes, Events and Conditions	32
3.22	Brokers or Finders	34
3.23	No Other Representations or Warranties	35
3.24	ESOP Representations	35

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING BUYER		36
4.1	Organization and Good Standing	36
4.2	Authority, No Conflict	36
4.3	Proceedings; Orders	36
4.4	Brokers or Finders	37
4.5	No Other Representations or Warranties	37

ARTICLE V COVENANTS AND AGREEMENTS		37
5.1	Tax Returns	37
5.2	Amended Tax Returns and Carrybacks	39

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5.3	Tax Refunds	39
5.4	Tail Insurance	39
5.5	Confidentiality	39
5.6	Public Announcements and Other Communications	40
5.7	Restrictive Covenants	40
5.8	Indemnification of Directors and Officers	42
5.9	ESOP Covenants	42
5.10	Further Assurances	43

ARTICLE VI INDEMNIFICATION		43
6.1	Survival	43
6.2	Indemnification Obligations of Securityholders	44
6.3	Indemnification Obligations of Buyer	45
6.4	Time Limitations	45
6.5	Certain Other Limitations and Guidelines	46
6.6	Procedure for Indemnification – Third-Party Claims	47
6.7	Procedure for Indemnification – Direct Claims	49
6.8	Payment of Indemnification Obligations	49
6.9	Exclusive Remedies	50
6.10	Tax Treatment of Indemnification Payments	50

ARTICLE VII GENERAL PROVISIONS		50
7.1	Expenses	50
7.2	Successors and Assigns; No Third Party Beneficiaries	50
7.3	Notices	51
7.4	Entire Agreement; Modification	52
7.5	Waiver	52
7.6	Severability	52
7.7	Governing Law; Venue; Waiver of Jury Trial	52
7.8	Enforcement of Agreement; Remedies	53
7.9	Counterparts; Execution of Agreement	53
7.10	Rules of Construction	53
7.11	Securityholder Representative	55
7.12	Certain Waivers and Releases	56
7.13	Set Off	57

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Annexes:

Annex A-1	-	Sellers
Annex A-2	-	Optionholders
Annex A-3	-	Securityholders
Annex B	-	Defined Terms
Annex C	-	Required Notices, Filings, and Consents
Annex D	-	Benefit Plans, Insurance Policies, and Company Contracts to be Terminated
Annex E	-	Example Calculation of Net Working Capital
Annex F	-	Indemnification Matters
Annex G	-	Restricted Securityholders

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of March 1, 2022 (the “Closing Date”), is by and among Computer Programs and Systems, Inc., a Delaware corporation (“Buyer”), on the one hand, and each of the Persons listed on Annex A-1 (each, a “Seller” and, collectively, “Sellers”), Steven McCoy, as the representative of Securityholders (the “Securityholder Representative”), and Healthcare Resource Group, Inc., a Washington corporation (the “Company”), on the other hand.

RECITALS

A. Sellers collectively own all of the issued and outstanding shares of capital stock of the Company (the “Company Shares”).

B. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Company Shares for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Set forth on Annex B are the definitions of certain capitalized terms used in this Agreement, as well as cross-references to the applicable portions of this Agreement where certain other capitalized terms are defined.

ARTICLE II

SALE AND PURCHASE OF THE COMPANY SHARES

2.1 Sale and Purchase. In accordance with the terms of this Agreement, Sellers hereby sell to Buyer, and Buyer hereby purchases from Sellers, the Company Shares, free and clear of all Encumbrances (other than Statutory Transfer Restrictions).

2.2 Purchase Price.

(a) The aggregate price for the purchase of the Company Shares and cancellation of the Company Options (the “Purchase Price”) is a dollar amount equal to Base Cash Price, as adjusted pursuant to this Agreement, including Section 2.5 and Article VI.

(b) At the Closing, Buyer shall:

(i) pay to each Seller the amount set forth opposite such Seller’s name on Annex A-3 (each such payment amount, a “Seller Closing Payment,” and collectively, the “Seller Closing Payments”) by wire transfer of immediately available funds to the Seller’s Purchase Price Bank Account;

(ii) pay to the Lenders, on behalf of the Company, the amounts necessary to pay off the Estimated Closing Indebtedness owed to the Lenders by wire transfer of immediately available funds to the accounts designated by the Lenders in the Debt Payoff Letters;

(iii) pay to the Persons identified in the Invoices, on behalf of the Company, the amounts necessary to pay off the Estimated Closing Transaction Expenses owed to such Persons by wire transfer of immediately available funds to the accounts designated in the Invoices; and

(iv) deposit with the Escrow Agent the Escrow Amount into a holdback escrow account to be governed by the terms of this Agreement and the Escrow Agreement, which shall provide that the Buyer is considered the owner of the escrow account such that the Escrow Amount shall not be considered plan assets of the ESOP until such time as, and to the extent that, any portion of the Escrow Amount is distributed to the ESOP in accordance with this Agreement and the Escrow Agreement, and, to the extent not paid pursuant to Section 2.2(b)(iii), pay to the Escrow Agent the Escrow Fee, in each case, by wire transfer of immediately available funds to the account designated by the Escrow Agent.

2.3 Closing. Subject to the terms of this Agreement, the Parties shall consummate the Transactions (the “Closing”) on the Closing Date and the Parties shall, and shall cause their respective Representatives to, conduct the Closing remotely through the exchange of Transaction Documents and signatures thereto by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or by such other method as Buyer, on the one hand, and the Securityholder Representative, on the other hand, mutually agree upon in writing, effective as of 12:00:01 a.m. (Central Time) on the Closing Date (the “Effective Time”). All Transactions that are to occur on and as of the Closing Date will be deemed to have occurred simultaneously as of the Effective Time.

2.4 Closing Obligations. In addition to any other documents to be delivered under, or actions to be taken pursuant to, other provisions of this Agreement, at the Closing:

(a) Sellers and the Company shall, and Sellers shall cause the Company to, deliver, or cause to be delivered, to Buyer the following (collectively, the “Seller Closing Documents”):

(i) stock powers, accompanied by certificates representing the Company Shares or appropriate indemnities for any lost certificates representing the Company Shares, in each case, in form and substance reasonably acceptable to Buyer, duly executed by Sellers;

(ii) the Escrow Agreement, duly executed by the Securityholder Representative;

(iii) instruments evidencing the resignation of each director and officer of the Company (solely with respect to their director and officer designations, but not from employment with the Company) that Buyer has requested to resign as of the Closing, in form and substance reasonably acceptable to Buyer, duly executed by each such director and officer;

(iv) an employment agreement with Buyer (an “Employment Agreement”), in form and substance reasonably acceptable to Buyer, duly executed by each Key Employee and the Company;

(v) payoff letters (the “Debt Payoff Letters”), in form and substance reasonably acceptable to Buyer, duly executed by the Lenders, providing for, upon the payment of all Closing Indebtedness owed by the Company to such Lender at the Closing, the termination of all Encumbrances held by such Lender with respect to the Assets of the Company (including authorization of the Company to file all necessary UCC-3 termination statements and other necessary documentation in connection with the termination of such Encumbrances);

(vi) evidence, in form and substance reasonably acceptable to Buyer, that all Encumbrances on the Company Shares (other than Statutory Transfer Restrictions) and all Encumbrances on the Assets of the Company (other than Permitted Encumbrances and Encumbrances terminated pursuant to any Debt Payoff Letter) have been released, in each case, at or prior to the Closing;

(vii) invoices (the “Invoices”) from the applicable Persons, dated no more than four (4) Business Days prior to the Closing Date, with respect to all Closing Transaction Expenses due and payable to such applicable Persons as of the Closing Date;

(viii) evidence, in form and substance reasonably acceptable to Buyer, that those notices required to be given and Filings required to be made by any Seller or the Company in connection with the execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions that are set forth on Annex C have been duly given to or made with the appropriate Persons, and copies, in form and substance reasonably acceptable to Buyer, of those Consents required to be obtained by any Seller or the Company in connection with the execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions that are set forth on Annex C, duly executed by the appropriate Persons;

(ix) with respect each of the Real Property Leases, (A) a landlord waiver and estoppel certificate, in form and substance reasonably acceptable to Buyer, duly executed by the landlord under each Real Property Lease, and (B) the original or an accurate and complete copy of each Real Property Lease;

(x) an affidavit stating, under penalty of perjury, that the Company is not, and has not been, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, in form and substance reasonably acceptable to Buyer, duly executed by the Company;

(xi) certificates of status or good standing (or the equivalent) for the Company from the State of Washington and each other jurisdiction in which the Company is qualified to do business, all issued by the Secretary of State or Commonwealth (or other applicable Governmental Authority) of such jurisdiction, and all dated no more than ten (10) Business Days prior to the Closing Date;

(xii) a certificate, in form and substance reasonably acceptable to Buyer, duly executed by the Non-ESOP Sellers, (A) certifying as accurate and complete as of the Closing, attached copies of the Constitutive Documents of the Company (certified by the Department of State (or other applicable Governmental Authority) of the State of Washington, dated no more than ten (10) Business Days prior to the Closing Date) and the Governance Documents of the Company, (B) attaching all requisite resolutions or actions of the board of directors and shareholders of the Company approving the (1) execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions, and (2) the termination of those Benefit Plans, Insurance Policies (or replacement insurance policies), and Company Contracts set forth on Annex D, and certifying that all such resolutions or actions were duly adopted, have not been amended, modified, or rescinded in any respect, and remain in full force and effect as of the Closing, and (C) certifying as to the names, titles, and signatures of the officers of the Company authorized to sign and deliver the Transaction Documents on behalf of the Company;

(xiii) evidence, in form and substance reasonably acceptable to Buyer, that the Company has terminated those Benefit Plans, Insurance Policies (or replacement insurance policies), and Company Contracts set forth on Annex D, in each case, in compliance with the terms of each such Benefit Plan, Insurance Policy (or replacement insurance policy), and Company Contract;

(xiv) evidence, in form and substance reasonably acceptable to Buyer, that the Company has paid in cash in accordance and consistent with past practices of the Company the portion of all semi-annual director bonuses (but not monthly or quarterly commissions to the extent such commissions constitute a Current Liability in the calculation of Estimated Net Working Capital), including any employer paid payroll Taxes payable with respect thereto, payable to the Business Associates for services performed by such Business Associates through the Closing Date (collectively, the “Pro Rated Bonus Payments”);

(xv) the ESOP Amendment and written resolutions approving the ESOP Amendment and the termination of the ESOP and, both in form and substance reasonably acceptable to Buyer, duly adopted by the Company and Trustee;

(xvi) a certificate, in form and substance reasonably acceptable to Buyer, duly executed by the Trustee, setting forth the Trustee’s determination that (A) the Transactions contemplated hereby will not violate any provision of the ESOP or ERISA, including any of the Trustee’s fiduciary obligations under ERISA, (B) the consideration to be received by the Trust in connection with the Transactions contemplated hereby is not less than “adequate consideration” within the meaning of Section 3(18) of ERISA, and (C) the terms and conditions of the Transactions contemplated hereby, taken as a whole, are fair to the ESOP and its participants from a financial point of view and are in the best interests of the participants in the ESOP;

(xvii) the Final Fairness Opinion, in form and substance reasonably acceptable to Buyer;

(xviii) a legal opinion from independent counsel for the ESOP, in form and substance reasonably acceptable to Buyer;

(xix) an Option Cancellation Agreement for each Optionholder, duly executed by each Optionholder and the Company;

(xx) an electronic copy (e.g., CD-ROM or USB drive) of the Virtual Data Room as it exists immediately prior to the Closing;

(xxi) a Consulting Agreement, in form and substance acceptable to Buyer, duly executed by Steven McCoy and the Company; and

(xxii) such other documents as Buyer reasonably requests, each in form and substance reasonably acceptable to Buyer, and each duly executed by the Company.

(b) Buyer shall deliver, or cause to be delivered, to the Securityholder Representative the following (collectively, the “Buyer Closing Documents”):

(i) the Escrow Agreement, duly executed by Buyer;

(ii) a certificate of good standing for Buyer issued by the Secretary of State of the State of Delaware, and dated no more than ten (10) Business Days prior to the Closing Date; and

(iii) a certificate, in form and substance reasonably acceptable to the Securityholder Representative, duly executed by an authorized officer of Buyer, (A) attaching all requisite resolutions or actions of the board of directors of Buyer approving the execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions, and certifying that all such resolutions or actions were duly adopted, have not been amended, modified, or rescinded in any respect, and remain in full force and effect as of the Closing, and (B) certifying as to the names, titles, and signatures of the officers of Buyer authorized to sign and deliver the Transaction Documents on behalf of Buyer.

2.5 Purchase Price Adjustment.

(a) Prior to the Closing Date, the Securityholder Representative prepared and delivered to Buyer a statement (in form and substance reasonably acceptable to Buyer) (the “Estimated Closing Statement”) setting forth the Securityholder Representative’s good faith estimates of (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Closing Cash (the “Estimated Closing Cash”), (iii) Closing Indebtedness (the “Estimated Closing Indebtedness”), (iv) Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), and (v) Estimated Cash Consideration.

(b) As promptly as practicable, but in no event later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Securityholder Representative a statement (the “Revised Closing Statement”) setting forth Buyer’s good faith calculation of (i) Net Working Capital (the “Revised Net Working Capital”), (ii) Closing Cash (the “Revised Closing Cash”), (iii) Closing Indebtedness (the “Revised Closing Indebtedness”), (iv) Closing Transaction Expenses (the “Revised Closing Transaction Expenses”), and (v) Revised Cash Consideration. During the Objection Period, Buyer shall provide the Securityholder Representative with a reasonable opportunity to review any books and records and work papers used in preparing the Revised Closing Statement.

(c) If, upon the Objection Deadline, the Securityholder Representative has not given Buyer an Objection Notice with respect to the Revised Closing Statement, then (i) the Revised Closing Statement and all components thereof will be deemed final and will be binding and conclusive on the Parties for all purposes under this Agreement and not subject to further dispute or challenge and (ii) the Revised Cash Consideration will be deemed the Final Cash Consideration.

(d) If, prior to the Objection Deadline, the Securityholder Representative has given Buyer an Objection Notice with respect to the Revised Closing Statement, then Buyer and the Securityholder Representative shall in good faith attempt to resolve the Disputed Matters (and, for avoidance of doubt, all other matters not disputed in the Objection Notice with respect to the Revised Closing Statement will be binding and conclusive on the Parties for all purposes under this Agreement and not subject to further dispute or challenge). If Buyer and the Securityholder Representative fail to resolve all of the Disputed Matters within thirty (30) days following Buyer’s receipt of such Objection Notice, then either Buyer or the Securityholder Representative will be entitled to submit the Disputed Matters remaining in dispute (and only such Disputed Matters, as all other matters with respect to, and all other components of, the Closing Statement (including those Disputed Matters resolved by Buyer and the Securityholder Representative in accordance with the immediately preceding sentence) will be binding and conclusive on the Parties for all purposes under this Agreement and not subject to further dispute or challenge) to the Independent Accounting Firm for resolution in accordance with the guidelines and procedures set forth in this Agreement. If Disputed Matters are submitted to the Independent Accounting Firm for resolution in accordance with the immediately preceding sentence, (i) Buyer and the Securityholder Representative shall furnish, or cause to be furnished, to the Independent Accounting Firm such work papers and other documents and information relating to such Disputed Matters as the Independent Accounting Firm requests and as are available to such Party or such Party’s Representatives and Buyer and the Securityholder

Representative will be afforded the opportunity to present to the Independent Accounting Firm any material relating to such Disputed Matters, (ii) Buyer and the Securityholder Representative shall instruct the Independent Accounting Firm not to revise any element of the Revised Closing Statement that is not such a Disputed Matter or assign a value to any element of such a Disputed Matter greater than the largest value for such item claimed by either such Party or less than the smallest value for such item claimed by either such Party, (iii) Buyer and the Securityholder Representative shall instruct the Independent Accounting Firm to deliver the Independent Accounting Firm’s determination in a written notice to Buyer and Sellers within sixty (60) days of the submission to the Independent Accounting Firm of such Disputed Matters, and such determination (to the extent compliant with the instructions required by Section 2.5(d)(ii) and absent manifest error) will be final, binding, and conclusive on the Parties for all purposes under this Agreement and not subject to further dispute or challenge and will be used in the determination of the Final Cash Consideration, and (iv) the fees and expenses of the Independent Accounting Firm will be allocated and payable by Buyer, on the one hand, and Securityholders, on the other hand, in proportion to the amounts by which the proposals of Buyer and the Securityholder Representative, respectively, differed from the Independent Accounting Firm’s final determination of such Disputed Matters, and Buyer and the Securityholder Representative shall instruct the Independent Accounting Firm to determine such proportions in the Independent Accounting Firm’s final determination pursuant to this Section 2.5(d). The Parties are entitled to enter and reduce to judgment any award given by the Independent Accounting Firm in accordance with this Section 2.5(d) in a court of competent jurisdiction if payment is not timely made in accordance with Section 2.5(e).

(e) If the Final Cash Consideration exceeds the Estimated Cash Consideration, then, within two (2) Business Days of the final determination of the Final Cash Consideration in accordance with this Section 2.5, (i) Buyer shall pay to each Securityholder such Securityholder’s Pro Rata Percentage of the amount of such excess by wire transfer of immediately available funds to such Seller’s Purchase Price Bank Account, and (ii) Buyer and the Securityholder Representative shall instruct the Escrow Agent to pay to the Securityholder Representative (for further distribution to each Securityholder in accordance with such Securityholder’s Pro Rata Percentage) the then current balance of the Adjustment Escrow Amount in accordance with Escrow Agreement. If the Estimated Cash Consideration exceeds the Final Cash Consideration, then, within two (2) Business Days of the final determination of the Final Cash Consideration in accordance with this Section 2.5, Buyer and the Securityholder Representative shall instruct the Escrow Agent to pay to (A) Buyer the amount of such excess out of the then current balance of the Adjustment Escrow Amount in accordance with the Escrow Agreement, and (B) the Securityholder Representative (for further distribution to each Securityholder in accordance with such Securityholder’s Pro Rata Percentage) the then remaining balance of the Adjustment Escrow Amount, if any after making such payment to Buyer, in accordance with the Escrow Agreement; provided, however, if the then current balance of the Adjustment Escrow Amount is insufficient to cover the entire amount payable to Buyer pursuant to clause (A) of this Section 2.5(e), then the Non-ESOP Securityholders, Jointly/Severally, shall promptly pay to Buyer the unpaid portion of such amount of such excess by wire transfer of immediately available funds to the account designated by Buyer to the Securityholder Representative in writing. If the Non-ESOP Securityholders do not timely pay Buyer in accordance with the foregoing sentence, then Buyer may elect, in Buyer’s sole discretion, to recover any portion or all of such amounts so payable to Buyer by retaining such amount out of the then current balance of the Indemnification Escrow Amount, in addition to all other rights and remedies available to Buyer at law, in equity, or by Legal Requirement.

(f) The Estimated Closing Statement and the Revised Closing Statement, as well as all estimates, calculations, and determinations therein, will be prepared and calculated by the applicable Parties in accordance with GAAP. An example calculation of Net Working Capital calculated in accordance with GAAP is set forth on Annex E.

(g) The Parties shall treat each payment made under this Section 2.5 as an adjustment to the Purchase Price for Tax purposes, unless (i) a final “determination” (as that term is defined for purposes of Section 1313 of the Code or corresponding applicable state Legal Requirements) with respect to any such payment causes such payment not to be treated as an adjustment to the Purchase Price for Tax purposes or (ii) as otherwise required by applicable Legal Requirements.

2.6 Treatment of Company Options. At the Closing, without any action on the part of the Company, any holder of Company Options, or any other Person, each outstanding option to purchase Company Capital Stock (whether vested or unvested) that has not been exercised prior to the Effective Time (the “Company Options”) shall be cancelled and terminated. Upon the cancellation and termination thereof, each holder of Company Options, all of whom are listed on Annex A-2 (each, an “Optionholder” and, collectively, the “Optionholders”), shall be entitled to receive payment in the amount set forth opposite such Optionholder’s name on Annex A-3 (each such payment amount, an “Option Payment”). The Option Payments shall be paid pursuant to the Optionholders’ respective Option Cancellation Agreements. In addition to the Option Payment, each Optionholder shall be entitled to receive (x) such Optionholder’s Pro Rata Percentage of (i) any adjustment amount due to be paid to Securityholders pursuant to Section 2.5(e), (ii) any portion of the Securityholder Expense Escrow Amount due to be released to the Securityholders pursuant to this Agreement and the Escrow Agreement, and (iii) any portion of the Primary Indemnification Escrow Amount due to be released to the Securityholders pursuant to this Agreement and the Escrow Agreement, and (y) such Optionholder’s Allocable Share of any portion of the Special Indemnification Escrow Amount due to be released to the Non-ESOP Securityholders pursuant to this Agreement and the Escrow Agreement. For the avoidance of doubt, all Company Options that are “out of the money” shall be automatically terminated effective as of the Closing without any consideration being paid therefor. Notwithstanding the foregoing, neither Buyer nor the Company shall be obligated to pay any Option Payment to any Optionholder unless and until such holder has duly executed and delivered to the Company an Option Cancellation Agreement. All amounts to be paid to an Optionholder pursuant to this Section 2.6 shall be paid net of any Taxes or other amounts required to be deducted or withheld under applicable Legal Requirements and any such deducted or withheld amounts shall also be deemed to be part of the applicable Option Payment and shall be treated for all purposes of this Agreement as having been paid to such Optionholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

REGARDING SELLERS AND THE COMPANY

Except as set forth in the Disclosure Letter (with each Schedule to the Disclosure Letter qualifying the correspondingly numbered and lettered Section of this Article III and any other Section of this Article III to the extent it is reasonably apparent that the disclosure on such Schedule is responsive to such other Section of this Article III), the Non-ESOP Sellers hereby represent and warrant to Buyer as of the Closing as set forth in this Article III, except Section 3.24. The ESOP hereby represents and warrants to Buyer as of the Closing solely as set forth in Section 3.24 (and solely with respect to the ESOP and not any other Seller). For purposes of this Article III, all references to “Company” are deemed to also be references to all predecessor and predecessor-in-interest companies.

3.1 Organization and Good Standing; Capitalization; Subsidiaries.

(a) The Company is duly incorporated, validly existing, and in good standing under the Legal Requirements of the State of Washington and has full power and authority to own and lease the Assets of the Company as they are now owned and leased, and to carry on the businesses and operations of the Company as they are conducted immediately prior to Closing. The Company is duly qualified and licensed to do business and is in good standing in all jurisdictions where the character of the Assets owned or leased by the Company or the nature of the Company’s activities, businesses, and operations makes such qualification necessary, and each jurisdiction where the Company is qualified and licensed to do business is set forth on Schedule 3.1(a) to the Disclosure Letter.

(b) Schedule 3.1(b) to the Disclosure Letter sets forth all of the authorized, issued, and outstanding securities of the Company, including the Company Shares and Company Options (collectively, the “Securities”), along with the name of each record holder of the Securities, the number of Securities held by each such record holder, and, with respect to the Company Options, the grant date, exercise price and vesting schedule for such Company Options and the extent to which each such Company Options are vested and exercisable. The Company Capital Stock constitutes all of the authorized shares of capital stock of the Company. Each record holder of Securities identified on Schedule 3.1(b) to the Disclosure Letter owns such Securities free and clear of all Encumbrances (other than Statutory Transfer Restrictions) and has good, valid, and marketable title to such Securities. No Person, except as set forth on Schedule 3.1(b) to the Disclosure Letter, has any ownership, investment, financial, or governance rights or interest, or option or warrant to acquire any such right or interest in the Company. All of the Securities were duly authorized and validly issued, and are fully paid and non-assessable. None of the Securities were offered, sold, or issued in violation of the Securities Act, any other applicable Legal Requirements relating to the offer, sale, or issuance of securities, or any Preferential Right. The Company is not under any obligation, contingent or otherwise, to register any of the Securities under the Securities Act or any other applicable Legal Requirements. There are no outstanding options, warrants, calls, rights, convertible or exchangeable securities, stock appreciation rights, phantom stock, profit participation rights, or other rights, obligations, or Contracts of any character (i) relating to any of the Securities or any other interest in the Company, or (ii) requiring any payments, directly or indirectly (in whole or in part), based on the price or value of the Securities by the Company. There are no rights, obligations, or Contracts, contingent or otherwise, of the Company to purchase, redeem, or otherwise acquire any of the Securities. There are no voting trusts, shareholder agreements, proxies, or other Contracts or understandings in effect with respect to the voting or transfer of any of the Securities.

(c) Each Company Option was granted by the Company in compliance in all material respects with (i) all applicable Legal Requirements, (ii) for each Company Option granted prior to the expiration of the Stock Option Plan, all of the terms and conditions of the Company’s 2004 Stock Option Plan (“the Stock Option Plan”), and (iii) the terms and conditions of all Contracts pursuant to which such Company Option was issued (such Contracts described in clause (iii), collectively, the “Stock Option Agreements”), and each Stock Option Agreement is either: (i) exempt from the requirements of Section 409A of the Code; or (ii) in compliance with the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Each Company Option was granted with an exercise price equal to or greater than the fair market value of the underlying Company Capital Stock on the date of grant. Each Company Option has a grant date that is within 45 days of the date on which the board of directors of the Company actually awarded such Company Option. The Company has heretofore provided or made available to Buyer true and complete copies of all Stock Option Agreements pursuant to which the Company Options were granted, all resolutions adopted by the board of directors of the Company approving the award of any options to purchase Company Capital Stock (including the Company Options), and documents evidencing or relied on by the board of directors of the Company to determine the fair market value of the underlying Company Capital Stock on the date of grant of such options.

(d) The Company (i) does not have, and has never had, any Subsidiaries, (ii) does not own, and has never owned, any securities of, or any other ownership interest in, any Person, or (iii) does not otherwise control, and has never otherwise controlled, directly or indirectly, any other Person.

3.2 Authority; No Conflict.

(a) This Agreement has been duly and validly executed by the Company, Sellers, and the Securityholder Representative, and this Agreement (assuming due authorization, execution, and delivery by Buyer) constitutes the legal, valid, and binding obligation of the Company, Sellers, and the Securityholder Representative enforceable against Sellers, the Company and the Securityholder Representative in accordance with its terms, except as enforceability is limited by bankruptcy laws, other similar laws affecting creditors’ rights, and general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”). Upon the delivery (and execution, if applicable) by Sellers and the Company of each of the Seller Closing Documents, each of the Seller Closing Documents (assuming due authorization, execution, and delivery by the other party or parties thereto, if applicable) will constitute the legal, valid, and binding obligation of each Seller, the Company, and the Securityholder Representative that is a party thereto, enforceable against each Seller, the Company, and the Securityholder Representative that is a party thereto in accordance with the terms thereof, except as enforceability is limited by the Enforceability Exceptions. Sellers, the Company, and the Securityholder Representative have the right, power, authority, and capacity to execute and deliver this Agreement and the Seller Closing Documents to which they are a party and to perform their respective obligations under this Agreement and the Seller Closing Documents to which they are a party, and such actions have been duly authorized by all necessary company or other governing action by Sellers, the Company, and the Securityholder Representative, as applicable.

(b) Neither the execution, delivery, or performance of this Agreement or any of the other Transaction Documents by any Sellers, the Company, or the Securityholder Representative nor the consummation or performance of any of the Transactions by any Sellers, the Company, or the Securityholder Representative will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation or breach of any provision of any of the Constitutive Documents or Governance Documents of any Seller (if not an individual) or the Company, (ii) contravene, conflict with, or result in a violation or breach of any Legal Requirement to which any Seller, the Company, or the Securityholder Representative is subject, (iii) contravene, conflict with, or result in a material violation or material breach of, constitute a material default under, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify any Governmental Authorization held by any Seller or the Securityholder Representative or any Company Governmental Authorization, (iv) contravene, conflict with, or result in a violation or breach of, in each case, in any material respect, or constitute a material default under, or give any Person the right to declare a material default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any material Contract to which any Seller or the Securityholder Representative is a party or by which any Seller or the Securityholder Representative or any of such Seller’s or the Securityholder Representative’s Assets is otherwise bound or any Material Company Contract, or (v) result in the creation or imposition of any Encumbrance upon any of the Assets of the Company (other than Permitted Encumbrances) or any of the Company Shares (other than Statutory Transfer Restrictions).

(c) None of Sellers, the Securityholder Representative, or the Company is or will be required to give any notice to, make any Filing with, or obtain any Consent from any Person in connection with the execution, delivery, and performance of this Agreement or any of the other Transaction Documents, or the consummation and performance of the Transactions.

3.3 Financial Information.

(a) The Non-ESOP Sellers have made available to Buyer in the Virtual Data Room copies of (i) the audited financial statements of the Company as of and for each of the years ended December 31, 2018, 2019, and 2020 (collectively, the “Fiscal Year Financial Statements”) and (ii) the unaudited financial statements of the Company as of and for the eleven (11) month period ended November 30, 2021 (collectively, the “Interim Financial Statements” and, together with the Fiscal Year Financial Statements, the “Financial Statements”). The Financial Statements (i) are accurate and complete in all material respects and reflect only actual transactions, (ii) fairly present in all material respects the financial position, results of operations, and changes in financial position and cash flows of the Company as of the dates and for the periods specified, and (iii) have been prepared in accordance GAAP on a consistent basis throughout the periods covered by the Financial Statements (except, in the case of the Interim Financial Statements, for normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes (that, if presented, would not differ materially from those included in the Fiscal Year Financial Statements).

(b) The Company has established and maintained a system of internal controls, including policies and procedures, that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the Assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with the historic accounting practices of the Company, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of the board of directors and management of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Assets of the Company that could have a material effect on their financial statements.

(c) All the accounts and notes receivable owing to the Company (the “Accounts Receivable”) arose from bona fide transactions in the Ordinary Course and, to the Knowledge of Non-ESOP Sellers, there are no claims, valid legal defenses, refusals to pay, or other rights of offset against any of the Accounts Receivable, except as have arisen or will arise in the Ordinary Course and for which adequate reserves have been established in the Interim Balance Sheet. There has not been a materially adverse change in the composition of the Accounts Receivable arising after the Interim Balance Sheet Date, in terms of aging, as reflected in the accounting records of the Company as of the Closing as compared to the Accounts Receivable as reflected on the Interim Balance Sheet. The reserve for bad debts established on the Interim Balance Sheet or, with respect to those Accounts Receivable arising after the Interim Balance Sheet Date, in the accounting records of the Company has been determined in accordance with the historic accounting practices of the Company. All accounts and notes payable owing by the Company (the “Accounts Payable”) arose in the Ordinary Course and none of the Accounts Payable is delinquent in its payment, except those contested in good faith and for which adequate reserves have been established in the Interim Balance Sheet. The Company has no outstanding Accounts Receivable or Accounts Payable due from or payable to, respectively, any Related Person.

(d) The Company does not have any Liabilities, except for (i) Liabilities reflected or reserved against on the Interim Balance Sheet, (ii) the Transaction Expenses, which will be paid in full as of the Closing pursuant to Section 2.2(b)(iii), and (iii) current Liabilities incurred in the Ordinary Course since the Interim Balance Sheet Date, which are not material in amount (either individually or in the aggregate) and none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract or warranty, infringement, professional error or omission, act or event creating a severance obligation, wrongful discharge claim, or similar Liability, tort, violation of any Legal Requirement, or Proceeding.

(e) Prior to the Closing Date, the Company was eligible for, applied for, and obtained a “Paycheck Protection Program” loan under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act), in the original principal amounts of $4,947,168.00 on or about May 9, 2020 (the “PPP Loan”). At the time of submitting such application, the Company had a good faith belief that current economic uncertainty made the application for the PPP Loan necessary to support the ongoing operations of the Company taking into account the Company’s current business activity and ability to access other sources of liquidity sufficient to support its ongoing operations in a manner not significantly detrimental to the Company. The Company has at all times prior to the Closing Date (i) expended the proceeds from the PPP Loan solely for the purpose of satisfying or paying any (1) “payroll costs,” (2) “covered mortgage obligation,” (3) “covered rent obligation” or (4) “covered utility payment,” in each case, with respect to subclauses (1), (2), (3), and (4), as such term is defined in the CARES Act; (ii) expended the proceeds from the PPP Loan solely on “costs incurred and payments made during the covered period,” as such phrase is contemplated by Section 1106 of the CARES Act; and (iii) otherwise complied in all material respects with all requirements under applicable Legal Requirements (including the CARES Act). The certifications made by the Company in connection with applying for the PPP Loan and for forgiveness of the PPP Loan were true, correct and complete in all material respects. The PPP Loan was forgiven on June 15, 2021, and has been satisfied in full. Except for the PPP Loan, the Company has not applied for or obtained a “Paycheck Protection Program” loan under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act).

3.4 Assets. The Company has good, valid, and marketable title to, or a valid and enforceable leasehold interest in, all of the Assets used or held for use by the Company, including all such Assets reflected in the Interim Balance Sheet or acquired since the Interim Balance Sheet Date, free and clear of all Encumbrances (other than Permitted Encumbrances). The tangible Assets of the Company are in good operating condition and repair, ordinary wear and tear excepted, and none of which are in need of maintenance or repair, except for ordinary, routine maintenance and repair that are not material in nature or cost. The Assets of the Company include all of those Assets necessary to conduct the businesses and operations of the Company as presently conducted, and none of Sellers have or will have possession or title to any such Assets.

3.5 Real Property.

(a) The Company has not owned and does not currently own any real property and the Company does not hold any options or rights to acquire any real property and is not obligated or bound by any options, obligations, or rights of first refusal or contractual rights to sell, lease (other than the Real Property Leases), or purchase any real property. The Company leases or subleases all real property used in the Company’s businesses and operations. Schedule 3.5(a) to the Disclosure Letter sets forth the street address and legal description of each parcel of leased real property (collectively, the “Leased Real Property”), and a list of all real property leases to which the Company is a party (collectively, the “Real Property Leases”), along with the monthly rent and expiration date with respect to the Real Property Leases.

(b) With respect to the Leased Real Property and the Real Property Leases, (i) the Company enjoys peaceful and undisturbed possession of the Leased Real Property, (ii) there are no debts or other Liabilities of the Company relating to the Real Property Leases or the Leased Real Property, including tenant improvement costs and leasing commissions, vesting, accruing, and/or arising prior to or in connection with the Closing, (iii) the Company has not subleased, assigned, or otherwise granted to any Person the right to use or occupy any of the Leased Real Property or any portion thereof, (iv) the Company has not pledged, mortgaged, or otherwise granted an Encumbrance on the Company’s leasehold interest in any Leased Real Property, (v) all space and improvements covered by the Real Property Leases have been completed and furnished to the satisfaction of the Company, all material conditions under the Real Property Leases have been satisfied, and the Company has accepted and taken possession of and presently occupies the Leased Real Property, (vi) the buildings, structures, improvements, fixtures, building systems, and equipment, and all components thereof, included in the Leased Real Property under the Real Property Leases are, to the Knowledge of Non-ESOP Sellers, structurally sound and in good condition and repair, ordinary wear and tear excepted, none of which are in need of maintenance or repair, except for ordinary, routine maintenance and repair that are not material in nature or cost, and all of which are sufficient for the conduct of the businesses and operations conducted thereon, (vii) the Leased Real Property has adequate rights of access to dedicated public ways and is served by water, electric, sewer, telephone, gas, and other services necessary for the conduct of the businesses and operations of the Company, (viii) no rent has been paid by the Company in advance under the Real Property Leases, the Company has no charge or claim of offset under the Real Property Leases or otherwise against rents or other amounts due or to become due thereunder, and no “discounts”, “free rent”, or “discounted rent” have been agreed to or are in effect, (ix) the Company has no claim against any lessor under the Real Property Leases for any deposit or prepaid rent, (x) the lessors under the Real Property Leases have satisfied all material commitments, arrangements, and understandings made to induce the Company to enter into the applicable Real Property Lease, and no lessor is in any respect in default in the performance of the terms and provisions of the applicable Real Property Lease nor, to the Knowledge of Non-ESOP Sellers, is there any fact or condition that, with or without notice or lapse of time or both, would become such a default, and (xi) except as expressly provided in the applicable Real Property Lease, the Company (A) does not have any right to renew or extend the term of such Real Property Lease, (B) does not have any Preferential Right to purchase all or any portion of the Leased Real Property or all or any portion of the buildings, structures, improvements, fixtures, building systems, and equipment, or all or any components thereof, or premises of which the Leased Real Property is a part, and (C) does not have any right, title, or interest with respect to the Leased Real Property other than as lessee under the Real Property Leases.

3.6 Intellectual Property Rights; Company Products; Information Systems.

(a) Schedule 3.6(a) to the Disclosure Letter sets forth an accurate and complete list of all registered Marks, Net Names, Patents, and Copyrights and the material unregistered Marks and Copyrights, that comprise the Company IP Rights, and indicates for any such registered Company IP Right, where applicable, the jurisdictions, dates issued, dates filed, registration numbers, and the owners of record. The Company owns all right, title, and interest in and to all Company IP Rights, free and clear of all Encumbrances (other than Permitted Encumbrances). In each case in which the Company has acquired, other than through a license, any Intellectual Property Rights from any Person, the Company obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to such Intellectual Property Rights to the Company. All Company IP Rights were (i) created by an employee or independent contractor of the Company within the scope of such employee’s or independent contractor’s employment or engagement, and (ii) unconditionally, irrevocably, and validly assigned to the Company by an employee or independent contractor of the Company, and no current or former employee or independent contractor of the Company owns (or, to the Knowledge of Non-ESOP Sellers, claims to own) any rights in any Company IP Rights. With respect to trade secrets owned by the Company that are material to any of its businesses and operations as presently conducted, the Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of such trade secrets. To the Knowledge of the Non-ESOP Sellers, such trade secrets are not part of the public knowledge or literature and, to the Knowledge of Non-ESOP Sellers, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company.

(b) Schedule 3.6(b) to the Disclosure Letter is an accurate and complete list of all Intellectual Property Rights licensed to the Company, except for any commercially available off-the-shelf Software products licensed under non-exclusive end-user object code license agreements for an annual license fee of $25,000 or less, and sets forth a reference to an accurate and complete written Company Contract evidencing such license (each such Company Contract, an “Inbound License Agreement”). Schedule 3.6(b) to the Disclosure Letter sets forth an accurate and complete list of all Company Contracts by which Company licenses any Company IP Rights to another Person (each such Company Contract, an “Outbound License Agreement”). The Company has not received or provided any written notice of (i) termination or cancellation under any current License Agreement, or (ii) a breach or default under any License Agreement within the six (6) years prior to the Closing.

(c) The Company IP Rights and, to the Knowledge of Non-ESOP Sellers, all Intellectual Property Rights licensed, used, or exploited by the Company, are valid and subsisting, in full force and effect, and have not been cancelled, expired, or abandoned. No actions must be taken within ninety (90) days of the Closing Date, including the payment of any registration, maintenance, or renewal fees or the filing of any response to an official action of a Governmental Authority or the filing of any application for the purpose of obtaining, maintaining, perfecting, preserving, or renewing any of the Company IP Rights. Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the consummation and performance of the Transactions will (i) result in the loss or impairment of the Company’s rights to own, license, use, or exploit any of the Company IP Rights or any of the Intellectual Property Rights covered by the Inbound License Agreements, as compared to such rights of the Company as of the date immediately prior to the Closing Date, (ii) obligate the Company to pay any royalties or other amounts to any Person in excess of the amounts payable by the Company as of the date immediately prior to the Closing Date, or (iii) require notice to, a Filing with, or the Consent of any Person in respect of any of the Company IP Rights or License Agreements.

(d) To the Knowledge of Non-ESOP Sellers, the Company is not infringing, misappropriating, diluting, or violating any of the Intellectual Property Rights of another Person and, to the Knowledge of Non-ESOP Sellers, no Person is infringing, misappropriating, diluting, or violating any of the Company IP Rights. None of Sellers or the Company has received any written communications in the past six (6) years alleging that the Company has infringed, misappropriated, diluted, or violated any Intellectual Property Rights of any Person. No Proceeding is pending or, to the Knowledge of Non-ESOP Sellers, threatened against the Company related to any of the Company IP Rights or any of the Intellectual Property Rights of another Person, including based upon, challenging, or seeking to deny or restrict the ownership, license, use, or exploitation by the Company of any of the Company IP Rights or Intellectual Property Rights licensed to the Company under an Inbound License Agreement. No government funding or facilities of any university, college, or other educational institution or research center was used in the development of any Company IP Rights.

(e) Schedule 3.6(e) to the Disclosure Letter is an accurate and complete list (by name and version number) of all product and service offerings (including Software) of the Company that have been offered for sale, sold, leased, licensed, distributed, or otherwise made available in return for consideration (collectively, the “Company Products”). Schedule 3.6(e) to the Disclosure Letter also lists all third party Intellectual Property Rights that are incorporated into, integrated into, or bundled with the Company Products and identifies (i) the applicable License Agreement under which such third party Intellectual Property Rights are licensed to the Company, and (ii) the Company Product into or with which the third party Intellectual Property Rights are incorporated, integrated, or bundled. Each such License Agreement listed includes a valid, written, perpetual, and non-terminable (except for cause) license to the third party Intellectual Property Rights incorporated, integrated, or bundled into the Company Products. The Company IP Rights include all source code, object code, and other documentation and materials necessary to compile and operate the Company Products. The Company Products operate and perform in accordance with their documentation and functional specifications, and otherwise as required in connection with the conduct of the businesses and operations of the Company. To the Knowledge of the Non-ESOP Securityholders, the Company Products are free from all computer programs, instructions, routines, features, and code that could adversely affect the operation, integrity, or function of, or provide unauthorized access to, or use of, any computer system, computer program (including the Software products and computer-based services themselves), or data operated upon, processed by, or stored by, any computer system, including back doors, viruses, worms, Trojan horses, time bombs, spyware, trap doors, and other types of malware. Schedule 3.6(e) to the Disclosure Letter includes accurate and complete copies of the standard terms and conditions of sale, lease, license, distribution, or delivery for the Company (containing applicable warranty, guaranty and indemnity provisions). No Company Products, or service performed by the Company, is subject to any warranty, guaranty, or other indemnity beyond the applicable standard terms and conditions of sale, lease, license, distribution, or delivery set forth on Schedule 3.6(e) to the Disclosure Letter.

(f) To the Knowledge of the Non-ESOP Securityholders, there are no problems, defects, or deficiencies in the Software owned by the Company that prevent the Company from conducting its businesses and operations as presently conducted in all material respects. The Company has possession of, or access to, the source code for each material version of Software owned by the Company, as well as all documentation related thereto. The Company has maintained and protected the source code for the Software that the Company owns with appropriate proprietary notices and confidentiality agreements as are necessary to protect the information therein. None of the source code for any Software owned, licensed, used, distributed, or exploited by the Company (including by using in, incorporating, integrating or bundling into, or linking with, in whole or in part, in any manner, any Company Products) has been published, put into escrow, or otherwise disclosed by the Company to any Person, and no licenses or rights have been granted to any Person to distribute, or to otherwise use, the source code for such Software. The Company has never owned, licensed, used, distributed, or exploited (including by using in, incorporating, integrating or bundling into, or linking with, in whole or in part, in any manner, any Company Products) any Software subject to open source, copyleft, or community source code licenses (e.g., the GNU General Public License or a similar “viral” open source licensing regime) in a manner that could (i) grant, purport to grant, or require the granting to any other Person any rights or immunities under any Company IP Rights (including any licenses for the purpose of making derivative works), (ii) require any Company Products to be distributed without charge, (iii) require the source code for any portion of any Company Products or any other Software owned by the Company to be made available, disclosed, or distributed to any other Person, or (iv) impose any material limitation, restriction, or condition on the right or ability of the Company to use any portion of any Company Products or any Software owned by the Company.

(g) All Information Systems used in the businesses and operations of the Company are (i) in good working condition, reasonable wear and tear excepted, and operate and perform in all material respects as necessary for the conduct of the businesses and operations of the Company as currently conducted and in accordance with their documentation and functional specifications, and (ii) to the Knowledge of Non-ESOP Sellers, are free from all computer programs, instructions, routines, features, and code that could adversely affect the operation, integrity, or function of, or provide unauthorized access to, or use of, any computer system, computer program (including the software products and computer based services themselves), or data operated upon, processed by, or stored by, any of the Information Systems. The Company has commercially reasonable information security safeguards in place to maintain the confidentiality, integrity, and availability of the information stored, processed, and/or transmitted by the Information Systems that are used to conduct the businesses and operations of the Company. To the Knowledge of Non-ESOP Sellers, the Company has not allowed unauthorized access, acquisition, disclosure, or use of any of the foregoing. The Company has in place adequate disaster recovery plans, procedures, and facilities to ensure the ongoing operation and performance of the Company’s businesses and operations in the event of a disruption to its Information Systems. The Company has obtained and possesses, is in compliance in all material respect with, and has paid in full, a sufficient number of valid licenses to use all of the Software programs present on the computers and other Software-enabled electronic devices that the Company uses in connection with its businesses and operations and for the operation of the Information Systems.

3.7 Data Security and Privacy.

(a) The Company’s information security and privacy program is designed to comply with and, at all times within the six (6) years prior to Closing, has been in compliance in all material respects with, (i) applicable Legal Requirements relating to the rights of any natural Person with respect to Personal Information, including the Processing of Personal Information, data security, breach notification, and all applicable industry standards related to the same (including industry standards with which payment card companies require merchants to comply, including the Payment Card Industry Data Security Standards) (collectively, “Privacy Laws”), (ii) any privacy choices, including opt-in or opt-out preferences and rights’ requests, of natural Persons relating to the Processing of Personal Information, (iii) any obligations contained in or resulting from the Company’s internal and external data privacy, data security, incident response, or similar policies, notices, protocols, or standards with respect to the Processing or security of Personal Information (clauses (ii) and (iii) together, the “Company Privacy Commitments”), and (iv) any Company Contract that is applicable to such Personal Information (each, a “Company Data Agreement”). None of the Company Privacy Commitments conflict in any material respect with any Company Data Agreement. To the extent required under any Privacy Law, the Company has provided adequate notice, obtained valid consents, offered opt-outs, maintained accurate records of the communications preferences of users of Company products, processes, and services (including any of the Company Products) and other natural Persons whose Personal Information is Processed by or on behalf of the Company, and taken all other reasonable actions in connection with the Processing of Personal Information. Neither the execution, delivery, and performance of this Agreement nor the consummation of the Transactions will cause, constitute, or result in a breach or violation of any Privacy Law, Company Privacy Commitments, Company Data Agreements, or standard terms of service entered into by users of any Company products, processes, and services (including any of the Company Products). The Company has made available to Buyer in the Virtual Data Room accurate and complete copies of all current and prior privacy policies used by the Company within the six (6) years prior to the Closing.

(b) Each Company Contract between the Company and any Person that Processes Personal Information for or on behalf of the Company (a “Third-Party Processor”) complies in all material respects with all Privacy Laws, Company Privacy Commitments, and Company Data Agreements. Without limiting the generality of the foregoing, the Company has contractually obligated each Third-Party Processor to (i) take appropriate steps to protect and secure from unauthorized disclosure such Personal Information, (ii) restrict use of such Personal Information to those authorized to use such Personal Information or who require the use of such Personal Information in order to perform the applicable services for the Company, (iii) prohibit such Third-Party Processor from further transferring the Company’s data without the prior written consent of the Company, and (iv) afford to the Company or any of the Company’s Representatives reasonable access to the places of business and systems of such Third-Party Processor to audit compliance with such contractual obligations, and in each case, to the Knowledge of Non-ESOP Sellers, no such Third-Party Processor is in breach of any of such Third-Party Processor’s contractual obligations to the Company.

(c) The Company has implemented and maintains reasonable written security procedures and practices appropriate to protect Personal Information and employs a system of written internal controls sufficient to provide reasonable assurance that the Company complies in all material respects with all Privacy Laws, Company Privacy Commitments, and Company Data Agreements. No Proceedings are pending or, to the Knowledge of Non-ESOP Sellers, threatened with respect to the Company’s Processing of Personal Information.

(d) The conduct and operation of the businesses of the Company, including the operations of Company products, processes, and services (including any of the Company Products) and their distribution to and use by any natural Persons, complies in all material respects with the applicable provisions of Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural Persons with regard to the Processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation). The conduct and operation of the businesses of the Company complies in all material respects with the applicable provisions of the California Consumer Privacy Act of 2018, as amended. The Company has not sold, rented, released, disclosed, disseminated, made available, transferred, or otherwise communicated orally, in writing, or by electronic or other means, any Personal Information to another Person for monetary or other valuable consideration. The Company has at all times within the six (6) years prior to Closing, complied in all material respects with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (“HIPAA”). The Company has entered into business associate agreements with (i) all “Covered Entities” and “Business Associates” (as such terms are defined in 45 C.F.R. § 160.103) who provide the Company with, or for whom the Company receives, creates, maintains, transmits, or processes Protected Health Information (as defined under HIPAA), and (ii) with all Persons acting as “Business Associates” or “Subcontractors” of the Company (as such terms are defined in 45 C.F.R. § 160.103). The Company is, and has at all times been, in compliance in all material respects with all business associate agreements to which it is a party or is otherwise bound. The Company has performed a security risk assessment that meets the HIPAA security rule standards set forth in 45 C.F.R. § 164.306 and § 164.308(a)(1)(ii)(A) and timely addressed and remediated all threats and deficiencies identified in such security risk assessment.

(e) The Company has implemented and maintained at all times within the six (6) years prior to Closing, appropriate technical, physical, and organizational measures, security systems, and technologies in compliance in all material respects with all data security requirements under all Privacy Laws and Company Privacy Commitments and that are designed to protect computers, networks, software, and systems used by the Company and Personal Information Processed by the Company from loss, theft, unauthorized access, use, disclosure, or modification. No breach, security incident, or violation of any data security policy in relation to any information or data Processed by or on behalf of the Company, including a “Breach” of “Unsecured Protected Health Information” (as such terms are defined in 45 C.F.R. § 164.402), has occurred, and there has been no unauthorized or illegal Processing of any such information or data. The Company has made available to Buyer in the Virtual Data Room accurate and complete copies of all prior reports, studies, and other analyses, in the Company’s possession or control, whether conducted by third Persons or by the Company, of the measures the Company takes or has taken to protect computers, networks, Software, and systems used by the Company. None of such reports, studies, or other analyses has revealed any material failure of such security and other measures to be consistent with customary industry practices, the Company’s obligations to other Persons, or applicable Legal Requirements. To the Knowledge of the Non-ESOP Sellers, no circumstance has arisen in which: (i) any Privacy Law would require the Company to notify a Governmental Authority or Person of a data security breach or security incident or (ii) applicable guidance or codes of practice promulgated under any Privacy Law would recommend the Company to notify a Governmental Authority or other Person of a data security breach or security incident. The Company has ensured that all Third-Party Processors are under written obligations of confidentiality with respect to such data.

(f) There is no Proceeding pending or, to the Knowledge of Non-ESOP Sellers, threatened against the Company: (i) alleging or confirming non-compliance with any Privacy Laws, Company Privacy Commitments, or Company Data Agreements, (ii) requiring or requesting the Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block, or delete any Personal Information, (iii) initiating, announcing, permitting or mandating investigations, audits, the requisition of information from, or the entering of the premises of, the Company by any Governmental Authorities, or (iv) claiming compensation from the Company with respect to the Processing of Personal Information. Within the six (6) years prior to the Closing, the Company has not been involved in any Proceedings involving a breach or alleged breach of any Privacy Law or Company Privacy Commitments.

3.8 Material Customers; Material Suppliers.

(a) Schedule 3.8(a) to the Disclosure Letter sets forth (i) an accurate and complete list of each customer of the Company that paid aggregate consideration to the Company for goods or services rendered by the Company in an amount equal to or greater than $250,000 for any of the 2019, 2020, or 2021 fiscal years (collectively, the “Material Customers”), and (ii) the dollar amount of consideration paid by each Material Customer to the Company during each such period. None of Sellers or the Company has received any written notice, nor has any reason to believe, that any of the Material Customers has ceased or intends to cease after the Closing to use the Company’s goods or services or to otherwise terminate or materially reduce such Material Customer’s relationship with the Company. None of Sellers or the Company has received from any Material Customer or given to any Material Customer any written notice of force majeure, impossibility of performance, frustration of purpose, or similar notices of non-performance.

(b) Schedule 3.8(b) to the Disclosure Letter sets forth (i) an accurate and complete list of each supplier or vendor of the Company to whom the Company paid aggregate consideration for goods or services rendered to the Company in an amount equal to or greater than $150,000 for any of the three (3) most recent fiscal years (collectively, the “Material Suppliers”), and (ii) the dollar amount of consideration paid by the Company to each Material Supplier during each such period. None of Sellers or the Company has received any written notice, nor has any reason to believe, that any of the Material Suppliers has ceased or intends to cease after the Closing to supply goods or services to the Company or to otherwise terminate or materially reduce such Material Supplier’s relationship with the Company. None of Sellers or the Company has received from any Material Supplier or given to any Material Supplier any written notice of force majeure, impossibility of performance, frustration of purpose, or similar notices of non-performance.

3.9 Contracts; No Defaults.

(a) Schedule 3.9(a) to the Disclosure Letter sets forth an accurate and complete list of each of the following Contracts (collectively, the “Material Company Contracts”) (with the Material Company Contracts being categorized on Schedule 3.9(a) to the Disclosure Letter in a manner that corresponds with the following numbered clauses of this Section 3.9(a)):

(i) each Company Contract other than a Company Contract with a Material Customer or Material Supplier (A) having a value per Contract, or involving payments by or to the Company, of at least (1) $250,000 during either of the two (2) most recent fiscal years or $229,267 for the eleven (11) month period ended November 30, 2021, or (2) $200,000 in the aggregate, or (B) that cannot be cancelled or terminated by the Company without penalty with at least sixty (60) days prior written notice;

(ii) any Company Contract with a Material Customer or Material Supplier;

(iii) any Company Contract that requires the Company or any of its Affiliates to purchase the Company’s or such Affiliate’s total requirements of any product or service from another Person or contains “take or pay” provisions;

(iv) any Company Contract that grants any “most favored nations” or similar rights;

(v) any Company Contract that provides for payments based, in whole or in part, on profits, revenues, fee income, or other financial performance measures of the Company or any of its Affiliates;

(vi) any dealer, distribution, joint venture, strategic alliance, partnership, or other similar Contract involving co-investment with another Person to which the Company is a party or by which the Company or any of the Company’s Assets is otherwise bound;

(vii) any franchise, agency, sales promotion, market research, marketing, consulting, or advertising Contract to which the Company is a party or by which the Company or any of the Company’s Assets is otherwise bound;

(viii) any Company Contract that restricts the Company or any of its Affiliates from acquiring any security or business;

(ix) any Company Contract that grants any Preferential Right with respect to any securities (including both debt and equity) of the Company (including the Securities) or any of its Affiliates or any of the Company’s or any of its Affiliates’ Assets, business, or operations, or that otherwise limits or purports to limit the ability of the Company or any of its Affiliates to own, operate, sell, transfer, pledge, or otherwise dispose of any of the Company’s or any of its Affiliates’ Assets, businesses, or operations;

(x) any Company Contract that involves the liquidation or dissolution of the Company, the issuance or sale of any Securities, the sale of any Assets of the Company, or the acquisition of any securities or Assets of any Person by the Company, in each case, in any business combination transaction (whether by merger, sale of securities, sale of Assets, or otherwise);

(xi) any Contract to which any Seller or the Company is a party or by which any such Person or any of such Person’s Assets is otherwise bound that (A) provides for any options, warrants, calls, rights, convertible or exchangeable securities, stock appreciation rights, phantom stock, profit participation rights, or other rights or obligations of any character with respect to any Securities, or (B) requires any payments, directly or indirectly (in whole or in part), based on the price or value of any Securities by the Company;

(xii) any Company Contract that provides for the payment of any cash or other compensation or benefits upon or in connection with the execution and delivery of any of the Transaction Documents or the consummation and performance of the Transactions;

(xiii) any Company Contract pursuant to which the Company is a (sub)lessor, (sub)lessee, or guarantor of (A) any machinery, equipment, motor vehicles, office furniture, fixtures, or other personal property that by its terms requires the payment of more than $25,000 during any twelve (12) month period, or (B) any real property, including the Real Property Leases;

(xiv) any outstanding note, indenture, loan agreement, credit agreement, financing agreement, security agreement, mortgage, guarantee, or other evidence of Indebtedness or Company Contract (A) relating to the borrowing of money by, or extension of credit to, the Company (other than trade payables in the Ordinary Course), (B) relating to any guarantee made by the Company in favor of any Person guaranteeing obligations of such Person, or (C) pursuant to which the Company pledged the Company’s credit on, or otherwise could become responsible for, any Liability of another Person (except for the negotiation or collection of negotiable instruments in the Ordinary Course), or any letter of credit issued for the account of the Company;

(xv) any Company Contract that provides for capital expenditures or the acquisition or construction of fixed Assets involving the future payment in excess of $25,000;

(xvi) any fidelity or surety bond covering the Company or any of its directors, officers, or employees;

(xvii) any Company Contract with any Union, including with respect to collective bargaining;

(xviii) any Company Contract with any Governmental Authority;

(xix) any settlement, conciliation, or similar Contract to which the Company is a party or by which the Company or any of the Company’s Assets is otherwise bound and either (A) contains ongoing or future obligations on the part of the Company or any of its Affiliates or (B) has a value or involves payments in excess of $25,000;

(xx) any Company Contract containing covenants that in any way purports to (A) restrict the business activity of the Company or any of its Affiliates, or (B) limit the freedom of the Company or any of its Affiliates to engage in any line of business, to compete with any Person, or to solicit any potential customer, supplier, distributor, lessor, lessee, licensor, licensee, employee, independent contractor, or any other Person (other than commercial Contracts containing industry standard employee non-solicitation provisions entered into by the Company in the Ordinary Course);

(xxi) any Company Contract that provides for the indemnification of any Person (other than as required by applicable Legal Requirements) or the assumption or guarantee of any Tax, environmental, or other Liability of any Person (other than commercial Contracts containing industry standard indemnification obligations entered into by the Company in the Ordinary Course);

(xxii) any power of attorney or proxy (revocable or irrevocable) granted by or on behalf of the Company;

(xxiii) any Company Contract that relates to the creation, development, sale, transfer, distribution, or license of any Intellectual Property Rights, including the License Agreements;

(xxiv) any Company Contract with any current or former employee or independent contractor of the Company or any current or former Related Person;

(xxv) any Company Contract related to the sale or issuance of the Company Options or any incentive equity, equity purchase, option plan or similar plan; and

(xxvi) each binding commitment to enter into any of the foregoing.

(b) The Company has made available to Buyer in the Virtual Data Room accurate and complete copies of each written Material Company Contract, and has made available to Buyer in the Virtual Data Room an accurate and complete description of the material terms of each oral Material Company Contract.

(c) (i) Each of the Material Company Contracts is in full force and effect, and is a legal, valid, binding, and enforceable (except as enforceability is limited by the Enforceability Exceptions) obligation of the Company and, to the Knowledge of Non-ESOP Sellers, each other party thereto, (ii) the Company and, to the Knowledge of Non-ESOP Sellers, each other party to the Material Company Contracts have complied with the terms of the Material Company Contracts in all material respects, and (iii) the Company and, to the Knowledge of Non-ESOP Sellers, each other party to the Material Company Contracts (A) have performed all material obligations required to be performed by them as of the Closing Date respectively under the Material Company Contracts and (B) are not currently, and for the prior two (2) years have not been, in breach of or default under the Material Company Contracts in any material respect, and (iv) none of Sellers or the Company has received or given any written notice of (A) breach or default or (B) force majeure, impossibility of performance, frustration of purpose, or similar notices of non-performance, in each case with respect to the foregoing clauses (iv)(A) and (iv)(B), with respect to any Material Company Contract, and, to Knowledge of Non-ESOP Sellers, no event has occurred or circumstance exists (including execution, delivery, and performance of the Transaction Documents and consummation and performance of the Transactions) that, with or without notice or lapse of time or both, (A) would give rise to, or serve as a basis for, any such breach or default or would give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any Material Company Contract, or (B) would cause any Material Company Contract to not be in full force and effect and a legal, valid, binding, and enforceable (except as enforceability is limited by the Enforceability Exceptions) obligation of the parties thereto. During the prior two (2) years, the Company has not released or waived any material rights under any Material Company Contract.

(d) There are no renegotiations regarding or outstanding rights to negotiate any amounts to be paid or payable to or by the Company under any of the Material Company Contracts, except in the Ordinary Course. The Company does not have any outstanding bid or sale or service proposal that was bid as a known loss leader or anticipated or reasonably likely to result in a loss to the Company upon fulfillment. None of the Company Contracts contemplate or require that the Company or any of the Company’s equity holders has been, is currently, or will be qualified for any special contracting status (e.g., disabled veteran, minority owned business, woman owned business, small business owner, etc.).

3.10 Insurance. Schedule 3.10 to the Disclosure Letter sets forth an accurate and complete list of all policies of insurance (including “self-insurance” programs) covering the Company (collectively, the “Insurance Policies”), including policy numbers, names of insurers, liability or risk covered, amounts of coverage, limitations and deductions, and expiration dates and the Company has made to Buyer in the Virtual Data Room accurate and complete copies of each Insurance Policy (including all written amendments, supplements, waivers of rights, and other modifications thereto). All of the Insurance Policies are (a) in full force and effect, (b) are sufficient for compliance in all material respects by the Company with all applicable Legal Requirements and Company Contracts, (c) are valid, outstanding, and enforceable policies, and (d) fully paid, and the Company is not in default in any material respect thereunder. None of Sellers or the Company has received any written notice from any applicable insurance company cancelling or materially amending any Insurance Policy and, to the Knowledge of Non-ESOP Sellers, no such cancellation or amendment is threatened. The Assets of the Company are insured to full replacement cost value. During the past five (5) years, no policy limits of the Insurance Policies (or any predecessor insurance policies) have been exhausted or materially eroded or reduced and insurance policies providing substantially similar insurance coverage as the Insurance Policies have been in effect continuously during such five (5) year period. Schedule 3.10 to the Disclosure Letter sets forth an accurate and complete list of all pending claims and all claims made or paid under the Insurance Policies (and any predecessor insurance policies) since January 1, 2019, and no insurer with which any such claim is pending is insolvent. To the Knowledge of Non-ESOP Sellers, there are no threatened claims under any Insurance Policy and no circumstances exist that could give rise to a claim under any Insurance Policy. No insurer has ever denied, rejected, questioned, or disputed or made any reservation of rights regarding any pending claims under any of the Insurance Policies (or any predecessor insurance policies). The Company has never failed to give notice or present any claims under any of the Insurance Policies (or any predecessor insurance policies) in a due and timely manner.

3.11 Proceedings; Orders.

(a) There is no, and for the past six (6) years there has been no, Proceeding pending or, to the Knowledge of Non-ESOP Sellers, threatened by or against the Company, or any Affiliate of the Company and relating to the Company, and, to the Knowledge of Non-ESOP Sellers, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would give rise to, or serve as a basis for, any such Proceeding. There are no Proceedings pending or, to the Knowledge of Non-ESOP Sellers, threatened by or against any Seller or the Company that challenge, or that would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions.

(b) There is no Order to which any Seller or the Company is subject or bound, or that otherwise affects the Assets, Liabilities, or business activities of the Company, and, to the Knowledge of Non-ESOP Sellers, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would give rise to, or serve as a basis for, any such Order. There is no Order to which any Seller or the Company is subject or bound that would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

3.12 Governmental Authorizations.

(a) The Company holds in its name and, as applicable, has submitted, Governmental Authorizations necessary to own or lease, operate, and use the Company’s Assets and carry on and conduct the Company’s businesses and operations as currently conducted (collectively the “Company Governmental Authorizations”). Set forth on Schedule 3.12(a) to the Disclosure Letter is an accurate and complete list of all of the material Company Governmental Authorizations, along with the issuance and expiration date of each of the Company Governmental Authorizations and the identity of the Governmental Authority that issued each of the Company Governmental Authorizations. Each of the material Company Governmental Authorizations is (and, since the date of grant, has been) in good standing, valid, and in full force and effect, and the execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions will not terminate or adversely affect any of the Company Governmental Authorizations. None of Sellers or the Company has received any written notice from any Governmental Authority (i) asserting any unresolved violation of, or failure to comply with, any requirement of any of the Company Governmental Authorizations or (ii) notifying such Person of the revocation, withdrawal, termination, suspension, limitation, variation, amendment, or non-renewal of any of the Company Governmental Authorizations.

(b) (i) The Company is currently, and at all times within the six (6) years prior to Closing, has been, in compliance in all material respects with all of the terms and requirements of each of the Company Governmental Authorizations, (ii) no conditions, penalties, or other disciplinary sanctions have been imposed in relation to any of the Company Governmental Authorizations, and, to the Knowledge of Non-ESOP Sellers, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would give rise to, or serve as a basis for, (A) the revocation, withdrawal, termination, suspension, limitation, variation, amendment, or non-renewal of any of the Company Governmental Authorizations or (B) any penalty or other disciplinary sanction in connection with any of the Company Governmental Authorizations, and (iii) all applications required to have been filed for the renewal of each of the Company Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other Filings required to have been made with respect to such Company Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities.

3.13 Compliance with Laws; Anti-Bribery and Anti-Money Laundering Laws.

(a) The Company is, and at all times within the six (6) years prior to Closing, has been, in compliance in all material respects with all applicable Legal Requirements. None of Sellers or the Company has received any written notice from any Governmental Authority or other Person (i) regarding any actual, alleged, or potential violation of or failure to comply with any material Legal Requirement by the Company, or (ii) requiring the Company to enter into or consent to the issuance of any cease and desist order or formal Contract in connection with any alleged violation or non-compliance by the Company. To the Knowledge of Non-ESOP Sellers, no investigation or inquiry is being or has been conducted by any Governmental Authority with respect to the Company or any of the Company’s businesses or operations.

(b) Neither the Company nor any of the Company’s Affiliates or any of the Company’s or, to the Knowledge of Non-ESOP Sellers, its Affiliates’ respective Representatives (with respect to any matter relating to the Company) has, directly or indirectly, (i) taken any action that would constitute a violation of any applicable Anti-Bribery Laws, (ii) made, agreed to make, or offered the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback, contribution, loan, donation, or other payment of gift of money or anything of value (including meals and entertainment) to any (A) official, officer, employee, or ceremonial office holder of any (1) Governmental Authority or instrumentality thereof, (2) supra-national organization (such as the United Nations), or (3) political party or political campaign (including to any political candidate or otherwise relating to any political activity), (B) any royal family member, or (C) any other Person who is connected or associated personally with any of the foregoing, in each case, that is prohibited under any applicable Legal Requirement or otherwise for the purpose of influencing any act or decision of such beneficiary in such beneficiary’s official capacity, inducing such beneficiary to do or omit from doing any act in violation of such beneficiary’s lawful duty, securing any improper advantage, or inducting such beneficiary to use such beneficiary’s influence with a Governmental Authority or instrumentality thereof to affect or influence any act or decision of such Governmental Authority or instrumentality (each, a “Prohibited Payment”), (iii) failed, with respect to any financial statement, billing statement, Filing, or Tax Return associated with such Person’s business, to render such financial statement, billing statement, Filing, or Tax Return so as to reflect properly the facts about all payments made, services performed, and transactions handled by, for, or on behalf of the Company, or (iv) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment. The Company has instituted and maintained policies, procedures, and controls designed to ensure continued compliance with all applicable Anti-Bribery Laws by the Company and by the Company’s Affiliates.

(c) The operations of the Company are, and at all times have been, conducted in compliance with all applicable Anti-Money Laundering Laws.

3.14 Environmental Matters.

(a) The Company is, and at all times within the six (6) years prior to Closing, has been, in compliance in all material respects with all applicable Environmental Laws. None of Sellers or the Company has received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information in connection with noncompliance or alleged noncompliance of any Environmental Law. No Environmental Claim is currently pending or has been filed against the Company alleging any failure to comply with any Environmental Law or any term or condition of any Environmental Permit.

(b) The Company has not treated, stored, disposed of, arranged or permitted the disposal of, transported, handled, or Released any substances, including any Hazardous Materials, in a manner that has given or would give rise to any Environmental Claim, including any claim for response costs, corrective action costs, personal injury, property damage, or natural resource damage, pursuant to any applicable Environmental Law. There has been no Release of Hazardous Materials in contravention of any applicable Environmental Law by the Company or, to the Knowledge of Non-ESOP Sellers, involving any real property currently or formerly owned or leased by the Company, including the Leased Real Property, and none of Sellers or the Company has received any Environmental Notice that any such real property or any off-site real property owned by any Person (including soils, groundwater, surface water, buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, located on any such real property) has been contaminated with any Hazardous Material that would reasonably be expected to result in an Environmental Claim against, or a violation of any applicable Environmental Law or any term or condition of any Environmental Permit by, the Company.

(c) The Company has not, either expressly or by operation of law, assumed or undertaken any Liability or Environmental Claim, including any obligation for corrective or remedial action, of any Person relating to any Environmental Law.

3.15 Business Associates.

(a) The Non-ESOP Sellers have made available in the Virtual Data Room an accurate and complete list of all employees (including those on leave of absence, furlough, or layoff status) and independent contractors of the Company (collectively, the “Business Associates”), and sets forth for each of the Business Associates the following information, as applicable: (i) name; (ii) title or position (including whether full or part time); (iii) license, registration, or authorization status; (iv) hire or engagement date; (v) current annual base compensation rate or fee rate; and (vi) commission, bonus, or other incentive-based compensation received for 2020.

(b) The employment of each employee and engagement of each independent contractor of the Company is terminable at the will of the Company, and the Company is not a party to any employment, independent contractor, non-competition, or severance Contract with any current or former employee or independent contractor of the Company under which the Company has any ongoing obligations or Liability. All compensation, including wages, commissions, and bonuses, due and payable to the Business Associates for services performed have been paid in full or have been fully accrued as Current Liabilities in the calculation of Estimated Net Working Capital. No offer of employment or engagement has been made by the Company that has not yet been accepted, or that has been accepted where the employment or engagement has not yet begun. No Business Associate has given written notice terminating such Business Associate’s employment or engagement or is under notice of dismissal and, to the Knowledge of Non-ESOP Sellers, no Business Associate has any plans to terminate employment or engagement with the Company within the three (3) months following the Closing, including as a result of the Transactions.

(c) The Company is and, at all times within the six (6) years prior to Closing, has been in compliance in all material respects with all applicable Legal Requirements relating to the Company’s employment of the Company’s employees and engagement of the Company’s independent contractors and their conduct, including the CARES Act, the Families First Act, Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act, Age Discrimination in Employment Act, Equal Pay Act, Fair Labor Standards Act, Family Medical Leave Act, National Labor Relations Act, and the Occupational Safety and Health Act, or otherwise relating to compensation (including overtime pay), bonuses, consumer protection, labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights and benefits, immigration, wages, hours, overtime, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, and unemployment insurance. All Business Associates are either citizens of the United States or have the requisite authorizations to legally work in the United States and, as applicable, are duly licensed, certified, and authorized by all applicable Governmental Authorities to carry out their respective job functions and engagement with the Company. All individuals characterized and treated by the Company as independent contractors are properly treated as independent contractors under all applicable Legal Requirements. All Business Associates classified as exempt under the FLSA and state and local wage and hour Legal Requirements are properly classified. There are no material Proceedings (whether individually or in the aggregate) pending, or, to the Knowledge of Non-ESOP Sellers, threatened against the Company (A) by any current or former employee or independent contractor of the Company with respect to any accident or injury that is not fully covered by the Insurance Policies, or (B) by any Governmental Authority or any current or former applicant, employee, or independent contractor of the Company with respect to any claim relating to licensing, authorization, compensation, bonuses, consumer protection, unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours, employee benefits, or any other employment related matter arising under applicable Legal Requirements. To the Knowledge of Non-ESOP Sellers, no event has occurred or circumstance exists that, with or without notice or lapse of time or both, would give rise to, or serve as a basis for, any such Proceeding. During the immediately prior six (6) years, no formal written allegations of sexual or any other form of harassment, in each such case, whether or not constituting harassment under applicable Legal Requirements, has been made to the human resources department of the Company against any Business Associate, and the Company has not entered into any written settlement Contracts related to allegations of sexual or any other form of harassment within the six (6) years prior to Closing.

(d) The Company is not, and never has been, a party to, bound by, or negotiating any collective bargaining or other Contract with any Union, and there is not, and has never been, any Union representing or purporting to represent any employees of the Company, and, to the Knowledge of Non-ESOP Sellers, no Union or group of employees of the Company is seeking or has sought to organize employees of the Company for the purpose of collective bargaining. There has never been nor, to the Knowledge of Non-ESOP Sellers, has there been any threat of any strikes, lockouts, work stoppages, work interruptions, slowdowns, concerted refusal to work overtime, or other similar labor disruption or dispute involving a group of employees of the Company.

(e) To the Knowledge of Non-ESOP Sellers, none of the Business Associates is subject to any Contract containing covenants that in any way purports to restrict such Business Associate from engaging in any line of business, competing with any Person, or soliciting any potential customer, supplier, distributor, lessor, lessee, licensor, licensee, employee, independent contractor, or any other Person.

3.16 Benefit Plans.

(a) Schedule 3.16(a) to the Disclosure Letter sets forth a complete and accurate list of all material benefits received from the Company by any current employee or independent contractor of the Company, or former employee or independent contractor of the Company within the last three (3) years, as well as a list of all employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not subject to ERISA), employee pension benefit plans (as defined in Section 3(2) of ERISA, whether or not subject to ERISA), and all other written employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, deferred compensation, and other similar fringe or employee benefit plans, programs, agreements, or arrangements (i) sponsored, maintained, contributed to, or required to be contributed to, or entered into by the Company or any ERISA Affiliate for the benefit of, or relating to, any current or former director, manager, officer, employee, or independent contractor of the Company or any ERISA Affiliate, or (ii) under which the Company or any ERISA Affiliate has or could reasonably be expected to have future Liability (collectively, the “Benefit Plans”).

(b) With respect to each Benefit Plan, the Company has made available to Buyer in the Virtual Data Room accurate and complete copies of the following: (i) a copy of each Benefit Plan (including all amendments thereto and all administration agreements, insurance policies, investment management, and advisory agreements as currently in effect and all prior Benefit Plan documents, if amended within the last two (2) years); (ii) a copy of the three (3) most recent Form 5500 annual reports, if any, required under ERISA or the Code; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA; (iv) if the Benefit Plan is funded through a trust or any third-party funding vehicle, a copy of the trust or other funding Contract (including any amendments thereto) as currently in effect; (v) if the Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination and/or opinion letter received from the IRS; (vi) the most recent actuarial reports for the last three (3) plan years, if any; (vii) all correspondence with the IRS or the United States Department of Labor regarding any Benefit Plan, other than that associated with any routine reporting and disclosure obligations; (viii) all discrimination tests for each Benefit Plan for the three (3) most recent plan years, if any; and (ix) a list of all current and former employees of the Company or any ERISA Affiliate receiving COBRA benefits as of the Closing Date. The Company does not have any unwritten Benefit Plans. All Benefit Plans have been approved and administered in accordance with the terms of the Benefit Plans and in accordance with all applicable Legal Requirements, in each case, in all material respects, and are currently in compliance in all material respects with the Legal Requirements currently in effect with respect to such Benefit Plans, including ERISA, the Code, and all similar Legal Requirements.

(c) None of the Company, Sellers, or any ERISA Affiliate, any of their respective Representatives, or, to the Knowledge of Non-ESOP Sellers, any other Person has, with respect to any Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code, Section 406 of ERISA, or similar foreign Legal Requirements). None of the Company or any ERISA Affiliate, any of their respective Representatives, or, to the Knowledge of Non-ESOP Sellers, any other Person has, with respect to any Benefit Plan, breached any fiduciary duty with respect to the investment of the Assets or administration of any Benefit Plan that would reasonably be expected to result in Liability to the Company or any ERISA Affiliate.

(d) Each Benefit Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from Tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination or prototype opinion letter from the IRS as to the form of such Benefit Plan, (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder (the “Remedial Amendment Period”), or (iii) has made application to the IRS for a favorable determination letter within the Remedial Amendment Period.

(e) All contributions or payments required to be made or accrued before the Effective Time under the terms of any Benefit Plan will have been made by the Closing or appropriately accrued on the Financial Statements in accordance with GAAP and applicable Legal Requirements.

(f) No Benefit Plan is (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, or (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), and neither the Company nor any ERISA Affiliate has maintained, contributed to, or been required to contribute to any Benefit Plan described in clauses (i), (ii), or (iii) of this Section 3.16(f) within the last six (6) years. The execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions will not result in a withdrawal from any Benefit Plan described in clauses (i), (ii), or (iii) of this Section 3.16(f) and will not result in any withdrawal Liability under ERISA, the Code, other applicable Legal Requirements, or the terms of any Benefit Plan.

(g) No Benefit Plan provides medical, surgical, hospitalization, life insurance, or similar benefits (whether or not insured) for current or former employees of the Company or any ERISA Affiliate for periods extending beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the Code and applicable Legal Requirements, if any. The requirements of COBRA have been met with respect to each Benefit Plan that is subject to COBRA.

(h) All required reports (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) with respect to each Benefit Plan have been properly and timely filed and/or distributed to participants and other applicable individuals in accordance with the applicable requirements of ERISA and the Code.

(i) Except for the ESOP Amendment and Option Agreements, the execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions will not, either alone or in combination with any other event, (i) entitle any current or former director, manager, officer, employee, or independent contractor of the Company or any ERISA Affiliate to severance pay or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any current or former director, manager, officer, employee, or independent contractor of the Company or any ERISA Affiliate, (iii) require the Company or any ERISA Affiliate to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment or benefit, or (iv) entitle any employee or independent contractor of the Company to terminate such employee’s employment or such independent contractor’s engagement.

(j) Except for determination letters issued by the IRS with respect to plans intended to qualify under Section 401(a) of the Code, neither the Company nor any ERISA Affiliate is a party to any Contract, whether written or unwritten, with the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, or any similar foreign Governmental Authority in regard to any Benefit Plan.

(k) There are no Contracts between the Company or any ERISA Affiliate, on the one hand, and any director, manager, officer, or employee of such Person, on the other hand, pursuant to which the Company or any ERISA Affiliate could be required to make any payment that would not be fully deductible under Section 280G of the Code or that would otherwise be considered an “excess parachute payment” (within the meaning of Section 280G(b)(2) of the Code).

(l) Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance in all material respects with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Benefit Plan, and no director, manager, officer, or employee of the Company or any ERISA Affiliate is entitled to any gross-up, reimbursement, equalization, or similar payment from, or otherwise entitled to be indemnified by, the Company or any ERISA Affiliate for any violation of Section 409A of the Code.

(m) There are no pending or, to the Knowledge of Non-ESOP Sellers, threatened Proceedings that have been asserted relating to any Benefit Plan by any employee or other beneficiary covered under any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits). No examination, voluntary correction proceeding, or audit of any Benefit Plan by any Governmental Authority is in progress or, to the Knowledge of the Non-ESOP Sellers threatened.

(n) Neither the Company nor any ERISA Affiliate has used the services of workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Benefit Plans or the imposition of penalties or excise Taxes with respect to any of the Benefit Plans by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, or any similar foreign Governmental Authority.

(o) The Company, each ERISA Affiliate, and each Benefit Plan that is a “group health plan” (as defined in Section 733(a)(1) of ERISA) is currently in compliance in all material respects with the ACA and all regulations and guidance issued thereunder. None of the Company, any ERISA Affiliate, or any Benefit Plan has incurred any penalty or Tax under Sections 4980D or 4980H of the Code or the ACA.

(p) Neither the Company nor any Seller has taken any actions with respect to employees, compensation, or Benefit Plans in response to the Pandemic, including employee terminations, furloughs, salary, or other pay reductions, pay increases, deferrals of compensation, or deferrals of employer funding contributions to or amendments to any Benefit Plan. To the Knowledge of Non-ESOP Sellers, no employee of the Company who is critical to the day-to-day operations of the Company is unable to perform such employee’s duties and responsibilities as a result (directly or indirectly) of COVID-19.

3.17 ESOP Matters.

(a) The ESOP and the Trust, taken together, are now and at all relevant times have been an employee stock ownership plan described in Section 4975(e)(7) of the Code and the regulations thereunder. The ESOP and the Trust have been maintained and administered in material compliance with ERISA, the Code, and all other applicable Legal Requirements. No prior purchase of Company Capital Stock by the Trust, or distribution or sale of Company Capital Stock by the Trust, has adversely affected the qualified status of the ESOP under Section 401(a) of the Code or the status of the ESOP as an employee stock ownership plan under Section 4975(e)(7) of the Code. The shares of Company Capital Stock acquired by the ESOP and held by the Trust are and at all times have been “employer securities” under Section 407(d)(1) of ERISA and Section 409(l) of the Code and “qualifying employer securities” for purposes of Section 407(d)(5) of ERISA and Section 4975(e)(8) of the Code. The Trust is a trust duly formed in accordance with applicable state Legal Requirements and is, and at all times has been, a trust described in Section 501(a) of the Code. The ESOP received a favorable determination letter (“Determination Letter”) for its last applicable cycle filing under the IRS’ (now discontinued) determination letter program, and the Company satisfied all conditions contained in the Determination Letter in order to retain reliance on the Determination Letter.

(b) The Trust borrowed certain funds from the Original Stockholder on or about November 30, 2005, and applied those proceeds to the payment of the purchase price of a portion of the Company Shares held by the Trust (the “ESOP Formation Transaction”). The Company Shares purchased by the Trust were purchased for no more than “adequate consideration” within the meaning of Section 3(18) of ERISA in accordance with all other requirements of Section 408(e) of ERISA and the terms of the ESOP Formation Transaction, including the sale of the Company Shares to the Trust and the terms of the loans from Original Stockholder, were fair to the ESOP and its participants from a financial point of view. Neither the acquisition of the Company Shares by the Trust under the ESOP Formation Transaction nor any related or other loan to the ESOP constituted a non-exempt prohibited transaction for purposes of Section 406 of ERISA or Section 4975 of the Code. The overall ESOP Formation Transaction, including the sale of the Company Shares to the Trust, and the terms of the loan to the Trust were effected in compliance in all material respects with applicable Legal Requirements.

(c) In connection with the ESOP Formation Transaction, the original Trustee was advised by counsel and an independent financial advisor, both of its own choosing. All trustees for the Trust have performed and complied with all the terms, provisions, agreements and conditions required to be performed or complied with by such trustees, and no unmatured default or breach of any covenant by any party exists thereunder. The board of directors of the Company complied in all material respects with all the duties and responsibilities imposed on the board of directors of the Company under the ESOP and applicable Legal Requirements in connection with the selection and appointment of the Trustee.

(d) The Trustee has received the Fairness Opinion as of the Closing Date, in a form satisfactory to the Trustee, from Columbia Financial Advisors, Inc., who is independent of all parties to the Transactions, including the Company and its Affiliates, and any other “party in interest” within the meaning of Section 3(14) of ERISA with respect to the ESOP and who meets the requirements of an “independent appraiser” under Section 401(a)(28)(C) of the Code, to the effect that (i) the consideration to be received by the ESOP pursuant to this Agreement is not less than “adequate consideration” within the meaning of Section 3(18) of ERISA, and (ii) the terms and conditions of the Transactions, taken as a whole, are fair to the ESOP from a financial point of view. A true, correct and complete copy of the Fairness Opinion has been provided to Buyer as of the Closing Date.

(e) The Company has made available to Buyer complete and accurate copies of (i) all fairness and valuation opinions received by the Trustee or the Company with respect to the Trust, including all fairness and valuation opinions received by the Trustee or the Company in connection with the ESOP Formation Transaction; (ii) any schedules for releases of Company Capital Stock from suspense accounts; (iii) any allocation records evidencing actual releases of Company Capital Stock from suspense accounts and subsequent allocations of Company Capital Stock to participants’ accounts; (iv) any releases of Liens with respect to Company Capital Stock; (v) any opinion letters or other legal correspondence issued to the Trustee with respect to any Company Capital Stock transactions, including opinion letters or other legal correspondence received in connection with the ESOP Formation Transaction; (vi) any documents that provide for indemnification of the fiduciaries of the ESOP at any time within the preceding six (6) years; and (vii) any opinion letters received by it in connection with the ESOP.

(f) Neither the ESOP nor the Trust currently has any Indebtedness.

(g) The Company has delivered or made available to Buyer with respect to the ESOP and Trust a complete and accurate copy of all records maintained by the plan administrator of the ESOP and the Trustee with respect to any pass-through of voting rights to participants in the ESOP that has been required in order to comply with any applicable Legal Requirements, including Sections 401(a)(22) and 409(e) of the Code for any plan year.

(h) The Trustees have complied in all material respects with all of the responsibilities and duties imposed on the Trustees under the ESOP and the Trust, and all applicable Legal Requirements.

(i) The Trustee has determined that (A) the consideration received by the ESOP pursuant to this Agreement is not less than “adequate consideration” within the meaning of Section 3(18) of ERISA, and (B) the terms and conditions of the overall transactions contemplated by this Agreement, taken as a whole, are fair to the ESOP.

(j) Except as provided in the ESOP Amendment there has been no change to the vesting schedule for the ESOP since its inception.

(k) At no time has the ESOP been notified in writing that it is subject to an audit or investigation by either the IRS or the Department of Labor, except for the review of the ESOP made by the IRS in connection with the ESOP’s application for a favorable determination letter. To the Knowledge of Non-ESOP Sellers, there are no threatened audits or investigations by the IRS or Department of Labor with respect to the ESOP.

(l) There has been no finding, holding, ruling or other determination made by any court or Governmental Authority, and there has been no assertion by any fiduciary of the ESOP or the Trust, concerning any matter with respect to the ESOP or the Trust contrary to or inconsistent with any covenant or representation set forth in this Agreement. There is no investigation or review by any Governmental Authority, or action, suit, proceeding or arbitration, pending or concluded, concerning any matter with respect to the ESOP or the Trust relevant as to whether any representation contained in this Agreement was, or has or will at any time become inaccurate or breached.

(m) The Company has made available to Buyer a true, correct and complete copy of the Trust’s Constitutive Documents, Governing Documents, and all Contracts between the Trust and the Company.

(n) The consummation by the Trustee of the transactions contemplated by this Agreement will not involve any non-exempt prohibited transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a Tax may be imposed pursuant to Section 4975(c) of the Code.

3.18 Taxes.

(a) The Company has made available to Buyer in the Virtual Data Room accurate and complete copies of all Tax Returns and all amendments to such Tax Returns filed by or on behalf of, or which include, the Company for the three (3) most recent Tax years prior to the Closing Date. The Company has timely and duly filed all Tax Returns required to be filed by the Company (which are true, accurate, and complete in all material respects) and has timely paid in full, or caused to be paid in full, all Taxes and all assessments of any kind or nature whatsoever (whether or not shown on any Tax Return) allocable to any period ending prior to the Closing and required to be paid by the Company. Without limiting the generality of the foregoing, no such Tax Return contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding or similar Legal Requirement). The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person, and all Forms W-2 and 1099 (and any state equivalent forms) required with respect thereto have been properly completed in all material respects and timely filed with the appropriate Governmental Authority. Neither the Company nor any of its shareholders, directors, officers, or employees is subject to Liability as a “responsible person” under Section 6672 of the Code. All sales, goods and services, and value added Taxes required to be collected and remitted by the Company have been properly collected and timely remitted.

(b) A list of each jurisdiction where the Company files Tax Returns and remits sales or use Taxes is set forth on Schedule 3.18(b) to the Disclosure Letter. All necessary sales Tax exemption certificates have been obtained by the Company and all such certificates have been properly completed and maintained. The Company has not received any written notice that it has engaged in any activity that creates a taxable nexus or establishment in any jurisdiction where the Company does not file Tax Returns, and no claim has ever been made in writing or, to the Knowledge of Non-ESOP Sellers, in any other manner by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or could be subject to taxation by such jurisdiction. There are no Encumbrances (other than Permitted Encumbrances) on any of the Assets of the Company or otherwise affecting the Company that arose from any failure (or alleged failure) to pay any Tax.

(c) No examination or audit of any Tax Return of the Company by any Governmental Authority is currently in progress or, to the Knowledge of Non-ESOP Sellers, threatened. No assessment or other Proceeding by any Governmental Authority is pending or, to the Knowledge of Non-ESOP Sellers, threatened with respect to the Taxes or Tax Returns of the Company. There is no dispute or claim concerning any Liability of the Company for additional Taxes claimed or raised by any Governmental Authority in any written notice or communication provided to the Company.

(d) The unpaid Taxes of the Company did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes to the Interim Balance Sheet). The unpaid Taxes of the Company will not, as of the Closing Date, exceed such reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time in the Ordinary Course (and which reserves will not exceed comparable amounts incurred in similar periods in prior years). Since the Interim Balance Sheet Date, the Company has not incurred any Liability for Taxes outside the Ordinary Course.

(e) The Company has not participated in, and the IRS has not approached the Company with respect to, any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations. Neither the Company nor any of its shareholders, directors, officers, or employees is or has been a “material advisor” under Section 6111 of the Code. The Company is not a party to or bound by any Tax allocation, sharing, or similar Contract (including any advance pricing agreement, closing agreement, voluntary disclosure agreement, or other Contract relating to Taxes with any Governmental Authority) and has no current or potential contractual or legal obligation to indemnify any other Person with respect to Taxes. The Company has not (i) been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code (or any corresponding or similar Legal Requirement) filing a consolidated federal income Tax Return (or any other Tax Return) or (ii) had any Liability for the Taxes of any Person (A) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar Legal Requirement), (B) as a transferee or successor, (C) by Contract, or (D) otherwise.

(f) The Company has not made any payment, is not obligated to make any payment, and is not party to any Contract that under any circumstance could obligate the Company to make any payment that would not be fully deductible under Section 280G of the Code (or any corresponding or similar Legal Requirement) or that would otherwise be considered an “excess parachute payment” (within the meaning of Section 280G(b)(2) of the Code (or any corresponding or similar Legal Requirement)). No Company Contract requires the Company to gross-up, reimburse, equalize, or make any similar payment to, or otherwise indemnify, any Person with respect to any Tax-related payments, including with respect to any Taxes arising under Section 409A, Section 280G, or Section 4999 of the Code, or, in each case, any corresponding or similar Legal Requirement. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period ending on or after the Closing Date as a result of any (i) change in accounting method for any Pre-Closing Tax Periods under Section 481 of the Code (or any corresponding or similar Legal Requirement), (ii) written Contract with a Governmental Authority with regard to the Tax Liability of the Company for any Pre-Closing Tax Periods, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election under Section 108(i) of the Code. The Company has not distributed Securities to another Person, nor had Securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. None of the Assets of the Company is property that the Company is or will be required to treat as being owned by another Person under provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” within the meaning of Section 168 of the Code.

(g) Schedule 3.18(g) to the Disclosure Letter sets forth an accurate and complete list of all elections that have been made (or are pending) and actions that have been taken (or are pending) by the Company pursuant to Sections 2301-2308 of the CARES Act or Sections 7001-7005 of the Families First Act. The Company has (i) properly complied with all requirements of applicable Legal Requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act and (ii) to the extent applicable, properly complied in all material respects with all requirements of applicable Legal Requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act. The Company has not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. The Company has not deferred any payroll tax obligations pursuant to any U.S. presidential memorandum, executive order, or similar publication or document permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).

(h) The Company has not executed any outstanding waivers or comparable Consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney currently in force has been granted by the Company concerning any Taxes or Tax Return. The Company has not received or been the subject of a private Tax ruling or a request for private Tax ruling.

(i) The Company has not (i) been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (ii) been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any corresponding or similar Legal Requirement), (iii) been a “personal holding company” as defined in Section 542 of the Code (or any corresponding or similar Legal Requirement), (iv) been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (v) engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of the Company’s incorporation. No Seller is a “foreign person” as defined in Section 1.1445-2(b) of the Treasury Regulations.

(j) The Company is not a party to any joint venture, partnership, or other Contract that could be treated as a partnership for federal income tax purposes.

(k) No statutory Tax holidays or Tax-advantaged rulings have been granted by any Governmental Authority in favor of the Company.

(l) Schedule 3.18(l) to the Disclosure Letter sets forth, with respect to the Company, the estimated amount of any (i) net operating loss carryforward, (ii) net capital loss carryforward, and (iii) unused investment, foreign, general business, or other Tax credit, together with the amount of any limitation on any of the foregoing under Section 269, Section 382, Section 383, Section 384, or Section 1502 of the Code (or any corresponding or similar Legal Requirement).

(m) Since January 1, 2011, neither the Company nor any predecessor of the Company has been an “S corporation” within the meaning given to such term in Section 1361 of the Code.

(n) None of the Company Shares for which a valid election under Section 83(b) of the Code has not been made is non-transferrable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

3.19 Related Persons. No Related Person (a) is or, at any time on or after January 1, 2019, has been, directly or indirectly, an owner of more than five percent (5%), or an Affiliate, of any Material Customer or Material Supplier or otherwise involved in any business arrangement or relationship with the Company or any Material Customer or Material Supplier, other than employment arrangements with the Company entered into in the Ordinary Course, (b) owns, or on or after January 1, 2019, has owned, directly or indirectly, any material Asset or right, tangible or intangible, used by the Company, or (c) is engaged, or at any time has engaged, directly or indirectly, in competition with the Company. None of Sellers or any other Related Person has, to the Knowledge of the Non-ESOP Seller, made any claim against the Company, either directly or indirectly, for which the Company has or could have Liability to any Seller or any other Related Person.

3.20 Powers of Attorney; Bank Accounts.

(a) The Company has not granted any power of attorney or proxy (revocable or irrevocable) to any Person for any purpose whatsoever.

(b) Schedule 3.20(b) to the Disclosure Letter sets forth an accurate and complete list of the name of each institution in which the Company has a bank account, securities account, safe-deposit box, lockbox account, or any other account (the “Bank Accounts”), the title and account number for each of the Bank Accounts, and the names of all Persons authorized to draw funds from the Bank Accounts or have access to the Bank Accounts.

3.21 Absence of Certain Changes, Events and Conditions. During the period from and including January 1, 2021 through the Closing Date, (i) the Company has (A) conducted the Company’s businesses and operations solely in the Ordinary Course and (B) used commercially reasonable efforts to (1) preserve the Company’s businesses and operations intact, (2) keep available the services of the Company’s employees and independent contractors, and (3) preserve the goodwill of the Company’s customers, suppliers, distributors, lessors, lessees, licensors, licensees, creditors, employees, and independent contractors, as well as all others having business dealings or relations with the Company, and (ii) there has not been any:

(a) Company Material Adverse Effect;

(b) amendment of the Constitutive Documents or Governance Documents of the Company except pursuant to the Transactions;

(c) split, combination, or reclassification of any equity interests or other securities of the Company, including the Securities;

(d) declaration, setting aside, or payment of any distribution of cash or other Asset with respect to any equity interests or other securities of the Company, including the Securities;

(e) issuance, delivery, transfer, grant, sale, purchase, or pledge, or authorization or proposal to do any of the foregoing, by the Company of any equity interests or other securities (including securities convertible into, or subscriptions, rights, warrants, or options to acquire, or other Contracts of any character obligating the issuance of any equity securities or other securities) of, or other ownership interests in, the Company, or repurchase, redemption, or other acquisition, or amendment of any term, by the Company of any outstanding equity interests or other securities of, or other ownership interests in, the Company, including, in each case, the Securities;

(f) entry into any new line of business, entry into any Contract, or other action taken with respect to the opening, relocation, or closing of any branch, office, servicing, or other facility by, or abandonment or discontinuance of any existing lines of business of, the Company;

(g) sale or other disposition of any Asset reflected on the Interim Balance Sheet other than in the Ordinary Course, and except to Buyer pursuant to the Transactions;

(h) acquisition by merger or consolidation with, or by purchase of a substantial portion of the Assets or equity of, or by any other manner, any Person or any business or division of such Person by the Company;

(i) purchase, lease, license, or other acquisition of the right to own, lease, license, operate, or use any Assets by the Company for an amount in excess of $50,000, individually (in the case of a lease or license, per annum), or $50,000 in the aggregate (in the case of a lease or license, for the entire term of the lease or license, respectively), except to Buyer pursuant to the Transactions;

(j) transfer, assignment, sale, lease, license, or other disposition of, or Encumbrance (other than Permitted Encumbrances) placed upon, any of the Assets of the Company, except in the Ordinary Course and except to Buyer pursuant to the Transactions;

(k) material damage, destruction, theft, or loss, or any material interruption in use, of any of the Assets of the Company, or any personal injury loss affecting the Company, in each case, whether or not covered by insurance;

(l) transfer, assignment, sale, lease, license, or other disposition of any material rights under or with respect to any Company IP Rights or disclosure of any confidential or proprietary information regarding the Company or any of its businesses or operations (other than non-exclusive licenses associated with the sale of Company Products in the Ordinary Course), except to Buyer pursuant to the Transactions;

(m) failure to spend funds for any planned or budgeted capital expenditure projects of the Company;

(n) material change in any method of accounting, accounting practice, or Tax reporting methods of the Company, except as required by GAAP or applicable Legal Requirements;

(o) change in the cash management practices and policies, practices, and procedures of the Company with respect to collection of accounts and notes receivable, establishment of reserves for uncollectible accounts and notes receivable, accrual of accounts and notes receivable, payment of accounts and notes payable, inventory control, prepayment of expenses, or deferral of revenue, including (i) taking (or omitting to take) any action that would have the effect of accelerating revenues, accelerating cash receipts, or accelerating the collection of accounts receivable or notes receivable to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods, or (ii) taking (or omitting to take) any action that would have the effect of delaying or postponing the payment of any accounts payable or notes payable to post-Closing periods that would otherwise be expected to be paid in pre-Closing periods;

(p) action by the Company to make, change, or rescind any Tax election or amend any Tax Return, or closing agreement or voluntary disclosure agreement entered into, settlement of any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or other similar action relating to the filing of any Tax Return or the payment of any Tax by the Company;

(q) incurrence, assumption, or guarantee of any Indebtedness by the Company, except unsecured current accounts payable incurred in the Ordinary Course;

(r) cancellation of any material debts, entitlements, or claims or amendment, termination, or waiver of any material rights constituting Assets of the Company;

(s) amendment, modification, waiver, renewal, termination, cancellation, or assignment of, any Material Company Contract, Company Governmental Authorization, or any other Contract or Governmental Authorization that, but for such amendment, modification, waiver, termination, cancellation, or assignment, would have been a Material Company Contract or Company Governmental Authorization;

(t) except as explicitly required by the terms of this Agreement, adoption, modification, or termination of any (i) employment, severance, retention, or other Contract with any current or former director, officer, employee, or independent contractor of the Company, (ii) Benefit Plan or other fringe or employee benefit plan, program, or Contract that, but for such modification or termination, would have been a Benefit Plan, or (iii) collective bargaining or other Contract with a Union, in each case whether written or oral;

(u) (i) grant of any bonuses, whether monetary or otherwise, or material increase (other than annual wages or salary increases in the Ordinary Course) in any wages, salary, severance, pension, or other compensation or benefits in respect of any of the employees or independent contractors of the Company, (ii) change in the terms of employment or engagement for any employee or independent contractor of the Company, (iii) termination of any employees of the Company, (iv) hiring or promoting of any employee or independent contractor of the Company, or (v) action to accelerate the vesting or payment of any compensation or benefit for any employee or independent contractor of the Company, except, in each case, in the Ordinary Course or as explicitly required by the terms of this Agreement (including the accelerated vesting under the ESOP);

(v) loan to, or forgiveness of any loan to, or entry into any other Contract or transaction with, any Related Person;

(w) commencement, compromise, or settlement of any Proceeding by or against the Company;

(x) adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Legal Requirements or consent to the filing of any bankruptcy petition against the Company under similar Legal Requirement; or

(y) entry into any Contract to do any of the foregoing or take any action or omit from taking any action that could reasonably be expected to result in any of the foregoing.

3.22 Brokers or Finders. No investment banker, financial advisor, broker, finder, or other intermediary has been retained by or is authorized to act on behalf of any Seller or the Company that could be entitled to any fee, commission, or other similar payment from Buyer, any Seller, the Company, or any of their respective Affiliates with respect to the Transactions.

3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Letter), Section 7.12(b), or any of the other Transaction Documents, and except with respect to fraud, neither Sellers nor the Company has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Company.

3.24 ESOP Representations. The ESOP, by and through Great Bank Trust Company, as the current Trustee, represents and warrants to the Buyer as of the Closing as follows:

(a) Authority; No Conflict.

(i) This Agreement has been duly and validly executed by the Trustee on behalf of the ESOP, and this Agreement (assuming due authorization, execution, and delivery by the other parties hereto) constitutes the legal, valid, and binding obligation of the ESOP enforceable against the Trust and the ESOP in accordance with its terms, except as enforceability is limited by ERISA and the Enforceability Exceptions. Upon the delivery (and execution, if applicable) by the Trustee of each of the Seller Closing Documents to which the ESOP is a party, each of such Seller Closing Documents (assuming due authorization, execution, and delivery by the other party or parties thereto, if applicable) will constitute the legal, valid, and binding obligation of the ESOP, enforceable against the ESOP in accordance with the terms thereof, except as enforceability is limited by ERISA and the Enforceability Exceptions. The Trustee has the right, power, authority, and capacity to execute and deliver on behalf of the ESOP, this Agreement and the Seller Closing Documents to which the ESOP is a party and to perform the ESOP’s obligations under this Agreement and the Seller Closing Documents to which the ESOP is a party, and such actions have been duly authorized by all necessary company or other governing action by the Trustee, the Trust, and the ESOP, as applicable.

(ii) Neither the execution, delivery, or performance of this Agreement or any of the other Transaction Documents by the Trustee, the ESOP, or the Trust nor the consummation or performance of any of the Transactions by the Trustee, the ESOP, or the Trust will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation or breach of any provision of any of the Constitutive Documents or Governance Documents of the Trustee or the ESOP, (ii) contravene, conflict with, or result in a violation or breach of any Legal Requirement to which the ESOP is subject, (iii) contravene, conflict with, or result in a material violation or material breach of, constitute a material default under, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify any Governmental Authorization held by the ESOP, (iv) contravene, conflict with, or result in a violation or breach of, in each case, in any material respect, or constitute a material default under, or give any Person the right to declare a material default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any material Contract to which the ESOP is a party or by which any of the ESOP’s Assets is otherwise bound, or (v) result in the creation or imposition of any Encumbrance upon any of the Assets of the ESOP (other than Permitted Encumbrances), including the Company Shares held by the ESOP (other than Statutory Transfer Restrictions).

(iii) Except as contemplated under this Agreement, the ESOP will not be required to give any notice to, make any Filing with, or obtain any Consent from any Person in connection with the execution, delivery, and performance of this Agreement or any of the other Transaction Documents, or the consummation and performance of the Transactions.

(b) Knowledge and Experience. The Trust, either alone or with the assistance of its professional advisors, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its entering into the Transactions.

(c) Further Representations. The Trustee also represents and warrants as provided in Sections 3.22 and 3.23 above.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to Sellers as of the Closing as follows:

4.1 Organization and Good Standing. Buyer is duly incorporated, validly existing, and in good standing under the Legal Requirements of the State of Delaware.

4.2 Authority, No Conflict.

(a) This Agreement has been duly and validly executed by Buyer, and this Agreement (assuming due authorization, execution, and delivery by Sellers, the Securityholder Representative, and the Company) constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability is limited by the Enforceability Exceptions. Upon the delivery (and execution, if applicable) by Buyer of each of the Buyer Closing Documents, each of the Buyer Closing Documents (assuming due authorization, execution, and delivery by the other party or parties thereto, if applicable) will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with the terms thereof, except as enforceability is limited by the Enforceability Exceptions. Buyer has the right, power, and authority to execute and deliver this Agreement and the Buyer Closing Documents and to perform Buyer’s obligations under this Agreement and the Buyer Closing Documents, and such actions have been duly authorized by all necessary corporate or other governing action by Buyer.

(b) Neither the execution, delivery, or performance of this Agreement or any of the other Transaction Documents by Buyer nor the consummation or performance of any of the Transactions by Buyer will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation or breach of any provision of any of the Constitutive Documents or Governance Documents of Buyer, or (ii) contravene, conflict with, or result in a violation or breach of any Legal Requirement to which Buyer is subject, except for any such contravention, conflict, violation, or breach, in each case, that would not reasonably be expected to cause a Buyer Material Adverse Effect.

(c) Buyer is not nor will be required to give any notice to, make any Filing with, or obtain any Consent from any Person in connection with the execution, delivery, and performance of this Agreement or any of the other Transaction Documents, or the consummation and performance of the Transactions, except (i) for any such notice, Filing, or Consent that has already been given, made, or obtained or will be given, made, or obtained as of the Closing or (ii) in the event any failure to give such notice, make such Filing, or obtain such Consent, in each case, would not reasonably be expected to cause a Buyer Material Adverse Effect.

4.3 Proceedings; Orders.

(a) There are no Proceedings pending by or against Buyer that challenge, or that would have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions.

(b) There is no Order to which Buyer is subject or bound that would have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

4.4 Brokers or Finders. No investment banker, financial advisor, broker, finder, or other intermediary has been retained by or is authorized to act on behalf of Buyer that could be entitled to any fee, commission, or other similar payment from Buyer, any Seller, the Company, or any of their respective Affiliates with respect to the Transactions.

4.5 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, and except with respect to fraud, neither Buyer nor any of Buyer’s Affiliates has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer.

ARTICLE V

COVENANTS AND AGREEMENTS

5.1 Tax Returns.

(a) Without the prior written consent of Buyer, Sellers shall not, and Sellers shall not permit any of their respective Representatives to, make, change, or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that could have the effect of increasing the Tax Liability or reducing any Tax Asset of the Company in respect of any Post-Closing Tax Period.

(b) The Securityholder Representative, at the sole cost and expense of Securityholders, shall prepare, or cause to be prepared, all income Tax Returns required to be filed by the Company after the Closing Date for all Tax years or other Tax periods of the Company ending on or before the Closing Date, and all costs and expenses to prepare such income Tax Returns shall be drawn from the Securityholder Expense Escrow Account and Buyer and the Securityholder Representative shall promptly instruct the Escrow Agent accordingly. The Securityholder Representative shall prepare, or cause to be prepared, each such income Tax Return consistently with the past practices of the Company in filing the Company’s comparable income Tax Returns, except as otherwise required by applicable Legal Requirements. The Securityholder Representative shall provide Buyer with a draft of each such income Tax Return (including relevant schedules and work papers) at least thirty (30) days prior to the due date for the filing of such income Tax Return. The Securityholder Representative shall permit Buyer to review, comment on, and approve in writing (such approval not to be unreasonably withheld, conditioned, or delayed) each such income Tax Return prior to finalizing such income Tax Return. No fewer than two (2) Business Days prior to the due date for filing each such income Tax Return, (i) the Securityholder Representative shall deliver to Buyer the finalized form of such income Tax Return and (ii) the amount of Taxes shown on each such income Tax Return as required to be paid, except to the extent that such Taxes constituted a Current Liability in the Final Net Working Capital, shall be drawn from the Securityholder Expense Escrow Account, and Buyer and the Securityholder Representative shall promptly instruct the Escrow Agent to disburse such amount to Buyer. If the then current balance of the Securityholder Expense Escrow Amount is insufficient to cover the entire amount required to be paid, then the Non-ESOP Securityholders, Jointly/Severally, shall promptly pay to Buyer the unpaid portion of such amount by wire transfer of immediately available funds to the account designated by Buyer to the Securityholder Representative in writing. Subject to the Securityholder Representative’s compliance with this Section 5.1(b), and subject to Article VI, including Section 6.2(d), Buyer shall timely file, or cause to be timely filed, with the applicable Governmental Authority, each such income Tax Return.

(c) Buyer shall prepare, or cause to be prepared, all non-income Tax Returns required to be filed by the Company after the Closing Date for all Tax years or other Tax periods of the Company ending on or before the Closing Date, and all costs and expenses to prepare such non-income Tax Returns shall be drawn from the Securityholder Expense Escrow Account and Buyer and the Securityholder Representative shall promptly instruct the Escrow Agent accordingly. Buyer shall prepare, or cause to be prepared, each such non-income Tax Return consistently with the past practices of the Company in filing the Company’s comparable non-income Tax Returns, except as otherwise required by applicable Legal Requirements. Buyer shall provide the Securityholder Representative with a draft of each such non-income Tax Return (including relevant schedules and work papers) at least thirty (30) days prior to the due date for the filing of such non-income Tax Return. Subject to the last sentence of this Section 5.1(c), Buyer shall permit the Securityholder Representative to review, comment on, and approve in writing (such approval not to be unreasonably withheld, conditioned, or delayed) each such non-income Tax Return prior to finalizing such non-income Tax Return. Any amount of Taxes shown on each such non-income Tax Return as required to be paid, except to the extent that such Taxes constituted a Current Liability in the Final Net Working Capital, shall be drawn from the Securityholder Expense Escrow Account, and Buyer and the Securityholder Representative shall promptly instruct the Escrow Agent to disburse such amount to Buyer. If the then current balance of the Securityholder Expense Escrow Amount is insufficient to cover the entire amount required to be paid, then the Non-ESOP Securityholders, Jointly/Severally, shall promptly pay to Buyer the unpaid portion of such amount by wire transfer of immediately available funds to the account designated by Buyer to the Securityholder Representative in writing. Subject to Article VI, including Section 6.2(d), Buyer shall timely file, or cause to be timely filed, with the applicable Governmental Authority, each such non-income Tax Return.

(d) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date for any Straddle Period (“Straddle Period Tax Returns”). Buyer shall prepare, or cause to be prepared, each such Straddle Period Tax Return consistently with the past practices of the Company in filing the Company’s comparable Tax Returns, except as otherwise required by applicable Legal Requirements. Buyer shall provide the Securityholder Representative with a draft of each such Straddle Period Tax Return (including relevant schedules and work papers) at least thirty (30) days prior to the due date for the filing of such Straddle Period Tax Return. Subject to the last sentence of this Section 5.1(d), Buyer shall permit the Securityholder Representative to review, comment on, and approve in writing (such approval not to be unreasonably withheld, conditioned, or delayed) each such Straddle Period Tax Return prior to finalizing such Straddle Period Tax Return. Any portion of the amount of Taxes shown on each such Straddle Period Tax Return as required to be paid that relates to the portion of such Straddle Period through the end of the Closing Date, except to the extent that such Taxes constituted a Current Liability in the Final Net Working Capital, shall be drawn from the Securityholder Expense Escrow Account, and Buyer and the Securityholder Representative shall promptly instruct the Escrow Agent to disburse such amount to Buyer. If the then current balance of the Securityholder Expense Escrow Amount is insufficient to cover the entire amount required to be paid, then the Non-ESOP Securityholders, Jointly/Severally, shall promptly pay to Buyer the unpaid portion of such amount by wire transfer of immediately available funds to the account designated by Buyer to the Securityholder Representative in writing. With respect to any Straddle Period, the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for any portion of such Straddle Period through the end of the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes of the Company for any portion of such Straddle Period through the end of the Closing Date will be determined to be the amount of such Tax for such entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in that portion of such Straddle Period through the end of the Closing Date, and the denominator of which is the number of days in such entire Straddle Period. Subject to Article VI, including Section 6.2(d), Buyer shall timely file, or cause to be timely filed, with the applicable Governmental Authority, each such Straddle Period Tax Return.

(e) To the extent permitted by applicable Legal Requirements, Sellers shall include any income, gain, loss, deduction, or other Tax items for all applicable Pre-Closing Tax Periods on their respective Tax Returns in a manner consistent with the Schedule K-1s prepared for such applicable Pre-Closing Tax Periods.

(f) The Securityholder Representative, on the one hand, and Buyer, on the other hand, shall provide each other with such cooperation and information as either of them reasonably requests of the other in filing any Tax Return pursuant to this Article V or in connection with any audit or other Proceeding in respect of Taxes of the Company. Such cooperation and information includes providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers, and documents relating to rulings or other determinations by Tax authorities. The Securityholder Representative, on the one hand, and Buyer, on the other hand, shall retain all Tax Returns, schedules, work papers, and other material documents in such Party’s respective possession relating to Tax matters of the Company for any Pre-Closing Tax Period until the expiration of the statute of limitations of the Pre-Closing Tax Periods to which such Tax Returns relate, without regard to extensions, except to the extent notified by the other Party in writing of such extensions for the respective Pre-Closing Tax Period.

5.2 Amended Tax Returns and Carrybacks. Without the prior written consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned, or delayed), unless otherwise required by applicable Legal Requirements, Buyer shall not cause or permit any amendment of any income Tax Return of the Company for any Pre-Closing Tax Period, or cause or permit any carryback of any Tax attributes from any Post-Closing Tax Period to any Pre-Closing Tax Period.

5.3 Tax Refunds. Any refund of Taxes of the Company paid with respect to any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Refund”), will be for the account of Securityholders, except to the extent such Pre-Closing Tax Refund constituted a Current Asset in the Final Net Working Capital or arises as the result of a carryback beginning after the Closing Date. Within fifteen (15) Business Days of the receipt of any Pre-Closing Tax Refund by Buyer or any of Buyer’s Affiliates, Buyer shall pay to each Securityholder such Securityholders’ Pro Rata Percentage of such Pre-Closing Tax Refund, net of any Taxes thereon and any cost to Buyer and Buyer’s Affiliates attributable to obtaining and receipt of such Pre-Closing Tax Refund. If any Pre-Closing Tax Refund or portion thereof is subsequently disallowed or required to be returned to the applicable Governmental Authority, then the Non-ESOP Securityholders, Jointly/Severally, shall promptly return all such amounts (plus any interest in respect of such amounts owed to the applicable Governmental Authority) to Buyer.

5.4 Tail Insurance. Buyer shall obtain and pay for, at or prior to the Closing, “tail” coverage under the Company’s existing directors’ and officers’ liability and fiduciary liability insurance policies (the “Tail Policies”) in respect of Effects occurring at or prior to the Closing (including for acts or omissions occurring in connection with the consummation and performance of the Transactions) covering claims asserted within six (6) years after the Closing Date (the “Tail Policies”).

5.5 Confidentiality.

(a) For the duration of the Restricted Period, each Seller shall ensure that no confidential and proprietary information concerning the Company and the Company’s respective businesses and operations that such Seller, the Securityholder Representative, any of such Seller’s respective Affiliates, or any of the Representatives of any of the foregoing now possess or hereafter create or obtain, including any confidential or proprietary information relating to the financial condition, results of operations, businesses, Assets, Liabilities, or future prospects of the Company or relating to any customer, supplier, distributor, lessor, licensor, licensee, or creditor of the Company, is published, disclosed, or made accessible by any of them to any other Person at any time or used by any of them without the prior written consent of Buyer (such consent to be given in Buyer’s sole discretion); provided, however, that the restrictions of this Section 5.5 do not apply to the extent such information has otherwise become publicly available other than as the result of a breach by any Seller of such Seller’s obligations under this Agreement. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), none of Sellers will be held criminally or civilly liable under any federal or state trade secret Legal Requirement for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local Governmental Authority, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of a Legal Requirement; or (ii) in a complaint or other Filing filed in a lawsuit or other Proceeding, if such document is made under seal. Further, if any Seller files a lawsuit for retaliation by an employer for reporting a suspected violation of a Legal Requirement, such Seller is permitted to disclose the trade secret to the attorney of such Seller and use the trade secret information in the court proceeding, if Seller files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, including this Section 5.5, is intended to limit or will be used in any way to limit a Seller’s rights to communicate or cooperate with, or provide information to, any Governmental Authority, as provided for, protected under, or warranted by applicable Legal Requirements.

(b) Sellers shall not release any Person from the confidentiality provisions of any Contract (each, a “Seller Confidentiality Agreement”) to which such Seller or Representative is a party with respect to (i) any transfer, sale, or issuance of equity interests or other securities (including the Securities) of the Company or any transfer or sale of any material portion of the Assets of the Company, (ii) the issuance of any equity or debt interests or other securities (other than trade accounts or notes payable in the Ordinary Course) of the Company, or (iii) any acquisition, business combination, amalgamation, change of control, merger, recapitalization, or other similar transaction involving the Company, whether structured as an Asset sale, equity sale, merger, or otherwise.

(c) Notwithstanding anything in the Confidentiality Agreement or the Letter of Intent to the contrary, Sellers agree that, immediately and automatically upon the Closing, none of Buyer or any of Buyer’s Affiliates, or any of their respective Representatives, will have any further obligations to Sellers, the Securityholder Representative, or any of Sellers’ respective Affiliates under, or be subject to the restrictions in, the Confidentiality Agreement or the Letter of Intent.

5.6 Public Announcements and Other Communications. Unless required by applicable Legal Requirements, none of the Parties shall make any public disclosure or permit any of such Party’s Affiliates or Representatives to make any public disclosure (whether or not in response to an inquiry) with respect to the Transaction Documents and the Transactions unless previously approved by Buyer and the Securityholder Representative in writing. Nothing in this Agreement, including the foregoing sentence, shall prevent Buyer or any of its Affiliates from filing a copy of this Agreement as an exhibit to a Current Report on Form 8-K (describing the Transactions) with the SEC and issuing a press release, in each case, as required by the Exchange Act and applicable stock exchange listing standards (as determined by Buyer in its reasonable discretion).

5.7 Restrictive Covenants.

(a) During the Restricted Period, each Non-ESOP Securityholder identified on Annex G (each a “Restricted Securityholder”) shall not, whether on such Restricted Securityholder’s own behalf or on behalf of, or in conjunction with, or through any other Person (other than Buyer in the performance of any such Seller’s employment duties on behalf of Buyer, if applicable), directly or indirectly, (i) engage in, or assist other Persons in engaging in, a Restricted Business in a Restricted Area, (ii) acquire any interest in, or render services to, any Person that engages in, directly or indirectly, a Restricted Business in a Restricted Area in any capacity, including as a partner, principal, equity holder, creditor, trustee, or other Representative, (iii) interfere with, or attempt to interfere with, any of the business relationships (whether formed before, on, or after the Closing Date) between Buyer, the Company, or any of the Affiliates of any of the foregoing (collectively, the “Buyer Group”) and any of the customers, suppliers, distributors, lessors, lessees, licensors, licensees, or creditors of any Person within the Buyer Group, or any others having business dealings or relations with any Person within the Buyer Group (including by bidding, quoting, or accepting the business of any customer or potential customer of any Person within the Buyer Group). Notwithstanding the foregoing, each Restricted Securityholder is permitted to, directly or indirectly, own, solely as an investment, securities of any Person engaged in a Restricted Business in a Restricted Area that are publicly traded on a national securities exchange solely if such Seller (A) is not a controlling person of, or a member of a group that controls, such Person, (B) does not, directly or indirectly, own one (1%) or more of any class of securities of such Person, and (C) has no active participation in the business of such Person.

(b) During the Restricted Period, each Non-ESOP Securityholder shall not, whether on such Non-ESOP Securityholder’s own behalf or on behalf of, or in conjunction with, or through any other Person (other than Buyer in the performance of any such Seller’s employment duties on behalf of Buyer, if applicable), directly or indirectly, (i) solicit, induce, or encourage, or attempt to solicit, induce, or encourage (other than a general solicitation that is not directed at any current or former employee or independent contractor of any Person within the Buyer Group), any employee or independent contractor of any Person within the Buyer Group to leave such employee’s employment or independent contractor’s engagement with such Person, (ii) hire, employ, or otherwise engage, or attempt to hire, employ, or otherwise engage, any employee of any Person within the Buyer Group as an employee, independent contractor, or otherwise, or (iii) otherwise interfere with, or attempt to interfere with, the relationship between any Person within the Buyer Group and any employee or independent contractor of such Person. Notwithstanding the foregoing, each Seller is permitted to hire or engage any such employee or independent contractor whose employment or engagement with all Persons within the Buyer Group has been terminated after one (1) year from the date of such termination, subject, in each case, to any non-competition, non-solicitation, confidentiality, and other similar Contracts between any Person within the Buyer Group and such employee or independent contractor.

(c) Each Non-ESOP Securityholder acknowledges and agrees that the provisions of this Agreement are (i) reasonable and not any greater than reasonably necessary to protect the Buyer Group, and (ii) in consideration of (A) the Transactions, including such Non-ESOP Securityholder’s right to receive the portion of the Purchase Price payable to such Seller, and (B) additional good and valuable consideration as set forth in this Agreement and the other Transaction Documents. Each Non-ESOP Securityholder acknowledges and agrees that the Purchase Price is sufficient to support such Non-ESOP Securityholder’s obligations under this Section 5.7. In addition, each Non-ESOP Securityholder acknowledges and agrees (1) that the business of the Buyer Group is or could be conducted throughout the Restricted Area, and (2) the Buyer Group has business activities and valuable business relationships within the Buyer Group’s industries throughout the Restricted Area. Each Non-ESOP Securityholder acknowledges and agrees that the potential harm to the Buyer Group of the non-enforcement of any provision of this Section 5.7 outweighs any potential harm to such Non-ESOP Securityholder of its enforcement by injunction or otherwise. Each Non-ESOP Securityholder acknowledges and agrees that such Non-ESOP Securityholder has carefully read this Agreement, or has had this Agreement carefully read on such Non-ESOP Securityholder’s behalf, and consulted with legal counsel of such Non-ESOP Securityholder’s choosing regarding the contents of this Agreement, has given careful consideration to the restraints imposed upon such Non-ESOP Securityholder by this Section 5.7, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of confidential and proprietary information of the Buyer Group now existing or to be developed in the future. Each Non-ESOP Securityholder acknowledges and agrees that each and every restraint imposed by this Section 5.7 is reasonable with respect to subject matter, duration, scope, and geographical area. Particularly, each Non-ESOP Securityholder acknowledges and agrees that, despite any presumptively reasonable timeframes set forth in the Legal Requirements of any jurisdiction, the Restricted Period, as applicable to this Section 5.7, is reasonable under these particular circumstances in light of the amount of consideration being provided to such Seller in connection with this Agreement, as well as the nature and value of the ongoing goodwill and business operations of the Company.

(d) It is expressly acknowledged and agreed that although the Parties consider the restrictions contained in this Section 5.7 to be reasonable and not any greater than reasonably necessary to protect the Buyer Group, if a court of competent jurisdiction makes a final judicial determination that any restriction regarding the subject matter, duration, scope, or geographical area or any other restriction contained in this Section 5.7 is an unenforceable restriction against any Non-ESOP Securityholder, then the provisions of this Section 5.7 are not to be rendered void and, with respect to such Non-ESOP Securityholder, such court is expressly empowered to reform such restriction, and such restriction will be deemed reformed, in such jurisdiction to apply as to such maximum subject matter, duration, scope, and geographical area and to such maximum extent as such court judicially determines to be enforceable against such Non-ESOP Securityholder. Alternatively, in the event any court of competent jurisdiction finds that any restriction contained in this Section 5.7 is unenforceable against any Non-ESOP Securityholder, and such restriction cannot be reformed so as to make it enforceable against such Non-ESOP Securityholder, such finding will not affect the enforceability against such Non-ESOP Securityholder of any other restriction contained in this Section 5.7 in such jurisdiction or any of the restrictions in this Section 5.7 in any other jurisdiction.

(e) In the event of a breach of this Section 5.7 by a Non-ESOP Securityholder, the Restricted Period as it applies to such Non-ESOP Securityholder will be extended by the duration of such breach.

5.8 Indemnification of Directors and Officers. Until the six (6) year anniversary of the Closing Date or such time as the Company is no longer a controlled Affiliate of Buyer, Buyer shall cause the Company to indemnify and advance expenses to current and former directors and officers of the Company in a manner substantially similar to the manner provided for by the director and officer indemnification provisions of the Constitutive Documents and/or Governance Documents of the Company, as applicable, in effect as of immediately prior to the Closing Date, except as otherwise prohibited by applicable Legal Requirements. Notwithstanding anything in this Agreement to the contrary, no such current or former director or officer is entitled to any limitation of liability, exculpation, indemnification, contribution, or advancement or reimbursement of expenses from Buyer or any of Buyer’s Affiliates under any of their respective Constitutive Documents or Governance Documents, this Section 5.8, or otherwise with respect to any Third-Party Claim or Direct Claim for which indemnification is sought by a Buyer Indemnified Person in accordance with Article VI. Notwithstanding anything in this Agreement to the contrary, this Section 5.8 is binding upon and inures solely to the benefit of the Parties, and nothing in this Section 5.8, express or implied, confers upon any Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.8. Until the six (6) year anniversary of the Closing Date Buyer shall not amend the Constitutive Documents and/or Governance Documents of the Company in any way that diminishes or eliminates any rights of indemnification for current or former directors and officers of the Company, subject to the provisions of this Section 5.8.

5.9 ESOP Covenants.

(a) Effective as of the Closing, the Company shall amend and terminate the ESOP, pursuant to a form of amendment reasonably satisfactory to Buyer (the “ESOP Amendment”): (i) to provide that the ESOP no longer is an “employee stock ownership plan” within the meaning of Section 4975 of the Code; (ii) to freeze the eligible ESOP participation as of the Closing Date and provide that after the Closing Date no contributions shall be made to the ESOP; (iii) to permit distributions to participants of their ESOP account balances as provided in subparagraph (c) below; (iv) to fully vest all accounts under the ESOP; and (v) to make any other necessary changes required by applicable Legal Requirements.

(b) Following the Closing, Buyer intends to cause the Company to apply for a favorable determination from the IRS with respect to the Company’s application on IRS Form 5310 submitted in conjunction with the termination of the ESOP (the “IRS Determination”). All reasonable expenses and reasonable costs associated with the termination of the ESOP, including the preparation and filing for the IRS Determination shall be paid by the Trust to the extent permissible by the terms of the ESOP, the Trust and applicable Legal Requirements. The Company shall provide to Trustee a preliminary draft of the IRS Determination application for review and comment.

(c) Prior to the receipt of the IRS Determination, the Trustee shall distribute (or cause to be rolled over to another qualified retirement plan or individual retirement account, as directed by each ESOP participant) up to seventy percent (70%) of the value of the account balances of the ESOP participants (“Initial Distributions”). As soon as practicable following the later of (i) the receipt of the IRS Determination or (ii) the final release of the then-current balance of the Primary Indemnification Escrow Amount, the then-current balance of the Securityholder Expense Escrow Amount, and the then-current balance of the Adjustment Escrow Amount, the Trustee, at the direction of the ESOP plan administrator, shall distribute (or cause to be rolled over to another qualified retirement plan or IRA, as directed by each ESOP participant) all remaining ESOP account balances.(d) In no event shall the Company have any obligation to defend or indemnify any Seller against or for any Proceedings, Damages, or Liabilities with respect to any Third-Party Claim or Direct Claim for which indemnification is sought by a Buyer Indemnified Person in accordance with Article VI arising in connection with or relating to such Seller’s service as a Trustee, and each Seller does hereby waive and release any such right to defense or indemnity arising under any Contract (including but not limited to the ESOP and the Healthcare Resource Group, Inc. Employee Stock Ownership Trust Agreement) with the Company or otherwise, solely with respect to an obligation described in this Section 5.9(d).

(e) To the extent permitted by the terms of the Trust, the ESOP, and applicable Legal Requirements, the Trust shall bear the costs and expenses in connection with the administration and winding up of the ESOP for periods after the Closing Date, including Trustee’s fees, administration fees, ESOP audit fees, and legal fees.

5.10 Further Assurances. Following the Closing, the Parties shall reasonably cooperate with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties agree (a) to furnish upon request to the other Parties such further information, (b) to execute and deliver to each other Party such other documents, and (c) to do such other acts and things, all as the other Parties reasonably request, for the purpose of carrying out the intent of this Agreement and the Transactions. In addition, without limiting the generality of the foregoing, Sellers shall, and Sellers shall cause their respective Representatives to, cooperate with Buyer, as reasonably requested by Buyer, in connection with any updates to the legal or equitable ownership records with respect to any registrations (or applications for registration) of the Company IP Rights to reflect the Company or the Company’s designee as the holder of the same.

ARTICLE VI

INDEMNIFICATION

6.1 Survival. All representations, warranties, covenants, obligations, and agreements in this Agreement, and the right to commence any claim with respect thereto, will survive the Closing and the consummation and performance of the Transactions and continue in full force and effect for the time periods set forth in Section 6.4.

6.2 Indemnification Obligations of Securityholders. From and after the Closing and subject to the limitations set forth in this Article VI, Securityholders, Jointly/Severally, shall indemnify Buyer and Buyer’s Affiliates, their respective equity holders, and the Representatives of each of the foregoing (collectively, the “Buyer Indemnified Persons”), and shall save and hold each of them harmless against, and shall pay, compensate, and reimburse each of them for, any Damages that any such Buyer Indemnified Person suffers, sustains, or becomes subject to, directly or indirectly, as a result of, in connection with, or related to:

(a) any (i) inaccuracy in or breach of any representation or warranty made by any Seller in Article III or Section 7.12(b) regardless of whether such Damages relate to a Third-Party Claim, (ii) Third-Party Claim that, if meritorious, would constitute or give rise to any inaccuracy in or breach of any representation or warranty made by any Seller in Article III or Section 7.12(b), or (iii) inaccuracy in or breach of the certificate delivered to Buyer pursuant to Section 2.4(a)(xii);

(b) any nonfulfillment, nonperformance, or other breach of any covenant, obligation, or agreement of any Securityholder or the Company in the Transaction Documents;

(c) any unpaid Closing Indebtedness or Closing Transaction Expenses;

(d) any (i) Taxes (or the non-payment thereof) of the Company in relation to the conduct of the businesses and operations of the Company for any Pre-Closing Tax Period, including those Taxes set forth on the Tax Returns contemplated by Section 5.1 (subject to the penultimate sentence of Section 5.1(d) with respect to Straddle Period Tax Returns), (ii) Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar Legal Requirement, (iii) Taxes of any Person (other than the Company) that relate to an event or transaction occurring on or before the Closing Date that are imposed on the Company as a transferee or successor, by Contract, or pursuant to any Legal Requirement, (iv) Taxes or other Damages incurred by Buyer or the Company pursuant to Section 280G of the Code in connection with the Transactions, (v) Taxes of the Company with respect to a Pre-Closing Tax Period that have been deferred under the CARES Act and are not paid in full to the appropriate Governmental Authority prior to the Closing, or (vi) Taxes of Buyer or its Affiliates attributable to (A) the forgiveness of all or a portion of the PPP Loan including as a result of the treatment of such forgiveness as giving rise to cancellation of indebtedness income for income Tax purposes or resulting in a disallowance of deductions for income Tax purpose or (B) Tax credits claimed by the Company under Sections 7001 through 7005 of the Families First Act;

(e) any current or former director or officer of the Company seeking or obtaining limitation of liability, exculpation, indemnification, contribution, or advancement or reimbursement of expenses from Buyer or any of Buyer’s Affiliates under any of their respective Constitutive Documents or Governance Documents, Section 5.8, or otherwise with respect to any Third-Party Claim or Direct Claim for which indemnification is sought by a Buyer Indemnified Person in accordance with this Article VI;

(f) any Liability under Title IV of ERISA or under COBRA that is imposed on the Company as a result of the Company being a Seller ERISA Affiliate;

(g) any claims relating to the allocation of the Purchase Price among Securityholders;

(h) any amount payable to any Optionholder in respect of the Company Options in excess of such holder’s Option Payment; or

(i) any of the matters set forth on Annex F.

6.3 Indemnification Obligations of Buyer. From and after the Closing and subject to the limitations set forth in this Article VI, Buyer shall indemnify Securityholders and their respective Representatives (collectively, the “Securityholder Indemnified Persons”), and shall save and hold each of them harmless against, and shall pay, compensate, and reimburse each of them for, any Damages that any such Securityholder Indemnified Person suffers, sustains, or becomes subject to, directly or indirectly, as a result of, in connection with, or related to:

(a) any (i) inaccuracy in or breach of any representation or warranty made in Article IV regardless of whether such Damages relate to a Third-Party Claim, (ii) Third-Party Claim that, if meritorious, would constitute or give rise to any inaccuracy in or breach of any representation or warranty made in Article IV, or (iii) inaccuracy in or breach of the certificate delivered to the Securityholder Representative pursuant to Section 2.4(b)(iii); or

(b) any nonfulfillment, nonperformance, or other breach of any covenant, obligation, or agreement of Buyer in the Transaction Documents.

6.4 Time Limitations.

(a) Subject to Section 6.5(g), the Non-ESOP Securityholders shall have no Liability under Section 6.2(a) (other than with respect to the Seller Excluded Representations), unless on or before the eighteen (18) month anniversary of the Closing Date, Buyer delivers to the Securityholder Representative a Claim Notice with respect thereto. Subject to Section 6.5(g), the Non-ESOP Securityholders shall have no Liability under Section 6.2(a) (solely with respect to the Seller Excluded Representations), Section 6.2(b) Section 6.2(c), Section 6.2(d), Section 6.2(e), Section 6.2(f), Section 6.2(g), or Section 6.2(h) unless on or before the four (4) year anniversary of the Closing Date, Buyer delivers to the Securityholder Representative a Claim Notice with respect thereto. Subject to Section 6.5(g), the Non-ESOP Securityholders shall have no Liability under Section 6.2(i) unless on or before the six (6) year anniversary of the Closing Date, Buyer delivers to the Securityholder Representative a Claim Notice with respect thereto. The ESOP shall have no liability under Section 6.2 unless on or before the eighteen (18) month anniversary of the Closing Date, Buyer delivers to the Securityholder Representative a Claim Notice with respect thereto.

(b) Subject to Section 6.5(g), Buyer shall have no Liability under Section 6.3(a) (other than with respect to the Buyer Fundamental Representations), unless on or before the eighteen (18) month anniversary of the Closing Date, the Securityholder Representative deliver a Claim Notice to Buyer with respect thereto. Subject to Section 6.5(g), Buyer shall have no Liability under Section 6.3(a) (solely with respect to the Buyer Fundamental Representations) or Section 6.3(b), unless on or before the four (4) year anniversary of the Closing Date, the Securityholder Representative delivery a Claim Notice to Buyer with respect thereto.

(c) Upon the giving of notice as contemplated by Section 6.4(a) or Section 6.4(b), as applicable, the Indemnified Person’s rights with respect to the claim or potential claim specified in such notice shall survive the time at which such claim or potential claim would otherwise terminate pursuant to this Agreement (regardless of when the Damages in respect of such claim or potential claim are actually incurred), and such Indemnified Person shall be entitled to commence a Proceeding subsequent to the applicable survival date for the enforcement of such Indemnified Person’s rights under this Article VI.

6.5 Certain Other Limitations and Guidelines.

(a) Subject to Section 6.5(g), Securityholders shall have no Liability under Section 6.2(a) (other than with respect to the Seller Excluded Representations, to which such limitation does not apply) for any Damages related thereto for which Securityholders would be liable, but for this sentence, until the aggregate amount of all such Damages equals or exceeds on a cumulative basis a dollar amount equal to the Deductible Amount, in which event Securityholders shall be liable for all such Damages in excess of the Deductible Amount. Subject to Section 6.5(g), Securityholders shall have no Liability under Section 6.2(a) (other than with respect to the Seller Excluded Representations, to which such limitation does not apply) for any Damages related thereto for which Securityholders would be liable, but for this sentence, that exceed a dollar amount equal to the Primary Cap Amount. Subject to Section 6.5(g) (and without limiting the application of the Primary Cap Amount to Damages arising under Section 6.2(a) (other than with respect to the Seller Excluded Representations) as set forth in the immediately preceding sentence), the Securityholders shall have no Liability under Section 6.2 (except under (i) Section 6.2(a), solely with respect to the Seller Ownership and Authority Representations, and (ii) Section 6.2(i), in each case, to which such limitation does not apply) for any Damages related thereto for which the Securityholders would be liable, but for this sentence, that exceed a dollar amount equal to the Incremental Cap Amount. Subject to Section 6.5(g) (and without limiting the application of the Primary Cap Amount and the Incremental Cap Amount as set forth in this Section 6.5), no Securityholder shall have any Liability under Section 6.2(a), solely with respect to the Seller Ownership and Authority Representations, or under Section 6.2(i) for any Damages related thereto for which such Securityholder would be liable, but for this sentence, that exceed a dollar amount equal to such Securityholder’s Ultimate Cap Amount. Notwithstanding anything to the contrary in this Section 6.5(a), the ESOP shall have no liability under Section 6.2 for Damages in excess of the Primary Cap Amount.

(b) Subject to Section 6.5(g), Buyer shall have no Liability under Section 6.3(a) (other than with respect to the Buyer Fundamental Representations, to which such limitation does not apply) for any Damages related thereto for which Buyer would be liable, but for this sentence, until the aggregate amount of all such Damages equals or exceeds on a cumulative basis a dollar amount equal to the Deductible Amount, in which event Buyer shall be liable for all such Damages in excess of the Deductible Amount. Subject to Section 6.5(g), Buyer shall have no Liability under Section 6.3(a) (other than with respect to the Buyer Fundamental Representations, to which such limitation does not apply) for any Damages related thereto for which Buyer would be liable, but for this sentence, that exceed a dollar amount equal to the Primary Cap Amount. Subject to Section 6.5(g) (and without limiting the application of the Primary Cap Amount to Damages arising under Section 6.3(a) (other than with respect to the Buyer Fundamental Representations) as set forth in the immediately preceding sentence), Buyer shall have no Liability under Section 6.3(a) for any Damages related thereto for which Buyer would be liable, but for this sentence, that exceed a dollar amount equal to the Purchase Price.

(c) An Indemnifying Person’s indemnification obligation with respect to Damages owed pursuant to Section 6.2 or Section 6.3, as applicable, shall be reduced by (i) insurance proceeds or third-party indemnity payments, in each case, that are actually received by the Indemnified Person with respect to such Damages (net of any related costs incurred in connection therewith, including costs of recovery, deductibles, retroactive premiums, and premium increases), and (ii) any Tax Benefit actually recognized by the applicable Indemnified Person or any Affiliate thereof within two (2) years after the Tax year in which the related Damages are incurred (net of any related costs incurred in connection therewith). Each Indemnified Person shall use commercially reasonably efforts to recover under applicable insurance policies or for any Damages covered by such insurance policies or third-party indemnities; provided, however, such Indemnified Person shall not be required to make any claim under any such insurance policy or for any third-party indemnity prior to making a claim for indemnification under this Agreement.

(d) The Parties agree that an Indemnified Person’s rights to indemnification or other remedy with respect thereto or otherwise under Section 6.2 or Section 6.3, as applicable, are part of the basis of the bargain contemplated by this Agreement.

(e) The Parties intend for each representation, warranty, covenant, obligation, and agreement contained in this Agreement to have independent significance. If an inaccuracy exists in, or any Party has breached, any representation, warranty, covenant, obligation, or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant, agreement, or obligation relating to the same subject matter (regardless of the relative levels of specificity) that is accurate or such Party has not breached will not detract from or mitigate the fact that an inaccuracy exists in, or such Party is in breach of, such first representation, warranty, covenant, obligation, or agreement.

(f) For purposes of calculating the amount of Damages to which a Buyer Indemnified Person is entitled under this Article VI, the term “material”, “materially”, “material adverse effect”, and “Company Material Adverse Effect” and other similar qualifications will be disregarded.

(g) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement, including Section 6.4 and this Section 6.5, limits the survival of any claim or potential claim (including any Third-Party Claim or Direct Claim) or the Liability of any Indemnifying Person to an Indemnified Person for fraud.

6.6 Procedure for Indemnification – Third-Party Claims.

(a) If any Indemnified Person receives notice of the assertion or commencement of any Proceeding made or brought by or on behalf of any Person who is not a Party or an Affiliate of a Party (a “Third-Party Claim”) against such Indemnified Person with respect to which the Indemnifying Person is obligated to provide indemnification under this Agreement, then such Indemnified Person shall give the Indemnifying Person prompt written notice of such Third-Party Claim in the form of a Claim Notice. The failure to give such prompt written Claim Notice will not, however, relieve the Indemnifying Person of the Indemnifying Person’s indemnification obligations, except and only to the extent that the Indemnifying Person is materially prejudiced by reason of such failure.

(b) The Indemnifying Person shall have the right to participate in or, by giving written notice to the Indemnified Person within thirty (30) days after being notified of a Third-Party Claim by the Indemnified Person in accordance with Section 6.6(a) and unconditionally and irrevocably acknowledging in writing the Indemnifying Person’s indemnification obligations to the Indemnified Person with respect to such Third-Party Claim, to assume the defense of such Third-Party Claim at the Indemnifying Person’s expense and by the Indemnifying Person’s own counsel (such counsel must be reasonably acceptable to the Indemnified Person), and the Indemnified Person shall cooperate in good faith in such defense. If the Indemnifying Person assumes the defense of such Third-Party Claim in accordance with the immediately preceding sentence, then the Indemnified Person shall have the right, at the Indemnified Person’s own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by the Indemnified Person subject to the Indemnifying Person’s right to control the defense thereof and, in any event, the Indemnifying Person shall keep the Indemnified Person fully apprised as to the status of such defense. If the Indemnifying Person elects not to assume the defense of such Third-Party Claim or fails to timely notify the Indemnified Person in writing of the Indemnifying Person’s election to assume the defense of such Third-Party Claim within the time period prescribed in this Section 6.6(b) or fails to unconditionally and irrevocably acknowledge in writing the Indemnifying Person’s indemnification obligations to the

Indemnified Person with respect to such Third-Party Claim, then the Indemnified Person, subject to Section 6.6(d), shall be entitled to pay, compromise, and defend such Third-Party Claim and seek indemnification for any and all Damages based upon, arising out of, with respect to, or by reason of such Third-Party Claim, in accordance with the limitations and conditions of this Article VI. Buyer, on the one hand, and the Securityholders and the Securityholder Representative, on the other hand, shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim. Notwithstanding the foregoing sentence, no Party will be required to disclose, or cause the disclosure of, any information to another Party if such disclosure would, in the reasonable opinion of legal counsel to such first Party, (i) constitute a waiver of any legal privilege or (ii) contravene any applicable Legal Requirement or binding Contract; provided, that such first Party shall promptly inform such other Party to the extent information is excluded pursuant to this sentence, and such first Party shall use commercially reasonable efforts to provide such other Party with the maximum amount of information reasonably requested, including providing such information subject to the attorney-client privilege under joint defense privilege or seeking waiver of any applicable confidentiality restrictions. In furtherance of the foregoing, with respect to any Third-Party Claim, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and applicable legal privileges. In connection therewith, each Party agrees that (A) such Party will use commercially reasonable efforts, with respect to any Third-Party Claim in which such Party has assumed or participated in the defense, to avoid production of confidential information of the other Parties (consistent with applicable Legal Requirements and rules of procedure), and (B) all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent practicable, be made so as to preserve any applicable legal privilege.

(c) Notwithstanding anything in this Agreement to the contrary, if (i) the Indemnifying Person is given notice of a Third-Party Claim in compliance with Section 6.6(a) and fails to timely notify the Indemnified Person in writing of the Indemnifying Person’s election to assume the defense of such Third-Party Claim within the time period prescribed in Section 6.6(b) or fails to unconditionally and irrevocably acknowledge in writing the Indemnifying Person’s indemnification obligations to the Indemnified Person with respect to such Third-Party Claim, (ii) the claim for indemnification is based upon, arises out of, is with respect to, or is by reason of any criminal or quasi-criminal Proceeding, (iii) the relief sought in connection with the Third-Party Claim is not solely monetary damages, (iv) the Indemnified Person reasonably concludes, based upon advice of counsel, that either a conflict exists between the Indemnifying Person and the Indemnified Person in connection with the defense of the Third-Party Claim or there are legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnifying Person, (v) Buyer, if acting as the Indemnified Person, reasonably concludes that the Damages relating to the Third-Party Claim could exceed the then current balance of the Indemnification Escrow Amount, (vi) the Third-Party Claim is asserted by or on behalf of a Person that is a material customer, supplier, distributor, lessor, licensor, licensee, or creditor of the Indemnified Person, (vii) the Third-Party Claim relates to or is otherwise in respect of any Taxes or Tax Returns of the Company, or (viii) the defense of the Third-Party Claim is not instituted and continuously maintained in good faith by the Indemnifying Person, then, in any such case, the Indemnified Person is entitled to assume the defense of such Third-Party Claim and assert a claim against the Indemnifying Person for indemnification with respect to such Third-Party Claim pursuant to the terms of this Article VI, with the reasonable costs and expenses of such defense to be included in the amount of Damages sought pursuant to such indemnification. The Indemnifying Person shall cooperate in good faith with the Indemnified Person with respect to the transfer of the defense of such Third-Party Claim from the Indemnifying Person to the Indemnified Person in accordance with this Section 6.6(c).

(d) Notwithstanding anything in this Agreement to the contrary, neither the Indemnifying Person nor the Indemnified Person shall enter into a settlement of any Third-Party Claim without the prior written consent of the Indemnified Person or Indemnifying Person, respectively (such consent not to be unreasonably withheld, conditioned, or delayed), except as provided in this Section 6.6(d). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Person and provides, in customary form, for the unconditional release of each Indemnified Person, each Indemnified Person’s Affiliates, and the Representatives of each of the foregoing from all Liabilities in connection with such Third-Party Claim and the Indemnifying Person desires to accept and agree to such firm settlement offer, then the Indemnifying Person shall give written notice to that effect to the Indemnified Person. If the Indemnified Person fails to consent in writing to such firm settlement offer within fifteen (15) days after the Indemnified Person’s receipt of such notice, then the Indemnified Person shall be entitled to continue to contest or defend such Third-Party Claim and in such event, the maximum Liability of the Indemnifying Person as to such Third-Party Claim will not exceed the amount of such firm settlement offer. If the Indemnified Person fails to consent to such firm settlement offer and also fails to timely assume defense of such Third-Party Claim, then the Indemnifying Person shall be entitled to settle the Third-Party Claim upon the terms set forth in such firm settlement offer (including such unconditional release described above). If the Indemnified Person has assumed the defense of any Third-Party Claim pursuant to Section 6.6(b) or Section 6.6(c) and the Indemnifying Person has unconditionally and irrevocably acknowledged in writing the Indemnifying Person’s indemnification obligations to the Indemnified Person with respect to such Third-Party Claim, then the Indemnified Person shall not agree to any settlement of such Third-Party Claim without the written consent of the Indemnifying Person (such consent not to be unreasonably withheld, conditioned, or delayed).

6.7 Procedure for Indemnification – Direct Claims. Any claim or potential claim by an Indemnified Person on account of Damages that do not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Person by giving the Indemnifying Person prompt written notice thereof in the form of a Claim Notice. The failure to give such prompt Claim Notice shall not, however, relieve the Indemnifying Person of the Indemnifying Person’s indemnification obligations, except and only to the extent that the Indemnifying Person is materially prejudiced by reason of such failure. The Indemnifying Person will have thirty (30) days after the Indemnifying Person’s receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Person does not so respond within such thirty (30) day period, then the Indemnifying Person will be deemed to have rejected such Direct Claim, in which case the Indemnified Person will be entitled to pursue such remedies as are available to the Indemnified Person on the terms and subject to the provisions of this Agreement.

6.8 Payment of Indemnification Obligations. After (a) any final Order has been rendered by a Governmental Authority of competent jurisdiction, (b) a settlement has been consummated in accordance with this Article VI, or (c) the Indemnified Person and the Indemnifying Person have arrived at a mutually binding Contract, in each case, with respect to a Third-Party Claim or a Direct Claim, the Indemnified Person shall forward to the Indemnifying Person notice of any amounts due and owing by the Indemnifying Person in accordance with this Article VI. Any amounts due and owing by Securityholders to any Buyer Indemnified Person in accordance with this Article VI, shall be first paid by Securityholders, Jointly/Severally, by release of funds to the applicable Buyer Indemnified Person from the Indemnification Escrow Account by the Escrow Agent in accordance with the Escrow Agreement (and Buyer and the Securityholder Representative shall promptly instruct the Escrow Agent accordingly), and if the remaining balance of the Indemnification Escrow Account is insufficient to pay in full any such amounts due and owing by Securityholders to any Buyer Indemnified Person pursuant to Article VI, then the Non-ESOP Securityholders, Jointly/Severally, shall pay to the applicable Buyer Indemnified Person, within ten (10) Business Days after the occurrence of the earliest event to occur that is described in the first sentence of this Section 6.8, all such remaining amounts due and owing by Securityholders to the applicable Buyer Indemnified Person by wire transfer of immediately available funds to the account designated by Buyer to the Securityholder Representative in writing. For the avoidance of doubt, other than for fraud, the liability of the ESOP under this Article VI shall be solely limited to the ESOP’s Pro Rata Percentage of the Primary

Indemnification Escrow Amount. If any amounts are due and owing by Buyer to any Securityholder Indemnified Person in accordance with this Article VI, then Buyer shall pay to the applicable Securityholder Indemnified Person, within ten (10) Business Days after the occurrence of the earliest event to occur that is described in the first sentence of this Section 6.8, all such amounts due and owing by Buyer to the applicable Securityholder Indemnified Person by wire transfer of immediately available funds to the account designated by the Securityholder Representative to Buyer in writing.

6.9 Exclusive Remedies. Subject to Section 2.5, Section 7.8, and Section 7.13, the Parties acknowledge and agree that the remedies provided for in this Article VI are their sole and exclusive remedies with respect to any claims arising out of the matters covered by this Agreement, other than claims based upon, arising out of, with respect to, or by reason of (a) fraud, (b) any other Transaction Document, or (c) breach of the confidentiality restrictions in Section 5.5 or the restrictive covenants in Section 5.7. Nothing in this Section 6.9 will (i) interfere with or impede the operation of Section 2.5 (including with respect to the resolution of the Disputed Matters by the Parties and the Independent Accounting Firm), (ii) limit any Person’s right to seek and obtain any equitable relief to which any Person is entitled pursuant to Section 7.8 or to seek any remedy on account of fraud or under any other Transaction Document, (iii) interfere with or impede the operation of Section 7.13 (including with respect to Buyer’s set off or hold back rights set forth therein), or (iv) limit Buyer’s available remedies in the event of a breach of the confidentiality restrictions in Section 5.5 or the restrictive covenants in Section 5.7.

6.10 Tax Treatment of Indemnification Payments. The Parties shall treat each payment made under this Article VI as an adjustment to the Purchase Price for Tax purposes, unless (a) a final “determination” (as that term is defined for purposes of Section 1313 of the Code or corresponding applicable state Legal Requirements) with respect to any such payment causes such payment not to be treated as an adjustment to the Purchase Price for Tax purposes or (b) as otherwise required by applicable Legal Requirements.

ARTICLE VII

GENERAL PROVISIONS

7.1 Expenses. Except as otherwise expressly provided in this Agreement and, with respect to the ESOP, to the extent permitted by the Legal Requirements, each Party shall bear such Party’s respective expenses incurred in connection with the preparation and execution of the Transaction Documents, and consummation and performance of the Transactions, including all fees and expenses of such Party’s Representatives.

7.2 Successors and Assigns; No Third Party Beneficiaries. Subject to the terms of this Section 7.2, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. None of Sellers or the Company shall assign any of such Party’s rights or delegate any of such Party’s obligations under this Agreement without the prior written consent of Buyer. Buyer shall not assign any of Buyer’s rights or delegate any of Buyer’s obligations under this Agreement without the prior written consent of the Securityholder Representative, except that Buyer is permitted to assign any of Buyer’s rights and delegate any of Buyer’s obligations under this Agreement, without the prior written consent of the Securityholder Representative, (a) to any Affiliate of Buyer, (b) in connection with the sale of all or substantially all of the ownership interests or Assets of, or any business combination transaction involving, Buyer or any of Buyer’s Affiliates, and (c) as collateral to any financial institution providing financing to Buyer or any of Buyer’s Affiliates. No assignment or delegation will relieve any of the Parties of any of such Party’s obligations under this Agreement. Any purported assignment or delegation in violation or breach of this Section 7.2 will be void ab initio. Nothing in this Agreement will be construed to give any Person other than the Parties any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 7.2 and except as contemplated by Section 5.5, Section 5.7, or Article VI.

7.3 Notices. All notices, Consents, and other communications between or among the Parties under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail during regular business hours, or if not during regular business hours, the next Business Day; provided, that no “error” message or other electronic notification of non-delivery is promptly received by the Party sending such electronic mail, (c) received or refused by the addressee, if sent by certified mail, return receipt requested, or (d) received or refused by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses set forth below (or to such other addresses as a Party designates by notice to the other Parties in accordance with this Section 7.3):

If to Buyer or to the Company:

Computer Programs and Systems, Inc.

54 St. Emanuel Street

Mobile, Alabama 36602

Attention: Boyd Douglas

E-mail: Boyd.douglas@cpsi.com

with a copy to (which does not constitute notice to Buyer or the Company):

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North

Suite 1700

Birmingham, Alabama 35203

Attention: Bradley H. Wood

D. Trice Stabler

Timothy W. Gregg

Electronic Mail: bwood@maynardcooper.com

tstabler@maynardcooper.com

tgregg@maynardcooper.com

If to any Securityholder or to the Securityholder Representative:

Steven McCoy

17329 E. Hidden Green Ct.

Rio Verde, AZ 85263

Electronic Mail: stevendwmccoy@gmail.com

with a copy to (which does not constitute notice to any Securityholder or the Securityholder Representative):

ESOP Law Group, LLP

445 Market Street

Suite 1940

San Francisco, CA 94105

Attention: Lynn Dubois

Electronic Mail: ldubois@esoplawgroup.com

7.4 Entire Agreement; Modification. This Agreement and the other Transaction Documents constitute the final, complete, entire, and exclusive agreement among the Parties and supersede all prior agreements and understandings (including the Letter of Intent), whether written or oral, among the Parties with respect to the subject matter hereof. Any amendment of this Agreement must be pursuant to a written agreement signed by the Parties. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

7.5 Waiver. No waiver of any provisions of this Agreement by any Party will be effective unless explicitly set out in writing by such Party granting such waiver. Neither the failure nor any delay by any of the Parties in exercising any right under this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provisions of this Agreement, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver of any condition based on the accuracy of any representation or warranty, or based on the performance of or compliance with any covenant or obligation, will affect the right to indemnification, reimbursement, or other remedy based on such representation, warranty, covenant, obligation, or agreement.

7.6 Severability. Subject to Section 5.7(d), any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will be, as to that jurisdiction, ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Subject to Section 5.7(d), upon such determination that any term or provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

7.7 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement, as well as all matters in dispute among the Parties, whether arising from or relating to this Agreement or arising from or relating to alleged extra-contractual facts prior to, during, or subsequent to this Agreement, including fraud, misrepresentation, negligence, or any other alleged tort or violation of this Agreement, regardless of the legal theory upon which such matter is asserted, will be governed by, construed under and enforced in accordance with the Legal Requirements of the State of Delaware (explicitly including the Delaware statute of limitations) without regard to any choice of laws or conflicts of laws provisions, rules, or principles that would require the application of any other Legal Requirements.

(b) Except as set forth in Section 2.5, any dispute, controversy, or question of interpretation arising under, out of, in connection with or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be litigated exclusively in the Court of Chancery of the State of Delaware and the appellate courts having jurisdiction of appeals in such court or, if none of the foregoing courts has subject matter jurisdiction, then the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such court or, if none of the foregoing courts has subject matter jurisdiction, then the Superior Court of the State of Delaware and the appellate courts having jurisdiction of appeals in such court. Each of the Parties hereby irrevocably consents and submits to the exclusive jurisdiction and venue of any such court and each of the Parties hereby irrevocably waives all objections and defenses that such Party may have based on improper venue or forum non conveniens to the maintenance of any such action in any such court.

(c) THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. ANY PARTY IS PERMITTED TO FILE A COPY OF THIS SECTION 7.7(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER AMONG THE PARTIES RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS IS INSTEAD TO BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

7.8 Enforcement of Agreement; Remedies. The Parties agree that each Party would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms and that any breach of this Agreement by any Party could not be adequately compensated by monetary damages. Accordingly, each Party agrees that, in addition to any other right or remedy to which a Party is entitled, at law or in equity, each Party is entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking or proving Damages. The rights and remedies of the Parties are cumulative and not alternative.

7.9 Counterparts; Execution of Agreement. The Parties are permitted to execute this Agreement in one or more counterparts, each of such counterparts is deemed to be an original copy of this Agreement and all of which, when taken together, are deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com and www.simplyagree.com) constitutes effective execution and delivery of this Agreement as to the Parties. Signatures of the Parties transmitted by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com and www.simplyagree.com) are deemed to be their original signatures for all purposes.

7.10 Rules of Construction.

(a) Except as otherwise explicitly specified in this Agreement to the contrary, (i) references to an Article, Section, or Annex mean an Article or Section of, or Annex to, this Agreement, unless another agreement is specified, (ii) the word “including” will be construed as “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it, (iii) the words “to the extent” mean the degree to which and not simply “if”, (iv) the words “herein”, “hereof”, “hereby”, “hereto”, and “hereunder” refer to this Agreement as a whole, (v) words in the singular or plural form include the plural and singular form, respectively, (vi) pronouns are deemed to refer to the masculine, feminine, or neuter, as the identity of the Person or Persons requires, (vii) the words “asset” and “property” will be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts, contract rights, and real and personal property, (viii) references to a particular Person include such Person’s successors and permitted assigns, (ix) references to a particular statute, rule, or regulation include all rules and regulations thereunder and any predecessor or successor statutes, rules, or regulations, in each case as amended or otherwise modified from time to time, (x) references to a particular Contract, document, instrument, or certificate mean such Contract, document, instrument, or certificate as amended, supplemented, or otherwise modified from time to time if permitted by the provisions thereof, (xi) references to “Dollars” or “$” are references to United States Dollars, (xii) an accounting term not otherwise defined in this Agreement has the meaning ascribed to such term in accordance with GAAP, (xiii) references to “written” or “in writing” include electronic form, and (xiv) any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) will be interpreted as a reference to a calendar day or number of calendar days.

(b) The headings of Articles, Sections, and Annexes, as well as Schedules to the Disclosure Letter, are provided for convenience only and will not affect the construction or interpretation of this Agreement or the Disclosure Letter. The Annexes and the Disclosure Letter are incorporated into this Agreement to the same extent as though fully set forth in this Agreement.

(c) Each Schedule to the Disclosure Letter qualifies the correspondingly numbered and lettered Section of Article III and any other Section of Article III to the extent it is reasonably apparent that the disclosure on such Schedule is responsive to such other Section of Article III. The Disclosure Letter is intended only to clarify, define and qualify and limit the representations and warranties of the Company contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any such representations or warranties. Inclusion of any item in the Disclosure Letter (i) does not constitute a determination by the Seller or the Company that such matters are material or establish a standard of materiality or modify any definition of materiality in this Agreement, (ii) does not represent a determination that such item did not arise in the Ordinary Course, (iii) does not represent an admission or indication that there are any obligations remaining to be performed or any rights that may be exercised under such item, (iv) relating to any possible breach or violation of any Contract, Law or regulation shall not be construed as an admission or indication to any third-party that any such breach or violation exists or has actually occurred, and (v) shall not constitute, or be deemed to be, an admission to any third party concerning such item.

(d) Whenever this Agreement indicates that any Seller or the Company has “made available” (or any other word or phrase of similar meaning) any information or document to Buyer, such statement is deemed to be a statement that such Seller or the Company has posted, or caused to be posted, such information or document to the Virtual Data Room (i) prior to the second (2nd) Business Day immediately prior to the Closing Date or (ii) during the two (2) Business Day period immediately prior to the Closing Date (but in any event, prior to the Closing Date) in response to Buyer identifying or requesting such information or document during such period, and, in each case with respect to clauses (i) and (ii), such information or document was not subsequently removed from the Virtual Data Room prior to the Closing.

(e) If any period for giving notice or taking action under this Agreement expires on a day that is not a Business Day, the time period will be automatically extended to the Business Day immediately following such day. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.

(f) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Prior drafts of this Agreement or the fact that any provisions have been added, deleted, or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties.

7.11 Securityholder Representative.

(a) Securityholders agree that it is desirable to designate the Securityholder Representative as the attorney-in-fact to act for and on behalf of Securityholders, and for the taking by the Securityholder Representative of any actions and the making by the Securityholder Representative of any decisions required or permitted to be taken by Securityholders under or contemplated by this Agreement or any of the other Transaction Documents, including any amendment or waiver of the terms hereof or thereof. Securityholders have designated Steven McCoy as the initial Securityholder Representative, and the execution and delivery of this Agreement by Securityholders constitutes, to the maximum extent permitted under applicable Legal Requirements, irrevocable ratification and approval of such designation by Securityholders and authorization of the Securityholder Representative to serve in such capacity (including to negotiate and settle any and all disputes with Buyer and its Affiliates under this Agreement), and also constitutes a reaffirmation, approval, acceptance, and adoption of, and an agreement to comply with and perform, all of the acknowledgments and agreements made by the Securityholder Representative on behalf of Securityholders in this Agreement and the other Transaction Documents. By executing this Agreement, the Securityholder Representative accepts the foregoing designation. The Securityholder Representative may resign at any time and the Securityholder Representative may be removed by the vote of those Securityholders whose aggregate Pro Rata Percentages exceed fifty percent (50%) of the aggregate Pro Rata Percentages of all Securityholders. The designation of the Securityholder Representative is coupled with an interest and, except as set forth in the immediately preceding sentence, such designation is irrevocable and will not be affected by the death, incapacity, illness, bankruptcy, dissolution, or other inability to act of any Securityholder. In the event that a Securityholder Representative has resigned or been removed, a new Securityholder Representative shall be promptly appointed by the vote of those Securityholders whose aggregate Pro Rata Percentages exceed fifty percent (50%) of the aggregate Pro Rata Percentages of all Securityholders, such appointment to become effective upon the written acceptance thereof by the new Securityholder Representative. Written notice of any such resignation, removal, or appointment of a Securityholder Representative shall be delivered by the Securityholder Representative to Buyer promptly after such action is taken, and neither Buyer nor any of its Affiliates will be charged with knowledge of such resignation, removal, or appointment until Buyer’s actual receipt of such written notice.

(b) The Securityholder Representative will have such powers and authority as are necessary or appropriate to carry out the functions assigned to the Securityholder Representative under this Agreement and in any other Transaction Document. Buyer and its Affiliates are entitled to rely on the actions taken by the Securityholder Representative without independent inquiry into the capacity of the Securityholder Representative to so act. All actions, notices, communications, and determinations by the Securityholder Representative to carry out such functions will conclusively be deemed to have been authorized by, and will be binding upon, Securityholders, and no Securityholder has any right to object, dissent, protest, or otherwise consent to the same. Neither the Securityholder Representative nor any of its Representatives will have any Liability to Securityholders with respect to actions taken or omitted to be taken by the Securityholder Representative in such capacity (or by any of its Representatives in connection therewith), except with respect to the Securityholder Representative’s willful misconduct. The Securityholder Representative will be entitled to engage such counsel, experts, and other agents and consultants as the Securityholder Representative deems necessary in connection with exercising the Securityholder Representative’s powers and performing the Securityholder Representative’s function hereunder and (in the absence of willful misconduct on the part of the Securityholder Representative) is entitled to conclusively rely on the opinions and advice of such Persons. The Securityholder Representative is entitled to full reimbursement for all expenses, disbursements, and advances (including fees and disbursements of counsel, experts, and other agents and consultants) incurred by the Securityholder Representative in such capacity, and to full indemnification against any Damages arising out of actions taken or omitted to be taken in its capacity as Securityholder Representative (except for those arising out of the Securityholder Representative’s willful misconduct), including the costs and expenses of investigation and defense of claims, from Securityholders. In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, the Securityholder Representative has the power and authority to set aside and retain additional funds paid to or received by the Securityholder Representative, or direct payment of additional funds to be paid to any of Securityholders pursuant to this Agreement at the Closing or thereafter, to satisfy such Damages (including to establish such reserves as the Securityholder Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable).

(c) The provisions of this Section 7.11 in no way impose any obligations on Buyer or any of its Affiliates. In particular, notwithstanding any notice received by Buyer or any of its Affiliates to the contrary, Buyer and its Affiliates (i) are fully protected in relying upon and are entitled to rely upon, and will have no Liability to any Securityholder with respect to, actions, omissions to act, decisions, and determinations of the Securityholder Representative, (ii) are entitled to assume that all actions, omissions to act, decisions, and determinations of the Securityholder Representative are fully authorized by Securityholders, and (iii) are entitled to deal exclusively with the Securityholder Representative on all matters relating to this Agreement and the other Transaction Documents. All deliveries made by Buyer or any of its Affiliates to the Securityholder Representative or at the direction of the Securityholder Representative are made on behalf of Securityholders and constitute full performance of the delivery obligations of Buyer and its Affiliates under this Agreement and the other Transaction Documents. Neither Buyer nor any of its Affiliates will be liable for allocation of particular deliveries and payments of such amounts at the direction of the Securityholder Representative.

7.12 Certain Waivers and Releases. Effective as of the Closing:

(a) The Non-ESOP Securityholders (i) shall not, and shall not permit any of their respective Affiliates or any of the Representatives of any of the foregoing (each, together with the Non-ESOP Securityholders, a “Releasing Person”) to, commence, directly or indirectly, any Proceeding (whether for indemnification, contribution, subrogation, or otherwise) with respect to any, and (ii) as of the Closing, on each Non-ESOP Securityholders’ own behalf and on behalf of the other Releasing Persons, hereby fully, finally, unconditionally, and irrevocably waive, release, acquit, and forever discharge the Company, the Company’s Affiliates, and the Representatives (solely in their capacities as such) of each of the foregoing (each, a “Released Person”) from all, (x) debts, covenants, torts, Damages, Liabilities, demands, claims, suits, defenses, judgments, and offsets of every name and nature whatsoever, past, present or future, at law or in equity (including with respect to conduct that is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty or violation of any Legal Requirement), whether known or unknown, whether concealed or hidden, whether disclosed or undisclosed, whether fixed, contingent, or otherwise, whether asserted or unasserted, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated, whether due or to become due, and whether secured or unsecured, that have been or could have been asserted against any Released Person by any Releasing Person, in each case that are based upon, arise out of, or in any way relate to any Effect, action, or omission occurring or existing at or prior to the Closing (excluding any rights or obligations explicitly arising under this Agreement or the other Transaction Documents, but specifically including any claim for limitation of liability, exculpation, indemnification, contribution, or advancement or reimbursement of expenses under any of the Constitutive Documents or the Governance Documents of the Company or any of the Company’s Affiliates, Section 5.8, or otherwise with respect to any Third-Party Claim or Direct Claim for which indemnification is sought by a Buyer Indemnified Person in accordance with Article VI that a Releasing Person would otherwise have but for the foregoing waivers and releases set forth in this Section 7.12), and (y) Liabilities of Non-ESOP Securityholders under this Agreement, including Section 2.5, Section 5.1, Section 5.3, or Article VI, or any of the other Transaction Documents (clauses (i) and (ii), collectively, “Causes of Action”). The Non-ESOP Securityholders hereby acknowledge and agree that the Non-ESOP Securityholders do not have any claim or right to indemnity or contribution from any of the Released Persons with respect to any amounts paid by Securityholders pursuant to this Agreement, any of the other Transaction Documents, or otherwise. The Non-ESOP Securityholders agree that in no event will Buyer, any of Buyer’s Affiliates, any of the Representatives of any of the foregoing, or any of the other Released Persons have any liability whatsoever to the Non-ESOP Securityholders for any inaccuracies, breaches, nonfulfillment, or nonperformance of the representations, warranties, covenants, obligations, or agreements of Securityholders or the Company under this Agreement or any of the other Transaction Documents, and that the Non-ESOP Securityholders shall not seek to recover any amounts in connection therewith or thereunder from Buyer, any of Buyer’s Affiliates, any of the Representatives of any of the foregoing, or any of the other Released Persons.

(b) Sellers hereby represent and warrant to the Released Persons that (i) none of Sellers or any other Releasing Person has assigned any Causes of Action or possible Causes of Action against any Released Person, (ii) the Non-ESOP Securityholders and each other Releasing Person hereby fully releases, and intends to fully release, all Causes of Action against the Released Persons including unknown and contingent Causes of Action, (iii) Sellers have consulted with counsel and each other Releasing Person has had the opportunity to consult with counsel with respect to the execution and delivery of this Agreement and the consequences of this Section 7.12, and (iv) none of the Releasing Persons has any ongoing or potential Cause of Action against any Released Person.

(c) The Non-ESOP Securityholders, on his, her, or its own behalf and on behalf of each of the other Releasing Persons, hereby acknowledge and agree that this Section 7.12 includes a full and final release covering all Causes of Actions, including all known and unknown, suspected or unsuspected injuries, debts, claims, or other Damages that have arisen or may arise from any matters, acts, omissions, or dealings actually released in this Section 7.12. The Non-ESOP Securityholders, on his, her, or its own behalf and on behalf of each of the other Releasing Persons, hereby acknowledge and agree that there is a risk that after the Closing, such Releasing Person may discover a Cause of Action that is released under this Section 7.12, but that is presently unknown to such Releasing Person, and such Releasing Person assumes such risk and understands that this release will apply to any such Cause of Action. The foregoing release is intended to be effective as a general release of, and bar to, all such claims, whether presently known or unknown. Accordingly, each Releasing Person waives any and all rights and benefits under, or equivalent to, Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

7.13 Set Off. Notwithstanding anything in this Agreement to the contrary, Buyer is entitled to (a) set off any amount payable by any Non-ESOP Securityholder to Buyer or any other Buyer Indemnified Person under this Agreement (including Section 2.5, Section 5.1, Section 5.3, and Article VI) or (b) hold back pending resolution of the related claim or potential claim the amount of any unresolved claim or potential claim for Damages payable by any Non-ESOP Securityholder to Buyer or any other Buyer Indemnified Person under Article VI, in each case, against any amount payable by Buyer or the Company to such Non-ESOP Securityholder under this Agreement (including Section 2.5, Section 5.3, Section 5.8, and Article VI), and all amounts set off in accordance with this Section 7.13 will be deemed paid to such Non-ESOP Securityholder and no set off or hold back effectuated in accordance with this Section 7.13 will constitute or be deemed to constitute a breach of any of Buyer’s obligations under this Agreement.

[Signature Pages Follow]

Each of the Parties, intending to be legally bound, has either duly executed this Agreement or caused an authorized Representative of such Party to duly execute this Agreement on behalf of such Party, as of the Closing Date.

BUYER:

Computer Programs and Systems, Inc.

By:	/s/ J. Boyd Douglas
Name:	J. Boyd Douglas
Title:	President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

SELLERS:

Healthcare Resource Group, Inc. Employee Stock Ownership Plan and Trust

GreatBanc Trust Company, not in its corporate capacity, but solely in its capacity as Trustee of the Healthcare Resource Group, Inc.Employee Stock Ownership Trust

/s/ Lynn Archer
Lynn Archer, not in her individual capacity but solely as the authorized officer of GreatBanc Trust Company

/s/ Steven McCoy
Steven McCoy

/s/ Gregory West
Gregory West

[Signature Page to Stock Purchase Agreement]

COMPANY:

Healthcare Resource Group, Inc.

By:	/s/ Steven McCoy
Name:	Steven McCoy
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

SECURITYHOLDER REPRESENTATIVE:

/s/ Steven McCoy
Steven McCoy

[Signature Page to Stock Purchase Agreement]

Annex A-1

Sellers

1.	Healthcare Resources Group, Inc. Employee Stock Ownership Plan and Trust

2.	Steven McCoy

3.	Gregory West

Annex A-1-1

Annex B

Defined Terms

The following definitions will apply in connection with the interpretation of this Agreement:

“Adjustment Escrow Amount” means a dollar amount equal to $600,000 plus all interest accrued thereon.

“ACA” the Patient Protection and Affordable Care Act.

“Accounts Payable” is defined in Section 3.3(c).

“Accounts Receivable” is defined in Section 3.3(c).

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the securities of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by Contract or otherwise, or (c) being a director, manager, officer, executor, trustee, or fiduciary (or their equivalents) of a Person or a Person that controls such Person. For purposes of this Agreement, prior to the Closing, the Company and each Seller are deemed Affiliates and, immediately after the Closing, the Company and Buyer are deemed Affiliates.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Allocable Share” means, with respect to each Non-ESOP Securityholder, the proportion (expressed as a percentage) of (a) Company Shares owned by such Non-ESOP Securityholder plus the Company Shares that are the subject of Company Options held by such Non-ESOP Securityholder as of immediately prior to the Closing, relative to (b) the Company Shares owned by all Non-ESOP Securityholders in the aggregate plus the Company Shares that are the subject of the Company Options held by all Non-ESOP Securityholders in the aggregate as of immediately prior to the Closing. Each Non-ESOP Securityholder’s Allocable Share is set forth opposite such Non-ESOP Securityholder’s name on Annex A-3.

“Anti-Bribery Laws” means the Foreign Corrupt Practices Act of 1977 and all other similar Legal Requirements.

“Anti-Money Laundering Laws” means all anti-money laundering Legal Requirements and all related financial record keeping and reporting requirements, rules, regulations, and guidelines.

“Asset” means any asset or property of any kind, nature, character, or description whatsoever (whether known or unknown, whether real or personal or mixed, and whether tangible or intangible) and wherever situated, including the goodwill related thereto.

“Bank Accounts” is defined in Section 3.20(b).

“Base Cash Price” means a dollar amount equal to $44,000,000.

“Benefit Plans” is defined in Section 3.16(a).

Annex B-1

“Business Associates” is defined in Section 3.15(a).

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in Mobile, Alabama are authorized or required by applicable Legal Requirements to be closed for business.

“Buyer” is defined in the introductory paragraph of this Agreement.

“Buyer Closing Documents” is defined in Section 2.4(b).

“Buyer Fundamental Representations” means those representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority; No Conflict), and Section 4.4 (Brokers or Finders).

“Buyer Group” is defined in Section 5.7(a).

“Buyer Indemnified Persons” is defined in Section 6.2.

“Buyer Material Adverse Effect” means any Effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the ability of Buyer to consummate the Transactions on a timely basis.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash and Cash Equivalents” means the aggregate amount of cash and cash equivalents of the Company determined in accordance with GAAP, plus (a) the dollar amount of all deposits-in-transit for the benefit of the Company (only to the extent there has been a corresponding reduction of accounts receivable of the Company on account of such deposits-in-transit and such reduction is taken into account in the determination of Current Assets for purposes of calculating Net Working Capital), minus (b) the dollar amount of all (i) outstanding checks and authorized automatic account withdrawals of the Company that have not cleared (only to the extent there has been a corresponding reduction of accounts payable of the Company on account of such outstanding checks and authorized automatic account withdrawals and such reduction is taken into account in the determination of Current Liabilities for purposes of calculating Net Working Capital), (ii) Loss Proceeds, and (iii) Trapped Cash.

“Causes of Action” is defined in Section 7.12(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Claim Notice” means the written notice of an indemnification claim or potential indemnification claim under Article VI from an Indemnified Person to an Indemnifying Person specifying the factual basis of such claim or potential claim in reasonable detail to the extent then known by the Indemnified Party, including a reference to the section of this Agreement that gives rise to such indemnification claim and the dollar amount claimed for such indemnification.

“Closing” is defined in Section 2.3.

“Closing Cash” means the aggregate amount of all Cash and Cash Equivalents as of immediately prior to the Closing.

Annex B-2

“Closing Date” is defined in the introductory paragraph of this Agreement.

“Closing Indebtedness” means the aggregate amount of all outstanding Indebtedness as of immediately prior to the Closing.

“Closing Transaction Expenses” means the aggregate amount of all unpaid Transaction Expenses as of immediately prior to the Closing.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Company” is defined in the introductory paragraph of this Agreement.

“Company Capital Stock” means the authorized capital stock of the Company consisting of 10,000,000 shares of common stock without par value.

“Company Contract” means any Contract to which the Company is a party or by which the Company or any of the Company’s Assets is otherwise bound.

“Company Data Agreement” is defined in Section 3.7(a).

“Company Governmental Authorization” is defined in Section 3.12(a).

“Company IP Rights” means all of the Intellectual Property Rights owned or purported to be owned by the Company.

“Company Material Adverse Effect” means any Effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the businesses, results of operations, financial condition, or Assets of the Company, or (b) the ability of any Seller or the Company to consummate the Transactions on a timely basis; provided, however, that Company Material Adverse Effect shall exclude any adverse changes or conditions as and to the extent such changes or conditions relate to or result from (i) changes generally affecting the economy, financial, or securities markets, (ii) declaration of war or terrorist attack, natural disasters and acts of God, including floods, tornados, hurricanes, earthquakes, fires and similar events, (iii) pandemics, epidemics, disease outbreaks, and other public health emergencies, including the COVID-19 outbreak or any variant thereof, (iv) general conditions in the industry in which the Company operates, (v) changes in Law, including any COVID-19 Measures, or (vi) the failure of the Company to meet internal or published projections, forecasts, or revenue or earning predictions for any period (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); provided, further, that any Effect (or portion thereof) relating to or resulting from any change or event referred to in clause (ii)-(v) will be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent such change or event has a disproportionate impact on the Company as compared to other companies that operate in the industries in which the Company operates.

“Company Option” is defined in Section 2.6.

“Company Privacy Commitments” is defined in Section 3.7(a).

“Company Products” is defined in Section 3.6(e).

Annex B-3

“Company Shares” is defined in the recitals of this Agreement.

“Company Sites” means internet websites owned, maintained, or operated by the Company.

“Confidentiality Agreement” means that certain letter agreement, dated as of September 13, 2021, by and between Buyer and Brentwood Capital Advisors LLC, solely as the Company’s representative.

“Consent” means any consent, approval, authorization, permission, waiver, clearance, exemption, expiration of any notification requirements, or similar affirmation by any Person pursuant to any Contract, Governmental Authorization, Legal Requirement, or otherwise.

“Constitutive Documents” means, with respect to any Person, the charter, articles or certificate of incorporation, organization, or formation, or such other constitutive documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization, or formation of such Person, which establish the legal existence of such Person.

“Contract” means any contract, agreement, instrument, obligation, covenant, commitment, arrangement, undertaking, understanding, lease, license, plan, mortgage, indenture, note, loan, bond, debenture, guarantee, insurance policy, concession, franchise, purchase or sales order, bid, or other contractual obligation, whether written or oral and whether express or implied, together with all amendments, supplements, and other modifications thereto.

“Copyrights” means copyrightable works (including advertising and promotional materials, Software, compilations of data, and website content), and any copyrights therefor (whether registered or unregistered), and including common law and statutory rights therein and therefor, and further including goodwill relating thereto, registrations and renewals thereof, and applications for registration therefor.

“COVID-19” means the diseases caused by SARS-CoV-2 virus or COVID-19, or any evolutions or mutations thereof or related and/or associated epidemics, pandemics, or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, or directive promulgated or issued publicly by any Governmental Authority and applicable to the Company or its business, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Current Assets” means, as of the Effective Time, the sum of those current Assets of the Company identified on the example calculation of Net Working Capital on Annex E, calculated in accordance with GAAP (excluding, in all instances, Cash and Cash Equivalents, Loss Proceeds, Trapped Cash, deferred Tax Assets, and receivables from any Related Person).

“Current Liabilities” means, as of the Effective Time, the sum of those current Liabilities of the Company identified on the example calculation of Net Working Capital on Annex E, calculated in accordance with GAAP (excluding, in all instances, Transaction Expenses, Indebtedness, and deferred Tax Liabilities).

“Damage” means any damage, loss, diminution of value, Liability, Tax, royalty, claim, judgment, award, assessment, settlement, disbursement, deficiency, fine, penalty, cost, or expense of any nature whatsoever (including any costs of investigation and any defense and reasonable attorneys’, consultants’ and experts’ fees and expenses, in each case, including in connection with any Direct Claim, Third-Party Claim, or otherwise).

Annex B-4

“Debt Payoff Letters” is defined in Section 2.4(a)(v).

“Deductible Amount” means a dollar amount equal to $220,000.

“Determination Letter” is defined in Section 3.17(a).

“Direct Claim” is defined in Section 6.7.

“Disclosure Letter” means that certain letter, dated as of the Closing Date, prepared and delivered by Sellers to Buyer setting forth, among other items, those matters required, necessary, or appropriate to be disclosed by Sellers either in response to an express disclosure requirement contained in this Agreement or as an exception to one or more representations or warranties in this Agreement.

“Disputed Matters” means the specific matters in dispute with respect to the Revised Closing Statement.

“Effect” means any event, occurrence, fact, circumstance, condition, development, change, or effect.

“Effective Time” is defined in Section 2.3.

“Employment Agreement” is defined Section 2.4(a)(iv)

“Encumbrance” means any lien (statutory or otherwise), security interest, Preferential Right, charge, claim, condition, equitable interest, community property interest, pledge, mortgage, deed of trust, lease, license, right of occupancy, easement, encroachment, right of way, servitude, profit, conservation, zoning, deed restriction, conditional and installment sale agreement or other title retention device or arrangement, activity and use limitation, restrictive covenant, restriction of any kind or nature, including restriction on the exercise of any attribute of ownership, including use, voting, transfer, and receipt of income, or any other encumbrance of any nature whatsoever, together with all documents and instruments evidencing or securing such matter.

“Enforceability Exceptions” is defined in Section 3.2(a).

“Environmental Claim” means any Proceeding alleging Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, or injunctive relief arising out of, based on, or resulting from (a) the presence or Release of any Hazardous Materials, or (b) any actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Laws” means all Legal Requirements relative to or that govern or purport to govern air quality, soil quality, water quality, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances (including Hazardous Materials), pollution, or the protection of public health, human health, or the environment, including CERCLA, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Occupational Safety and Health Act, and the Emergency Planning and Community Right to Know Act.

“Environmental Notice” means any written notice of, or with respect to, any Environmental Claim.

Annex B-5

“Environmental Permit” means any Governmental Authorization or other material action required to be obtained by or on behalf of the Company under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that is considered a single employer with the Company under Section 414 of the Code.

“Escrow Agent” means Regions Bank.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and between Buyer, the Securityholder Representative, and the Escrow Agent.

“Escrow Amount” means a dollar amount equal to (a) the Adjustment Escrow Amount, plus (b) the Indemnification Escrow Amount, plus (c) the Securityholder Expense Escrow Amount.

“Escrow Fee” means the fees payable to the Escrow Agent as provided for by the Escrow Agreement.

“ESOP” means the Healthcare Resource Group, Inc. Employee Stock Ownership Plan and Trust.

“ESOP Amendment” is defined in Section 5.9(a).

“ESOP Expenses” means all expenses of the Trustee and the ESOP, including (a) the Trustee’s financial advisor in connection with rendering the Fairness Opinion, (b) accountants for the Trustee, the Company, and Sellers, (c) legal counsel or other advisor for the Trustee and the Company and (d) any costs and expenses specified in Sections 5.9(b) and 5.9(e).

“ESOP Formation Transaction” is defined in Section 3.17(b).

“Estimated Cash Consideration” means a dollar amount equal to (a) the Base Cash Price, plus (b) the Estimated Net Working Capital Surplus, if any, minus (c) the Estimated Net Working Capital Deficit, if any, plus (d) the Estimated Closing Cash, minus (e) the Estimated Closing Indebtedness, minus (f) the Estimated Closing Transaction Expenses.

“Estimated Closing Cash” is defined in Section 2.5(a).

“Estimated Closing Indebtedness” is defined in Section 2.5(a).

“Estimated Closing Statement” is defined in Section 2.5(a).

“Estimated Closing Transaction Expenses” is defined in Section 2.5(a).

“Estimated Net Working Capital” is defined in Section 2.5(a).

“Estimated Net Working Capital Deficit” means the amount, if any, by which the Net Working Capital Target exceeds the Estimated Net Working Capital.

“Estimated Net Working Capital Surplus” means the amount, if any, by which the Estimated Net Working Capital exceeds the Net Working Capital Target.

“Exchange Act” means the Securities Exchange Act of 1934.

Annex B-6

“Final Fairness Opinion” means an opinion rendered by an “independent appraiser” (within the meaning of Section 401(a)(28)(C) of the Code), on which the Trustee is entitled to rely, stating that (i) the consideration to be received by the ESOP for the Company Shares pursuant to the terms of this Agreement is not less than the fair market value of the Company Shares; and (ii) that the terms and conditions of the transactions contemplated by this Agreement, taken as a whole, are fair to the ESOP from a financial point of view.

“Families First Act” means the Families First Coronavirus Response Act.

“Filing” means any report, registration, document, filing, declaration, statement, application, or submission.

“Final Cash Consideration” means a dollar amount equal to (a) the Base Cash Price, plus (b) the Final Net Working Capital Surplus, if any, minus (c) the Final Net Working Capital Deficit, if any, plus (d) the Final Closing Cash, minus (e) the Final Closing Indebtedness, minus (f) the Final Closing Transaction Expenses.

“Final Closing Cash” means the Closing Cash as finally determined in accordance with Section 2.5.

“Final Closing Indebtedness” means the Closing Indebtedness as finally determined in accordance with Section 2.5.

“Final Closing Transaction Expenses” means the Closing Transaction Expenses as finally determined in accordance with Section 2.5.

“Final Net Working Capital” means Net Working Capital as finally determined in accordance with Section 2.5.

“Final Net Working Capital Deficit” means the amount, if any, by which the Net Working Capital Target exceeds the Final Net Working Capital.

“Final Net Working Capital Surplus” means the amount, if any, by which the Final Net Working Capital exceeds the Net Working Capital Target.

“Financial Statements” is defined in Section 3.3(a).

“Fiscal Year Financial Statements” is defined in Section 3.3(a).

“FLSA” means the Fair Labor Standards Act of 1938.

“GAAP” means United States generally accepted accounting practices in effect as of the date in question.

“Governance Documents” means, with respect to any Person, the bylaws, shareholders agreement, operating agreement, limited liability company agreement, limited partnership agreement, partnership agreement, or such other governance documents of such Person.

“Governmental Authority” means any federal, state, local, municipal, foreign, or other court, legislature, executive, or regulatory (including self-regulatory and non-governmental regulatory) authority, agency, or commission, or other governmental or quasi-governmental entity, authority, organization, or instrumentality, or any department, agency, subdivision, board, directorate, court, tribunal, or other instrumentality of any of the foregoing, or any arbitrator.

Annex B-7

“Governmental Authorization” means any license, permit, franchise, approval, authorization, registration, certification, qualification, membership, variance, immunity, closure, Consent, or other similar right required by any applicable Legal Requirement to be obtained from a Governmental Authority.

“Hazardous Material” means any chemical, material, substance, or waste, whether naturally occurring or manmade, that is currently regulated by or forms the basis of Liability now or hereafter under any Environmental Laws, including any chemical, material, substance, or waste that is (a) listed or defined a “hazardous” or “toxic” chemical, material, substance, or waste, “extremely hazardous waste”, “restricted hazardous waste”, “pollutant”, “contaminant”, “hazardous constituent”, “special waste”, “toxic substance” or other similar term or phrase under any Environmental Laws and (b) any petroleum product, including any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCBs), radioactive material, or lead-containing paints or coatings.

“HIPAA” is defined in Section 3.7(d).

“Inbound License Agreement” is defined in Section 3.6(b).

“Incremental Cap Amount” means a dollar amount equal to $8,800,000.

“Indebtedness” means the aggregate amount (including the current portion thereof), without duplication, of (a) the Company’s indebtedness, contingent or otherwise, for money borrowed from other Persons, purchase money indebtedness of the Company (other than accounts payable by the Company to any Person that is not a Related Person in the Ordinary Course to the extent such accounts payable are not more than sixty (60) days past due), and reimbursement obligations of the Company with respect to letters of credit, (b) the Company’s obligation to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property that is required to be classified and accounted for as a capital (or finance) lease on a consolidated balance sheet of the Company as of such date in accordance with GAAP, (c) the deferred purchase price of Assets or services incurred outside the Ordinary Course by the Company, (d) all obligations of the Company for any earn-out or contingent payment, bonus, deferred compensation, phantom equity arrangement, or other similar payment or arrangement, (e) all earned or accrued unpaid salaries, wages, commissions, bonuses, incentive compensation, and any other compensation or payroll items of the Business Associates (including the Pro Rated Bonus Payments but excluding monthly or quarterly commissions to the extent such commissions constitute a Current Liability in the calculation of Estimated Net Working Capital) as well as all payroll and other employment Taxes with respect to any of the foregoing, (f) all payroll and other employment Taxes deferred by the Company pursuant to Section 2302 of the CARES Act, (g) the monetary equivalent of all earned or accrued unused vacation, personal pay, sick pay, and any other paid time off of the Business Associates in excess of 120 hours, (h) all obligations of the Company or any ERISA Affiliate for underfunded employee pension benefit plans and any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (i) all off-balance sheet financing of the Company, (j) all obligations of the Company under interest rate hedging, swap Contracts, forward rate Contracts, interest rate cap or collar Contracts, or other financial Contracts entered into for the purpose of limiting or managing interest rate risks, (k) all obligations of the Company under currency swap transactions (valued at the termination value thereof), (l) all indebtedness and obligations of the Company with respect to bank products, including credit cards, credit card processing services, debit cards, stored value cards, and purchasing cards (including so-called “procurement cards” and “P-Cards”), (m) all indebtedness and obligations of the type described in this definition guaranteed or in effect guaranteed in any manner, directly or indirectly, by the Company, including through a Contract, contingent or otherwise,

Annex B-8

to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for Assets if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or obligation or to insure the owners of the indebtedness or obligation against loss, but excluding the endorsements of checks and other instruments in the Ordinary Course, (n) all indebtedness and obligations of the type described in this definition secured by any Encumbrance upon Assets owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness or performance of such obligation, and (o) all accrued but unpaid interest expense and all penalties, fees, charges, and prepayment premiums that are payable, in each case, with respect to any of the indebtedness or obligations described in this definition, including as a result of the entry into the Transaction Documents and the consummation and performance of the Transactions (including any repayment of Indebtedness at or prior to the Closing); provided, however, notwithstanding any of the foregoing, the term “Indebtedness” shall not include any amounts to the extent taken into account as a Current Liability in the calculation of Final Net Working Capital.

“Indemnification Escrow Account” means the escrow account into which the Indemnification Escrow Amount is deposited pursuant to the Escrow Agreement.

“Indemnification Escrow Amount” means a dollar amount equal to (a) the Primary Indemnification Escrow Amount, plus (b) the Special Indemnification Escrow Amount.

“Indemnified Person” means any Buyer Indemnified Person or Securityholder Indemnified Person, as applicable.

“Indemnifying Person” means any Party against whom an indemnification claim is made pursuant to Article VI.

“Independent Accounting Firm” means a nationally recognized independent accounting firm mutually acceptable to Buyer and the Securityholder Representative.

“Information Systems” means all computer hardware, firmware, and Software, data storage systems (including servers), computer and communications networks (other than the internet) and equipment, interfaces, applications, platforms, firewalls, and other apparatuses that are owned by or leased to the Company and used to create, manipulate, store, transmit, exchange, or receive information in any electronic form.

“Insurance Policies” is defined in Section 3.10.

“Intellectual Property Rights” means intellectual property and/or other proprietary rights, including (a) Marks, (b) Net Names, (c) Patents, (d) Copyrights, (e) know-how, trade secrets, technical, marketing, or pricing information, plans, notes, reports, drawings, photographs, works, devices, computer hardware, makes, models, works-in-progress, research and development, formulas, algorithms, processes, data, designs, layouts, customer and supplier lists, financial information, inventions, and creations, (f) Software (whether in general release or under development), and (g) all rights to prosecute and perfect any of the foregoing through administrative prosecution, registration, recordation, or other Proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse, or misappropriation, anywhere in the world.

Annex B-9

“Interim Balance Sheet” means the balance sheet within the Interim Financial Statements.

“Interim Balance Sheet Date” means the date of the Interim Balance Sheet.

“Interim Financial Statements” is defined in Section 3.3(a).

“Invoices” is defined in Section 2.4(a)(vii).

“IRS” means the United States Internal Revenue Service.

“Jointly/Severally” means (a) with respect to the Non-ESOP Securityholders’ payment obligations with respect to Purchase Price adjustments as set forth in Section 2.5(e) for amounts in excess of the Adjustment Escrow Amount, severally but not jointly for each Non-ESOP Securityholder in accordance with such Non-ESOP Securityholder’s Allocable Share, (b) with respect to the Securityholders’ payment obligations with respect to Taxes as set forth in Section 5.1, (i) jointly and severally for all Securityholders for all amounts due to be paid from the Securityholder Expense Escrow Amount, and (ii) for amounts in excess of the Securityholder Expense Escrow Amount, severally but not jointly for each Non-ESOP Securityholder in accordance with such Non-ESOP Securityholder’s Allocable Share, (c) with respect to the Securityholders’ obligations in Article VI (and subject to the limitations expressly set forth therein, including, for the avoidance of doubt, the Primary Cap Amount, the Incremental Cap Amount, and the Ultimate Cap Amount), (i) jointly and severally for all Securityholders for all Damages due to be paid or payable to Buyer or any other Buyer Indemnified Party from the Indemnification Escrow Amount up to the Primary Cap Amount, (ii) jointly and severally for all Non-ESOP Securityholders for all Damages due to be paid or payable to Buyer or any other Buyer Indemnified Party from the Indemnification Escrow Amount in excess of the Primary Cap Amount, and (iii) for amounts in excess of the Indemnification Escrow Amount, (A) other than amounts arising from inaccuracies in or breaches of the Seller Ownership and Authority Representations, severally but not jointly for each Non-ESOP Securityholder in accordance with such Non-ESOP Securityholder’s Allocable Share, and (B) with respect to amounts arising from inaccuracies in or breaches of the Seller Ownership and Authority Representations, individually for each Non-ESOP Seller for breaches by such Non-ESOP Seller and severally for each Non-ESOP Securityholder for breaches by the ESOP in accordance with such Non-ESOP Securityholder’s Allocable Share.

“Key Employees” means Greg West, Jason Coffin, Mark Bell, Cassie Wise, Brandon Hayes, Laura Osborne, Andrea Lowery, John Green, and Megan Smith.

“Knowledge of Non-ESOP Sellers” means information that is actually known or that would be expected to be known by any Steven McCoy, Gregory West, Mark Bell, or any other officer of the Company responsibly performing his or her duties in such capacity, including making reasonable inquiry of direct reports concerning the subject matter in question.

“Leased Real Property” is defined in Section 3.5(a).

“Legal Requirement” means any federal, state, local, municipal, foreign, or other law (including common law), statute, code, ordinance, regulation, rule, regulatory, or administrative ruling or guidance, directive, Order, constitution, treaty, or other restriction, requirement, or rule of law of any Governmental Authority.

“Lenders” means those lenders identified in the Debt Payoff Letters.

“Letter of Intent” means that certain Letter of Intent, dated as of October 22, 2021, by and between the Company and Buyer.

“Liability” means any liability, obligation, or commitment of any kind, nature, character, or description whatsoever (whether primary or secondary, whether direct or indirect, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated, whether due or to become due, and whether secured or unsecured).

Annex B-10

“License Agreements” means the Inbound License Agreements and the Outbound License Agreements.

“Loss Proceeds” means all insurance proceeds and condemnation claims and awards received by the Company prior to the Effective Time as a result of, or with respect to, any Assets of the Company being damaged, destroyed, or condemned to the extent such proceeds, claims, and awards have not been used to repair or replace such Assets.

“Marks” means, registered and unregistered, trademarks, logos, logotypes, corporate names, trade names, trade dress, and/or service marks, including common law and statutory rights therein and therefor, and further including goodwill relating thereto, registrations and renewals thereof, and applications for registration therefor.

“Material Company Contracts” is defined in Section 3.9(a).

“Material Customers” is defined in Section 3.8(a).

“Material Suppliers” is defined in Section 3.8(b).

“Net Names” means internet web sites and internet domain names, including all related internet protocol addresses, and including common law and statutory rights therein and therefor, and further including goodwill relating thereto, registrations and renewals thereof, and applications for registration therefor.

“Net Working Capital” means the Current Assets, minus the Current Liabilities.

“Net Working Capital Target” means $4,131,000.

“Non-ESOP Securityholder” means each Securityholder other than the ESOP.

“Non-ESOP Seller” means each Seller other than the ESOP.

“Objection Deadline” means 5:00 p.m. (Pacific Time) on the last day of the Objection Period.

“Objection Notice” means a written notice of any good faith objection to the Revised Closing Statement specifying in reasonable detail the nature and basis of such objection, as well as the specific Disputed Matters and the amount of any proposed adjustments.

“Objection Period” means the sixty (60) day period immediately following the delivery of the Revised Closing Statement by Buyer to the Securityholder Representative.

“Option Cancellation Agreement” means the option cancellation agreement to be entered into by the Company and each Optionholder, in a form acceptable to Buyer.

“Optionholder” is defined in Section 2.6.

“Option Payment” is defined in Section 2.6.

Annex B-11

“Order” means any order, award, decision, injunction, judgment, ruling, decree, assessment, charge, writ, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority or mediator.

“Ordinary Course” means the ordinary course of business of the Company consistent with past custom and practices (including with respect to quantity and frequency) of the Company, but, in no event, including any (a) breach of Contract or warranty, (b) infringement, (c) professional error or omission, (d) act or event creating a severance obligation, wrongful discharge claim, or similar Liability, (e) tort, or (f) violation of Legal Requirement.

“Original Shareholder” means Colleen Hays.

“Outbound License Agreement” is defined in Section 3.6(b).

“Pandemic” means the pandemic caused by the outbreak of COVID-19 as declared by the World Health Organization on March 11, 2020.

“Parties” means Buyer, Sellers, the Securityholder Representative, and the Company.

“Patents” means inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements to inventions, patents, patent applications, and work product therefor, together with any reissuance, division, continuation, continuation-in-part, revision, extension, or reexamination of any such patent or patent application, and including common law and statutory rights therein and therefor, and further including goodwill relating thereto, registrations and renewals thereof, and applications for registration therefor.

“Permitted Encumbrance” means any (a) mechanic’s, materialman’s, or similar lien arising and incurred in the Ordinary Course (i) that does not result from a breach, default, or violation by the owner of the Asset subject to any such lien, (ii) that is not, individually or in the aggregate, material to the business, operations, and financial condition of the owner of the Asset subject to any such lien, and (iii) for which the underlying obligations are not past due or payable, or (b) lien for Taxes not yet due or payable or being contested in good faith by appropriate Proceedings, timely instituted and diligently conducted, and, in each case, for which adequate accruals or reserves have been established on the financial statements (with respect to the Company, the Interim Balance Sheet) of the owner of the Asset subject to any such lien in accordance with GAAP.

“Person” means any individual, partnership, limited partnership, limited liability partnership, limited liability company, corporation, unincorporated association, joint stock company, joint venture, trust, business trust, or other entity, or any Governmental Authority.

“Personal Information” means data that relates to, identifies, describes, or is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable individual, device, or household, including name, address, telephone number, electronic mail address, unique government-issued identifier, unique or online identifier, deterministic or probabilistic identifiers, account number, credit or debit card number, IP address or other electronic network activity information, biometric or health information, protected class information, professional, employment-related or educational information, geolocation data, commercial information (including products or services or other purchasing or consuming histories or tendencies), inferences drawn from personal information to create a profile, or any other data that may be used to identify, contact, or precisely locate an individual or is otherwise considered personally identifiable information, personal information, personal data, sensitive data, protected health information, or special categories of personal data or personal information under Legal Requirements.

Annex B-12

“Post-Closing Tax Period” means any Tax year or other Tax period of the Company beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax year or other Tax period of the Company ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Pre-Closing Tax Refund” is defined in Section 5.3.

“Preferential Right” means any purchase option, call right, right of first refusal, right of first offer, co-sale right, participation right, preemptive right, subscription right, put right, or other similar right.

“Primary Cap Amount” means a dollar amount equal to $4,400,000.

“Primary Indemnification Escrow Amount” means a dollar amount equal to the Primary Cap Amount.

“Privacy Laws” is defined in Section 3.7(a).

“Proceeding” means any claim, counterclaim, charge, complaint, allegation, notice of violation, demand, action, cause of action, enforcement action, lawsuit, litigation, proceeding, hearing, arbitration, mediation, citation, indictment, summons, subpoena, audit, investigation, or written inquiry of any nature (in each case, whether civil, criminal, administrative, regulatory, investigative, or informal, and whether at law or in equity) commenced, conducted, heard, or pending by or before any Governmental Authority or mediator.

“Processing” (and the correlative meanings of “Process” and “Processes”) means the receipt, collection, sharing, selling, disclosing, transferring, renting, retrieval, consultation, analysis, combination, accessing, storage, use, security, transfer, restriction, destruction, or other processing or operations or set of operations performed on Personal Information, whether or not by automated means.

“Prohibited Payment” is defined in Section 3.13(b).

“Pro Rata Percentage” means, with respect to each Securityholder, the proportion (expressed as a percentage) of (a) Company Shares owned by such Securityholder and Company Shares subject to the Company Options held by such Securityholder, relative to (b) the Company Shares owned by all Securityholders in the aggregate and Company Shares subject to all Company Options in the aggregate. Each Securityholder’s Pro Rata Percentage is.set forth opposite such Securityholder’s name on Annex A-3.

“Pro Rated Bonus Payments” is defined in Section 2.4(a)(xiv).

“Purchase Price” is defined in Section 2.2(a).

“Purchase Price Bank Account” means that certain United States bank account of each Seller designated by the Securityholder Representative in a written notice to Buyer at least one (1) Business Day prior to the Closing Date.

“Real Property Leases” is defined in Section 3.5(a).

Annex B-13

“Related Person” means (a) any Affiliate, shareholder, director, or officer of the Company (including Sellers) and (b) any Affiliate or member of the immediate family of any of the foregoing.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata, or within or from any building, structure, improvement, fixture, building system and equipment, or any component thereof).

“Released Person” is defined in Section 7.12(a).

“Releasing Person” is defined in Section 7.12(a).

“Remedial Amendment Period” is defined in Section 3.16(d).

“Representative” means, with respect to any Person, any director, manager, officer, employee, independent contractor, consultant, legal counsel, accountant, financial advisor, or other agent or representative of such Person.

“Restricted Area” means anywhere in the United States of America.

“Restricted Business” means the business of providing Revenue Cycle Management (RCM), Patient Financial Services (PFS) and Health Information Management (HIM) coding and auditing services to healthcare facilities.

“Restricted Period” means for Kristina Ditzler, Steven McCoy and Greg West, the five (5) year period immediately following the Closing Date, and for each other Non-ESOP Securityholder, the one (1) year period immediately following the Closing Date.

“Restricted Securityholder” is defined in Section 5.7(a).

“Revised Cash Consideration” means a dollar amount equal to (a) the Base Cash Price, plus (b) the Revised Net Working Capital Surplus, if any, minus (c) the Revised Net Working Capital Deficit, if any, plus (d) the Revised Closing Cash, minus (e) the Revised Closing Indebtedness, minus (f) the Revised Closing Transaction Expenses.

“Revised Closing Cash” is defined in Section 2.5(b).

“Revised Closing Indebtedness” is defined in Section 2.5(b).

“Revised Closing Statement” is defined in Section 2.5(b).

“Revised Closing Transaction Expenses” is defined in Section 2.5(b).

“Revised Net Working Capital” is defined in Section 2.5(b).

“Revised Net Working Capital Deficit” means the amount, if any, by which the Net Working Capital Target exceeds the Revised Net Working Capital.

“Revised Net Working Capital Surplus” means the amount, if any, by which the Revised Net Working Capital exceeds the Net Working Capital Target.

Annex B-14

“SEC” means the United States Securities and Exchange Commission.

“Securities” is defined in Section 3.1(b).

“Securities Act” means the Securities Act of 1933.

“Securityholder Indemnified Persons” is defined in Section 6.3.

“Securityholder Expense Escrow Account” means the escrow account into which the Securityholder Expense Escrow Amount is deposited pursuant to the Escrow Agreement.

“Securityholder Expense Escrow Amount” means a dollar amount equal to $250,000, which amount shall be available to the Securityholder Representative for purposes of satisfying (i) the Securityholders’ obligations with respect to Taxes under Section 5.1, and (ii) any costs, expenses or Liabilities incurred by the Securityholder Representative, in his capacity as the Securityholder Representative under this Agreement. On the 18-month anniversary of the Closing Date, Buyer and the Securityholder Representative shall instruct the Escrow Agent to pay to the Securityholder Representative (for further distribution to each Securityholder in accordance with such Securityholder’s Pro Rata Percentage) the then current balance of the Securityholder Expense Escrow Amount in accordance with the Escrow Agreement.

“Seller” and “Sellers” are each defined in the introductory paragraph of this Agreement.

“Seller Closing Documents” is defined in Section 2.4(a).

“Seller Confidentiality Agreement” is defined in Section 5.5(b).

“Seller ERISA Affiliate” means any Person that is considered a single employer with any Seller under Section 414 of the Code.

“Seller Excluded Representations” means the Seller Regulatory Representations and the Seller Fundamental Representations.

“Seller Fundamental Representations” means those representations and warranties set forth in Section 3.1 (Organization and Good Standing; Capitalization; Subsidiaries), Section 3.2(a) (Authority; No Conflict), clause (i) of Section 3.2(b) (Authority; No Conflict); the first sentence of Section 3.4 (Assets); Section 3.22 (Brokers or Finders); and Section 3.24(a)(i) (ESOP Representations / Authority; No Conflict); and clause (i) of Section 3.24(a)(ii) (ESOP Representations / Authority No Conflict).

“Seller Ownership and Authority Representations” means the Seller Fundamental Representations in Section 3.1, Section 3.2(a), Section 3.2(b)(i), to the extent applicable to Sellers, Section 3.24(a)(i) (ESOP Representations / Authority; No Conflict); and clause (i) of Section 3.24(a)(ii) (ESOP Representations / Authority No Conflict).

“Seller Regulatory Representations” means those representations set forth in Section 3.6 (Intellectual Property; Information Systems), Section 3.16 (Benefit Plans), Section 3.17 (ESOP Matters), and Section 3.18 (Taxes).

“Securityholder” means each Seller and each Optionholder.

“Securityholder Representative” is defined in the introductory paragraph of this Agreement.

Annex B-15

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, modules, libraries, files, or other components, higher level of “proprietary” languages, source code, object code, and related data, records, documentation, specifications, manuals, user guides, and materials.

“Special Indemnification Escrow Amount” means a dollar amount equal to $6,600,000.

“Statutory Transfer Restrictions” means, with respect to any security, those transfer restrictions statutorily imposed on such security under the Securities Act and applicable state securities Legal Requirements.

“Straddle Period” means any Tax year or other Tax period of the Company beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Period Tax Return” is defined in Section 5.1(d).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to any contingency) to vote in the election of directors or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof (for this purpose, a Person owns (or Persons own) a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses) or is or controls any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” includes all Subsidiaries of such Subsidiary.

“Tail Policies” is defined in Section 5.4.

“Tax” means any federal, state, county, municipal, local, foreign, or other tax, duty, fee, excise, premium, impost, levy, assessment, tariff, or other charge of any kind whatsoever imposed, assessed, or collected by a Governmental Authority, including (a) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, general service, service use, severance, stamp, franchise, occupation, production, capital stock, sales and use, real property, real property gains, land transfer, personal property, ad valorem, transfer, registration, license, lease, profits, windfall profits, environmental (including under Section 59A of the Code), payroll, employment, unemployment, disability, employer health, pension plan, social security, national insurance contributions, escheat, unclaimed property, anti-dumping, countervail, excise, recapture, wealth, estate, inheritance, surplus, surtaxes, customs, indebtedness, alternative or add-on minimum, estimated, or premium tax, (b) any withholding on amounts paid to or by the relevant Person, (c) any fine, penalty, interest, and addition to tax or installment in respect thereof or with respect to the nonpayment thereof, whether disputed or not, and all interest in respect of such fine, penalty, and addition, (d) any tax imposed, assessed, or collected or payable pursuant to tax sharing agreements or other Contracts relating to the sharing or payment of taxes, levies, assessments, tariffs, duties, deficiencies, or fees, and (e) any Liability for any of the foregoing as a transferee, successor, guarantor, or by Contract or by operation of law.

“Tax Benefit” means Tax savings attributable to any deduction, expense, loss, credit or refund and determined on a with or without basis.

Annex B-16

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document (including IRS Form 5500) required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, and any return, form, or other document required to be retained in compliance with applicable Tax reporting and withholding Legal Requirements.

“Third-Party Claim” is defined in Section 6.6(a).

“Third-Party Processor” is defined in Section 3.7(a).

“Transaction Documents” means this Agreement and all other Contracts, documents, and certificates contemplated by this Agreement, including the Seller Closing Documents and the Buyer Closing Documents.

“Transaction Expenses” means (a) all of the fees, charges, expenses, and other costs and Liabilities incurred, paid, or required to be paid by the Company in connection with the negotiation of this Agreement, the performance of the Company’s obligations under the Transaction Documents and the preparation for and consummation and performance of the Transactions, including (i) all of the fees, charges, expenses, and other costs of legal counsel, accountants, investment bankers, brokers, financial advisors, and other Representatives and consultants of the Company engaged in connection with the Transactions that are not paid directly by a Seller, whether or not such fees, charges, expenses, or other costs have been assessed or billed prior to the Closing, (ii) all of the fees, charges, expenses and other costs associated with the Company providing the necessary or appropriate notices, making the necessary or appropriate Filings, or obtaining the necessary or appropriate Consents in connection with the execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions, and (iii) all of the fees, charges, expenses, and other costs associated with obtaining the release of all Encumbrances on the Assets of the Company and the Company Shares, (b) all payments, bonuses, and severance, as well as all payroll and other employment Taxes with respect to any of the foregoing, that become due or are otherwise required to be made by the Company as a result of or in connection with the execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions or as a result of any change of control of the Company as contemplated by this Agreement or other similar Contract provisions that are triggered by the execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions, (c) payroll, employment, or other Taxes, if any, required to be paid by Buyer with respect to the amounts payable pursuant to this Agreement, (d) fifty percent (50%) of the Transfer Taxes, and (e) the ESOP Expenses.

“Transactions” means all of the transactions provided for in this Agreement and the other Transaction Documents, including the sale by Sellers to Buyer, and the purchase by Buyer from Sellers, of the Company Shares.

“Transfer Taxes” means all provisional and final sales, use, transfer, real estate transfer, recording, documentary, stamp, registration, value added, gross receipts, and all other similar Taxes (including penalties and interest).

“Trapped Cash” means the aggregate amount of all cash and cash equivalents of the Company that is designated as restricted or that is not freely useable by the Company as of the Closing.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular section of the Treasury Regulations is deemed to include any final or temporary revision of or successor to such section regardless of how such section is numbered or classified.

Annex B-17

“Trust” means the “Trust” as defined in the ESOP.

“Trustee” means the trustee of the ESOP, which is currently GreatBanc Trust Company. For the avoidance of doubt, the definition of “Trustee” shall include all Persons that have served as trustee of the ESOP since the ESOP Formation Transaction.

“Union” means a union, works council, labor organization, or similar organization.

“Ultimate Cap Amount” means (a) with respect to the ESOP, the ESOP’s Pro Rata Percentage of the Primary Indemnification Escrow Amount, and (b) with respect to each Non-ESOP Securityholder, such Non-ESOP Securityholder’s Pro Rata Percentage of the Base Cash Price; provided, however, the ESOP’s Pro Rata Percentage of the Primary Indemnification Escrow Amount shall not be counted toward the satisfaction of the Ultimate Cap Amount applicable to any of the Non-ESOP Securityholders.

“Virtual Data Room” means that certain electronic documentation site established by or on behalf of the Company at https://brentwoodcapital.firmex.com/projects/242/documents.

Annex B-18